UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Zimmer Biomet Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ZIMMER BIOMET

Moving You Forward.™

Notice of 2024 Annual Meeting of Shareholders and Proxy Statement

Friday, May 10, 2024

8 a.m. Eastern Time

Virtual Meeting Site:

www.virtualshareholdermeeting.com/ZBH2024

OUR MISSION

Alleviate pain and improve the quality of life for people around the world.

GUIDING PRINCIPLES

● Respect and show gratitude for the contributions and diverse perspectives of others.

● Commit to the highest standards of patient safety, quality and integrity.

● Focus our resources in areas where we will make a difference.

● Ensure the company’s return is equivalent to the value we provide our customers and patients.

● Give back to our communities and people in need.

COMMITMENT TO DIVERSITY, EQUITY AND INCLUSION

Consistent with our Guiding Principles, in 2023 we continued our commitment to community groups, business platforms and other organizations united to driving meaningful change and sustained social justice. In that spirit, we advanced several change initiatives, including continued investment in Movement is Life, Inc., a nonprofit multidisciplinary coalition seeking to eliminate racial, ethnic and gender disparities in muscle and joint health. Additionally, to further the commitment of closing health care disparities outlined in our Diversity, Equity and Inclusion strategy, we established a new Health Equity Platform in 2023 to increase access to quality care within underserved communities while leveraging innovation to improve patient outcomes in the orthopedic industry and beyond. The Zimmer Biomet Foundation, Inc., in partnership with our employee resource groups, has identified multiple non-profit organizations that represent and support the diverse populations in and around the communities where Zimmer Biomet operates. Our efforts have led to achieving recognition among the Forbes America’s Best Large Employers, and Newsweek America’s Greatest Workplaces for Diversity, and we were recognized as a Human Rights Campaign Equality 100 Leader in LGBTQ+ Workplace Inclusion.

SHAREHOLDER ENGAGEMENT AND ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We proactively engage with our shareholders, conducting ongoing discussions and sharing information, including the comprehensive disclosures featured in our annual Sustainability Report. In 2023, we reached out to institutional shareholders representing approximately 63% of our outstanding shares and engaged in discussions on a variety of subjects, including shareholder feedback relating to our executive compensation, Board of Directors and executive succession planning, and product safety and quality matters, which are discussed further in the Compensation Discussion and Analysis section of this proxy statement. We also discussed various environmental, social and governance (“ESG”) topics that were of interest to shareholders. Please look for more information on our ESG priorities in our next Sustainability Report, which we expect to release this spring.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this proxy statement, including in the “Letter from Our President and Chief Executive Officer,” “Letter from Our Chairman to our Shareholders,” and in the section entitled “Executive Compensation – Compensation Discussion and Analysis – Executive Summary,” regarding future financial performance, results of operations, expectations, plans, strategies, goals, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks, uncertainties and changes in circumstances that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”). Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

March 27, 2024

letter from our Chairman TO OUR SHAREHOLDERS:

Dear Fellow Shareholders,

On behalf of my fellow directors, I want to thank you for your interest in Zimmer Biomet. Your investments make it possible for Zimmer Biomet to deliver innovative products and solutions to achieve our corporate mission to “alleviate pain and improve the quality of life for people around the world.”

Shareholders will be voting on four matters at our 2024 annual meeting – election of directors, ratification of the appointment of PricewaterhouseCoopers LLP, approval, on an advisory basis, of the compensation of our named executive officers and approval of the amended Employee Stock Purchase Plan. I encourage you to read the pages that follow and ask for your support on these matters.

This letter highlights some of the actions we have taken as a Board of Directors over the past year to move Zimmer Biomet forward and represent your interests as shareholders.

Innovation to Improve Lives

Zimmer Biomet continued to innovate and advance our mission in 2023. We are extremely proud of the company’s recent accomplishments, including:

•
Launched the Persona® OsseoTi® Keel Tibia for cementless knee replacement;
•
Launched the HAMMR™, an automated Hip Impaction System for bone preparation and implant placement during hip replacement surgery; and
•
Achieved FDA clearance for our ROSA® Shoulder System for robotically-assisted surgeries (received in 2024).

Chief Executive Officer Succession

In August 2023, we, your independent directors, performed one of the most critical functions of a Board of Directors: we oversaw a CEO succession. After leading a meaningful five-year transformation of Zimmer Biomet, Bryan Hanson, our previous Chairman, President and CEO, resigned to take on another position. The Board led a rigorous and comprehensive process to identify and appoint a new President and CEO. We unanimously determined that Ivan Tornos, then serving as Chief Operating Officer of Zimmer Biomet, was the preferred candidate based on a variety of considerations, including his critical role in the company’s strategic transformation, turnaround and continuing positive business momentum.

The Board engaged and consulted with a reputable executive search firm to identify qualified external candidates, who were then fully evaluated along with Mr. Tornos. We ultimately concluded that Ivan was a highly qualified and well-prepared candidate both for the

President and CEO position and for the role as a member of the Board, meeting the Board’s rigorous expectations and selection criteria for such roles. Importantly, this appointment was the result of the company’s and the Board’s ongoing focus on and attention to leadership development and executive succession planning. The COO role and Ivan’s broad and extensive global responsibilities were previously created and designed in part to fully prepare, groom, equip and qualify him as a strong and natural succession candidate. I’m pleased to report that the succession planning and CEO transition processes were successful and we are excited to continue to work closely with Ivan as he leads Zimmer Biomet forward, delivering new innovation, accelerating growth and driving long-term shareholder value.

Experienced Leaders with a Commitment to Diversity

We continue to focus on building and maintaining a diverse Board skill set as we expect the highest standards of integrity and fiduciary responsibility and prioritize the interests of Zimmer Biomet stakeholders.

We are pleased to have recently added another exceptional director who complements our skills, experiences and attributes:

•
Louis A. Shapiro, former President and Chief Executive Officer of the Hospital for Special Surgery (HSS), a leading academic medical center focused on musculoskeletal health. Mr. Shapiro brings a significant depth of industry leadership experience and a unique customer perspective to the ZB Board.

Executive Compensation Alignment with Shareholder Interests

As described in the following pages, in 2023 our Compensation and Management Development Committee implemented important shareholder feedback to more closely align our executive compensation with our shareholders’ input. Our shareholder engagement continues to provide us valuable insights to better align executive compensation with your feedback.

The Board is focused on driving robust corporate performance and total shareholder return, while encouraging critical leadership retention and enhancing employee engagement. Our strategy is reflected in all of our incentive structures and we are pleased with the significant progress Zimmer Biomet has made over the past year.

We remain committed to serving your interests in 2024 and beyond, and are confident in the future of Zimmer Biomet.

On behalf of the entire Board of Directors, thank you for your continued support of Zimmer Biomet.

Sincerely,

Christopher Begley Chairman of the Board Zimmer Biomet Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580

March 27, 2024

letter from our president and chief executive officer:

Dear Fellow Shareholders:

I am very proud of the meaningful progress and growth driven by the Zimmer Biomet team in 2023. It was a year of significant achievements, all aimed toward serving our customers and creating shareholder value, and ultimately guided by our Mission to “alleviate pain and improve the quality of life for people around the world.”

In the letter to shareholders included in our 2023 Annual Report, I discuss key milestones in the year just completed, as well as key initiatives that will continue to guide us in the months and years ahead.

We remain committed to delivering on our near- and long-term corporate strategy and on the innovation and execution necessary to achieve it. Thank you for your continuing support of Zimmer Biomet.

Annual Meeting Matters

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2024 annual meeting of shareholders on May 10, 2024 at 8:00 a.m. Eastern Time. This year’s annual meeting will be conducted virtually, via webcast.

You will be able to attend the annual meeting online by visiting www.virtualshareholdermeeting.com/ZBH2024. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the voting instruction form accompanying the proxy materials.

We continue to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the company. As we’ve learned, hosting a virtual meeting enables increased shareholder participation from locations around the world. In addition, the online format allows us to communicate more effectively via a pre-meeting forum that you can enter by visiting www.proxyvote.com with your control number. We encourage you to log on and ask any questions you may have, which we will try to answer during the meeting. We recommend that you log in a few minutes before the meeting on May 10, 2024 to ensure you are logged in when the meeting starts.

The following Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting. Only shareholders of record at the close of business on March 11, 2024 will be entitled to notice of and to vote at the meeting. Further details about how to attend the meeting online and the business to be conducted at the meeting are included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

We are again providing access to our proxy materials online under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our shareholders a Notice of Internet Availability instead of a paper copy of this proxy statement and our 2023 Annual Report. This electronic process gives shareholders fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. The Notice of Internet Availability contains instructions on how to access documents online. It also contains instructions on how shareholders can receive a paper copy of our materials, including this proxy statement, our 2023 Annual Report and a form of proxy card or voting instruction form.

Your vote is important. Regardless of whether you plan to attend the virtual annual meeting, we hope you vote as soon as possible. You may vote by proxy online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction form. Additionally, if you attend the virtual annual meeting, you may vote your shares during the meeting via the Internet even if you previously voted your proxy. Voting online or by phone, by written proxy or by voting instruction form ensures your representation at the annual meeting regardless of whether or not you attend the virtual meeting.

Sincerely,

Ivan Tornos President and Chief Executive Officer Zimmer Biomet Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580

TABLE OF CONTENTS

1		NOTICE OF ANNUAL MEETING OF
		SHAREHOLDERS		41	Base Salary
	1	Voting		41	Cash Incentives
				46	Equity Incentives
2-4		PROXY STATEMENT SUMMARY		48	Other Compensation
	2	Voting Matters and Board Recommendations		50	The Committee’s Processes and Analyses
				52	Governance Features of Our Executive Compensation Program
5-24		CORPORATE GOVERNANCE		54	Compensation Committee Report
	5	Proposal 1 — Election of Directors		55	2023 Summary Compensation Table
	6	Director Nominees		58	Grants of Plan-Based Awards in 2023
	11	Our Board of Directors and Corporate Governance Framework		60	Outstanding Equity Awards at 2023 Fiscal Year-End
	11	Director Criteria, Qualifications and Experience		62	Option Exercises and Stock Vested in 2023
	12	Board Leadership Structure		62	Pension Benefits in 2023
	13	Board’s Role in Risk Oversight		63	Nonqualified Deferred Compensation in 2023
	13	Board's Role in Executive Succession Planning and Development		66	Potential Payments upon Termination of Employment
	14	Policies on Corporate Governance		69 70	Change in Control Arrangements Executive Severance Plan
	14	Limit on Other Directorships
	15	Board Self-Evaluation Process		70	Non-Compete Arrangements
	15	Director Independence		71	Pay Versus Performance
	15	Majority Vote Standard for Election of Directors		74	2023 CEO Pay Ratio
	16	Nominations for Directors		75	Equity Compensation Plan Information
	16	Communications with Directors
	17 17	Board Meetings, Attendance and Executive Sessions Certain Relationships and Related Person Transactions	77-81		Approval of the Amended Employee Stock Purchase Plan
	17	Stock Trading Policy and Prohibition on Pledging and Hedging		77	Proposal 4 – Approval of the Amended Employee Stock Purchase Plan
	19	Committees of the Board
	22	Compensation of Non-Employee Directors
			82-83		OWNERSHIP OF OUR STOCK
25-27		AUDIT COMMITTEE MATTERS		82	Security Ownership of Directors and Executive Officers
	25	Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm		83	Security Ownership of Certain Beneficial Owners
	25 26	Responsibilities of the Audit Committee Activities of the Audit Committee in 2023
	26	Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm	84-88		ADDITIONAL INFORMATION
	27 27	Audit and Non-Audit Fees Audit Committee Report		84	Questions and Answers about the Annual Meeting and Voting
				87	Delinquent Section 16(a) Reports
28-76		EXECUTIVE COMPENSATION		88 88	Other Matters Annual Report and Form 10-K
	28	Proposal 3 — Advisory Vote to Approve Named		88	Incorporation by Reference
		Executive Officer Compensation
	29 29	Compensation Discussion and Analysis Executive Summary	A1-A2	A-1	Appendix A — Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
	36 37	Key Executive Compensation Program Practices Compensation Philosophy and Elements
	39	Compensation Mix	B1-B7	B-1	Appendix B — Amended Employee Stock Purchase Plan

ZIMMER BIOMET HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ZIMMER BIOMET HOLDINGS, INC.

To Be Held May 10, 2024
TIME AND DATE
8 a.m. Eastern Time on Friday, May 10, 2024
PLACE This year’s meeting will be held virtually via webcast at www.virtualshareholdermeeting.com/ZBH2024.	Your Vote Is Important. Even if you plan to attend the virtual annual meeting, we urge you to review the proxy statement and vote your shares as soon as possible.
ITEMS OF BUSINESS	VOTE IN ADVANCE OF THE MEETING:
•
Elect 10 directors to serve until the 2025 annual meeting of shareholders
•
Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2024
•
Approve, on a non-binding advisory basis, named executive officer compensation (“Say on Pay”)
•
Approve the amended Employee Stock Purchase Plan
•
Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE

March 11, 2024

By Order of the Board of Directors

Chad F. Phipps

Senior Vice President, General Counsel and Secretary

March 27, 2024

INTERNET
Visit www.proxyvote.com
TELEPHONE
Call 1-800-690-6903
MAIL
Mark, sign, date and promptly mail your proxy card or voting instruction form
VOTE ONLINE DURING THE MEETING:

INTERNET
Vote through the virtual meeting platform during the meeting
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 10, 2024:
This Notice of Annual Meeting, the Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com.

Zimmer Biomet 1

Proxy Statement SUMMARY

PROXY STATEMENT SUMMARY

We are providing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2024 annual meeting of shareholders to be held on Friday, May 10, 2024. The Notice of Annual Meeting of Shareholders and related proxy materials, or a Notice of Internet Availability, were first sent to shareholders on or about March 27, 2024. This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we urge you to read the entire proxy statement, as well as our 2023 Annual Report, before voting.

voting matters and board recommendations

	Voting Matter	Board Vote Recommendation	See Page
Proposal 1	Election of directors	✓ FOR	5
Proposal 2	Ratification of the appointment of PwC as our independent registered public accounting firm for 2024	✓ FOR	25
Proposal 3	Advisory vote to approve named executive officer compensation	✓ FOR	28
Proposal 4	Approval of the amended Employee Stock Purchase Plan	✓ FOR	77

Proposal 1 – Election of Directors
Our Board recommends a vote FOR each nominee

Our Director Nominees

The following table provides summary information about each of the 10 director nominees. Each director is elected annually by a majority of votes cast.

Name Principal Occupation	Age	Director Since	Independent	Other Public Boards	Committee Memberships
					A	C&MD	CG	QR&T
Christopher B. Begley + Retired Executive Chairman & CEO, Hospira, Inc.	71	2012	✓	—			✓	✓
Betsy J. Bernard Retired President, AT&T Corp.	68	2009	✓	—	✓		Chair
Michael J. Farrell Chair and CEO, ResMed Inc.	51	2014	✓	1		Chair		✓
Robert A. Hagemann Retired Senior VP & CFO, Quest Diagnostics Incorporated	67	2008	✓	2	Chair		✓
Arthur J. Higgins Operating Advisor to Abu Dhabi Investment Authority	68	2007	✓	1		✓		✓
Maria Teresa Hilado Retired Executive VP & CFO, Allergan plc	59	2018	✓	1	✓		✓
Syed Jafry Retired SVP & President, Regions, Thermo Fisher Scientific Inc.	60	2018	✓	—		✓		✓
Sreelakshmi Kolli EVP, Chief Product and Digital Officer, Align Technology, Inc.	49	2021	✓	1	✓			Chair
Louis A. Shapiro Senior Advisor, General Atlantic Retired President & CEO, Hospital for Special Surgery	64	2024	✓	—	✓			✓
Ivan Tornos President & CEO, Zimmer Biomet Holdings, Inc.	48	2023	x	1

+: Chairman of the Board

A: Audit	C&MD: Compensation & Management Development	CG: Corporate Governance	QR&T: Quality, Regulatory & Technology

Zimmer Biomet 2

Proxy Statement SUMMARY

Race, ethnicity, gender and LGBTQ+ status are self-reported by directors in their annual directors’ and officers’ questionnaires. Diversity, equity and inclusion data is not standardized and director responses are not required.

Corporate Governance Strengths

Board Composition		Board Oversight and Stock Ownership
✓	Diverse Board with effective mix of skills, experiences and perspectives	✓	Robust Board and executive succession planning and risk oversight
✓	Active Board refreshment and average Board tenure of 8.4 years	✓	Rigorous stock ownership guidelines for directors and executives
✓	Effective annual Board and Board committee evaluation process	✓	Directors and executives prohibited from hedging and pledging our stock under our insider trading policy
✓	Majority voting and director resignation policy in uncontested director elections	✓	Independent director equity-based compensation not paid out until cessation of service

Board Structure and Independence		Shareholder Rights and Accountability
✓	100% independent director nominees, except CEO	✓	Annual election of all directors
✓	Independent Chairman of the Board	✓	Proxy access right for shareholders
✓	100% independent Board committees	✓	Single class voting structure (one share, one vote)
✓	Independent directors regularly meet without management present	X	No supermajority voting requirements
✓	Robust Code of Business Conduct and Ethics applicable to directors, officers and employees	✓	Charter permits shareholders to call a special meeting
		X	No poison pill

Zimmer Biomet 3

Proxy Statement SUMMARY

Proposal 2 – Ratification of the Appointment of PwC
Our Board recommends a vote FOR this proposal
●	PwC’s report contained in our 2023 Annual Report is unqualified
●	Audit and audit-related fees represent 94% of total fees paid to PwC for 2023

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation
Our Board recommends a vote FOR this proposal
Executive Compensation Best Practices

What We Do
✓	Pay for performance
✓	Require robust stock ownership guidelines
✓	Require termination of employment in connection with a change in control for accelerated equity vesting (double trigger)
✓	Require non-competition agreement for equity award eligibility
✓	Require shares received upon equity award vesting to be retained in accordance with stock ownership guidelines
✓

Subject executives’ cash and equity-based incentives to clawback, including in the event of:

- an accounting restatement due to material noncompliance with financial reporting requirements under the securities laws (as to performance-based cash bonuses and equity-based incentives)

- certain violations of our Code of Business Conduct and Ethics or other conduct deemed detrimental to the interests of the company (as to equity-based incentives)

What We Don’t Do
x	Offer employment contracts to our executives, except as required in non-U.S. jurisdictions
x	Pay dividends or accrue dividend equivalents on unearned performance-based equity awards
x	Provide excise tax gross-ups in new change in control severance agreements (since 2009)
x	Allow hedging or pledging of company securities
x	Reprice or exchange underwater stock options without shareholder approval

Proposal 4 – Approval of the Amended Employee Stock Purchase Plan
Our Board recommends a vote FOR this proposal
● Amendments would increase the number of shares available for awards by 10,000,000 shares

Zimmer Biomet 4

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Every day, the Zimmer Biomet team works towards our mission of alleviating pain and improving quality of life for people around the world. We are committed to effective corporate governance, adhere to world-class integrity and ethical business practices and strive for the highest standards of patient safety and quality in our products and services.

Our business is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Proposal 1 – Election of Directors

Based upon the recommendation of the Corporate Governance Committee, the Board has nominated 10 directors for election at the annual meeting to hold office until the 2025 annual meeting and the election of their successors. All of the nominees currently are serving as our directors. Each nominee agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2024 annual meeting.

Each of the director nominees was elected as a director at our 2023 annual meeting, other than Mr. Shapiro and Mr. Tornos. Mr. Shapiro was appointed as a director by our Board of Directors, effective as of January 5, 2024, was identified by Mr. Tornos based on their prior working relationship, and was assessed by the Board's third-party search firm, RSR Partners. Mr. Tornos was appointed as a director by our Board of Directors on August 22, 2023, as discussed elsewhere in this proxy statement.

Michael W. Michelson, a member of the Board since 2015, whose term expires at the annual meeting, is not eligible for nomination by the Board for election as a director at the annual meeting due to the Board’s mandatory retirement policy. The Board wishes to express its sincere gratitude to Mr. Michelson for his many significant contributions and years of dedicated service to Zimmer Biomet and our shareholders. The Board has taken action to reduce its size to 10 members effective upon the expiration of Mr. Michelson’s term as a director.

Proxies cannot be voted for a greater number of persons than 10, which is the number of nominees named in this proxy statement.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

Our Board recommends a vote FOR each nominee for director.

Zimmer Biomet 5

CORPORATE GOVERNANCE

DIRECTOR NOMINEES

Chairman of the Board of the company since August 2023; served as Lead Independent Director of the company from May 2021 to August 2023. Executive Chairman of the Board of Hospira, Inc. from May 2007 until his retirement in January 2012. Mr. Begley also served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories, to March 2011. Prior to that, Mr. Begley served in various positions with Abbott between 1986 and 2004, most recently as Senior Vice President of Abbott’s Hospital Products division. He earned a bachelor’s degree from Western Illinois University and an MBA from Northern Illinois University.

Other Public Board Memberships

•
Past director and Non-Executive Chairman of Hanger, Inc. (until October 2022)
•
Past director and Non-Executive Chairman of Adtalem Global Education Inc. (formerly known as DeVry Education Group Inc.) (until November 2017)

Other Relevant Experience

•
Past director of the Advanced Medical Technology Association (“AdvaMed”), the medical device industry’s trade association

Skills and Qualifications

Christopher B. Begley’s past experience as the Chairman and CEO of Hospira, Inc., a leading provider of injectable drugs and infusion technologies, and previously as the senior vice president of two Abbott divisions, has provided him with extensive management experience at two multinational, publicly traded healthcare companies. In these senior leadership roles, Mr. Begley gained in-depth knowledge of the healthcare industry and strategies for developing and marketing products in this highly regulated area. He also gained significant experience in strategic planning, risk management and financial management. Mr. Begley served for more than 15 years as a director of other public companies, including service as chairman of the board.

President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program.

Other Public Board Memberships

•
Past director of Principal Financial Group, Inc. (until June 2020)
•
Past director of SITO Mobile, Ltd. (until June 2017)

Other Relevant Experience

•
Director of LEAP Guarantee

Skills and Qualifications

Betsy J. Bernard’s past experience in senior executive roles with leading global telecommunications companies, including her service as President of AT&T Corp., has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce, executive compensation, strategic planning and mergers and acquisitions. Ms. Bernard’s experience has led our Board to determine that she is an “audit committee financial expert” as that term is defined in SEC rules. She has served for more than 20 years as a director of other public companies, including service as chairman of the board and lead independent director, and she has experience chairing the nominating and governance committees of several public company boards, including ours.

Zimmer Biomet 6

CORPORATE GOVERNANCE

Chief Executive Officer of ResMed Inc. since March 2013 and Chairman of ResMed Inc. since January 2023. Prior to his appointment as Chief Executive Officer, Mr. Farrell served as President, Americas for ResMed from 2011 to 2013. He was previously Senior Vice President of the global business unit for sleep apnea therapeutic and diagnostic devices from 2007 to 2011, and before that he held various senior roles in marketing and business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and metals manufacturing at Arthur D. Little, Sanofi Genzyme, Dow Chemical and BHP. Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.

Other Public Board Memberships

•
ResMed Inc.

Other Relevant Experience

•
Director of AdvaMed

Skills and Qualifications

Michael J. Farrell’s service as Chairman and CEO of ResMed Inc., a global leader in the development, manufacturing, distribution and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, provides him with significant experience leading a highly regulated, global medical device company. Mr. Farrell is spearheading the company’s expansion into emerging markets and its investments in connected health and digital health, major growth initiatives for ResMed that fit well with our own plans for global growth. In his prior roles, Mr. Farrell led ResMed’s M&A and alliance creation activities, as well as the marketing function. In addition, during his tenure with ResMed, Mr. Farrell has gained domestic and international P&L experience, first as head of the company’s major global business unit, and then as President, Americas. Mr. Farrell’s experience has given him a strong understanding of key aspects of leading a highly regulated, global healthcare company such as ours, including financial management, business integration, strategic planning, operations, technology assessment and management, product innovation, new product launches and international expansion.

Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until his retirement in July 2013. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, and held roles of increasing responsibility before being appointed Chief Financial Officer of Quest Diagnostics in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University.

Other Public Board Memberships

•
Graphic Packaging Holding Company
•
Ryder System, Inc.

Skills and Qualifications

Robert A. Hagemann’s past experience as the CFO of Quest Diagnostics Incorporated, a leading provider of diagnostic testing information services, has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations, talent management and information technology. His experience as an executive in the healthcare industry and his financial acumen enable him to evaluate and understand the impact of business decisions on our financial statements and capital structure. Mr. Hagemann’s experience has led our Board to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He also serves, and has served for approximately ten years, as a director of other public companies.

Zimmer Biomet 7

CORPORATE GOVERNANCE

Operating Advisor to the Abu Dhabi Investment Authority since June 2021, and Deputy Chairman of the Board of UNION therapeutics A/S since July 2021. Previously, Consultant, Blackstone Healthcare Partners of The Blackstone Group from June 2010 until June 2021. Mr. Higgins served as non-executive chairman of the board of Assertio Holdings, Inc., successor issuer to Assertio Therapeutics, Inc., from May 2020 until December 2020. Prior to that, he served as President, Chief Executive Officer and a member of the board of directors of Assertio Therapeutics, Inc. from March 2017 until its merger with Zyla Life Sciences in May 2020. Previously, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry.

Other Public Board Memberships

•
Ecolab Inc.
•
Past director of Assertio Holdings, Inc. (until December 2020)
•
Past director of Assertio Therapeutics, Inc. (until May 2020)
•
Past director of Endo International plc (until March 2017)

Skills and Qualifications

Arthur J. Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the U.S. and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. His knowledge and industry background allow him to provide valuable insight to our business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies provide him experiences from which to draw to advise us on strategies for sustainable growth. Through his past executive positions, he has also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare.

Executive Vice President and Chief Financial Officer of Allergan plc, a global pharmaceutical company, from December 2014 until her retirement in February 2018. Prior to joining Allergan, Ms. Hilado served as Senior Vice President, Finance and Treasurer of PepsiCo Inc. from 2009 until 2014. She previously served as Vice President and Treasurer for Schering-Plough Corp. from 2008 to 2009 and spent more than 17 years with General Motors Co. in leadership roles of increasing responsibility, including Assistant Treasurer from 2006 to 2008 and Chief Financial Officer, GMAC Commercial Finance LLC from 2001 to 2005. She began her career with Far East Bank and Trust Co. in Manila, Philippines. Ms. Hilado earned a Bachelor’s degree in Management Engineering from Ateneo de Manila University in the Philippines and an MBA from the University of Virginia Darden School of Business.

Other Public Board Memberships

•
Campbell Soup Company
•
Past director of H.B. Fuller Company (until December 2021)
•
Past director of PPD, Inc. (until December 2021)

Other Relevant Experience

•
Director, Galderma SA
•
Director, Curia Global, Inc.
•
Director, Simtra (Baxter Pharmaceutical LLC)

Skills and Qualifications

Maria Teresa (Tessa) Hilado has more than three decades of demonstrated financial expertise in leading roles at several large, global corporations, including her past experience as CFO of Allergan plc, a global pharmaceutical company. She has extensive experience in global finance, treasury, tax, mergers and acquisitions, business development and investor relations, as well as experience in the healthcare, consumer packaged goods and automotive industries. Ms. Hilado’s experience has led our Board to determine that she is an “audit committee financial expert” as that term is defined in SEC rules. She has also served as a director of other public companies.

Zimmer Biomet 8

CORPORATE GOVERNANCE

Retired Senior Vice President and President, Regions of Thermo Fisher Scientific Inc. from September 2017 through his retirement in March 2022. Mr. Jafry was responsible for all business geographies outside the U.S. He joined Thermo Fisher Scientific in March 2005 and served in numerous roles of increasing responsibility prior to being appointed to his last position. Mr. Jafry started his career at Glaxo Pharmaceuticals in London. Prior to joining Thermo Fisher Scientific, he served for 18 years at General Electric, where he held commercial, product management and general management roles in the U.S., Netherlands, Switzerland and China, most recently serving as President of GE Sensing Asia. He joined the board of directors of GTCR, LLC, a private equity firm, in 2022. Mr. Jafry holds a Bachelor’s degree in Mechanical Engineering from Lahore University in Pakistan, a Master’s degree in Mechanical Engineering from the University of Massachusetts and a Master’s certificate in Marketing and Management from Harvard University Extension School.

Other Relevant Experience

•
Director, GTCR, LLC

Skills and Qualifications

Syed Jafry has more than three decades of global operations and management experience in executive roles at several large, global organizations, including as Senior Vice President and President, Regions of Thermo Fisher Scientific Inc., a world leader in serving science, supporting customers in pharmaceuticals, biotech, healthcare and other industries. Mr. Jafry’s experience has given him a strong understanding of key aspects of leading a global, highly regulated business such as ours, including expansion into emerging markets, financial management, strategic planning, operations, product innovation, new product launches and business integration. His knowledge and industry background allow him to provide valuable insight to our business.

Executive Vice President, Chief Product and Digital Officer of Align Technology, Inc., a global medical device company (“Align”), since December 2023. Ms. Kolli is responsible for Align's product lifecycle, from product ideation and innovation, to engineering, product launch and product performance. This includes leading the product and engineering teams and defining the technology strategy and development of product software, consumer, customer, manufacturing and enterprise applications enabling the Align Digital Platform. Ms. Kolli has led Align’s global business transformation initiative aimed at delivering platforms and technology to support customer experience and simplified business processes across the company. She joined Align in June 2003 and has held positions of increasing responsibility, leading and transforming business operations and engineering. She was promoted to Vice President, Information Technology in December 2012, to Senior Vice President, Global Information Technology in February 2018, to Senior Vice President – Chief Digital Officer in April 2020, and to Executive Vice President, Chief Digital Officer, in February 2022. Prior to joining Align, Ms. Kolli held technical lead positions with Citadon and Accenture. She is a member of the board of directors of Intuitive Surgical, Inc. Ms. Kolli earned an M.S. degree in Computer Applications at the National Institute of Technology in Trichy, India and is a graduate of the Stanford Executive Program offered by the Stanford Graduate School of Business in California.

Other Public Board Memberships

•
Intuitive Surgical, Inc.

Skills and Qualifications

Sreelakshmi Kolli’s service as Executive Vice President and Chief Product and Digital Officer of Align Technology, Inc., a publicly traded company that designs, manufactures and offers the Invisalign® clear aligner system, intraoral scanners and services, and exocad CAD/CAM software, has provided her with significant experience in a highly regulated global medical device company. In her senior leadership roles, Ms. Kolli has gained deep knowledge of digital and emerging technologies, operations, strategic planning, marketing, product innovation, financial management and data privacy trends. Her knowledge and industry background allow her to provide valuable insight to our business as we expand our portfolio of integrated digital and robotic technologies that leverage data, machine learning and artificial intelligence.

Zimmer Biomet 9

CORPORATE GOVERNANCE

Senior Advisor, General Atlantic since October 2023. President and Chief Executive Officer of the Hospital for Special Surgery (“HSS”), a leading academic medical center focused on musculoskeletal health, from October 2006 until his retirement in October 2023. Prior to joining HSS, Mr. Shapiro worked at Geisinger Health System from 2002 to 2006, serving in roles with increasing leadership scope and ultimately advancing to Executive Vice President and Chief Operating Officer of the Clinical Enterprise. He served as a senior healthcare expert and consultant at McKinsey & Co. from 1999 to 2002 and held positions in other hospitals and health systems from 1983 through 1999. Mr. Shapiro has a Bachelor of Science degree in psychology from the University of Pittsburgh and a Master’s degree in health administration from the University of Pittsburgh Graduate School of Public Health. Mr. Shapiro also has extensive healthcare and nonprofit board service, including serving as a founding member of the board of directors of RightMove Health, as President of Medical Indemnify Assurance Company, and as the board chairman of the Greater New York Hospital Association.

Other Relevant Experience

•
Director, Jewish Healthcare Foundation
•
Chairman of the Board of Directors, PT Solutions Physical Therapy
•
Venture Chair, Redesign Health

Skills and Qualifications

Louis Shapiro led all strategic and operational aspects of HSS for over 17 years, leading its transformation from a boutique New York provider to a musculoskeletal healthcare system with more than 20 locations in four states that treats nearly 200,000 patients annually from all 50 states and more than 80 countries. Mr. Shapiro’s expertise spans from strategic innovation and service line development to technology integration, employee engagement and patient experience. He has served for more than 15 years as a director of not-for-profit and healthcare organizations, including service as Chairman of the Board.

President and Chief Executive Officer of the company and member of the company's Board of Directors since August 2023. Previously, Mr. Tornos served as the Chief Operating Officer of the company since March 2021, as the company’s Group President, Global Businesses and the Americas from December 2019 until March 2021, and as Group President, Orthopedics from joining the company in November 2018 until December 2019. Prior to joining the company, Mr. Tornos served as Worldwide President of the Global Urology, Medical and Critical Care Divisions of Becton, Dickinson and Company (“BD”) (and previously, C. R. Bard, Inc. (“Bard”)) from June 2017 until October 2018. From June 2017 until BD’s acquisition of Bard in December 2017, Mr. Tornos also continued to serve as President, EMEA of Bard, a position to which he was appointed in September 2013. Mr. Tornos joined Bard in August 2011 and, prior to his appointment as President, EMEA, served as Vice President and General Manager with leadership responsibility for Bard’s business in Southern Europe, Central Europe and the Emerging Markets Region of the Middle East and Africa. Before joining Bard, Mr. Tornos served as Vice President and General Manager of the Americas Pharmaceutical and Medical/Imaging Segments of Covidien International from April 2009 to August 2011. Before that, he served as International Vice President, Business Development and Strategy with Baxter International Inc. from July 2008 to April 2009 and, prior to that, Mr. Tornos spent 11 years with Johnson & Johnson in positions of increasing responsibility.

Other Public Board Memberships

•
PHC Holdings Corporation

Skills and Qualifications

Ivan Tornos' service as our President and CEO, his prior service as our Chief Operating Officer, our Group President, Global Businesses and the Americas, and our Group President, Orthopedics, together with his past service as Worldwide President of the Global Urology, Medical and Critical Care Divisions of BD and Bard, have given him extensive experience in the medical device industry delivering transformative growth and leadership for large, highly regulated global enterprises.

Mr. Tornos has significant experience in financial management, strategic planning, mergers and acquisitions, business integration, risk management and in dealing with the many regulatory aspects of our business. His deep knowledge and understanding of the medical device industry in general, and our global businesses in particular, enable him to provide crucial insight to our Board into strategic, management and operational matters. Mr. Tornos provides an essential link between management and the Board on management’s business perspectives.

Zimmer Biomet 10

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS AND CORPORATE

GOVERNANCE FRAMEWORK

DIRECTOR CRITERIA, QUALIFICATIONS AND

EXPERIENCE

We are a global leader in musculoskeletal healthcare. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. We have operations in more than 25 countries around the world and sell products in more than 100 countries. We operate in markets characterized by rapidly evolving technologies, complex regulatory requirements and significant competition.

The Corporate Governance Committee is responsible for reviewing and assessing with the Board, on an annual basis, the experience, qualifications, attributes and skills sought of Board members in the context of our business and the then-current membership of the Board. The director skills matrix below identifies some of the key skills and experiences the Board has identified as being important to its responsibilities and reflects how the directors nominees, individually and in the aggregate, reflect these skills.

2024 Director Nominees Skills and Experience

Sitting CEO of Medical Device Company			●							●
Sitting CEO or Global Business Head			●							●
Prior CEO or Global Business Head	●	●			●		●		●
Operations Experience	●	●	●	●	●		●	●	●	●
Healthcare Industry Experience	●		●	●	●	●	●	●	●	●
Medical Device Industry Experience	●		●	●	●			●		●
International Expertise	●		●		●	●	●	●	●	●
FDA Experience	●		●	●	●			●	●	●
R&D Experience	●		●		●			●		●
Government / Regulatory Affairs / Health Economics Experience	●	●	●	●	●		●	●	●	●
Brand / Marketing Experience	●	●	●		●		●	●	●	●
M&A Experience	●	●	●	●	●	●	●			●
Financial Expertise	●	●	●	●	●	●	●		●	●
Digital Technology Expertise			●					●
Cybersecurity Expertise			●					●
Demographics
Gender	M	F	M	M	M	F	M	F	M	M
Racially/Ethnically Diverse						●	●	●		●
LGBTQ+		●

Race, ethnicity, gender and LGBTQ+ status are self-reported by directors in their annual directors’ and officers’ questionnaires. Diversity, equity and inclusion data is not standardized and director responses are not required.

A mark indicates a specific area of focus or expertise that the director brings to our Board. The matrix above does not encompass all of the knowledge, skills and experience of our directors, and the fact that a particular knowledge, skill or experience is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area.

The Corporate Governance Committee looks for current and potential directors collectively to have a mix of experience, skills and qualifications, including those identified in the matrix. In evaluating director candidates and considering incumbent directors for

Zimmer Biomet 11

CORPORATE GOVERNANCE

nomination to the Board, the committee considers a variety of factors. These include each candidate’s experiences, skills and qualifications, character and integrity, reputation for working constructively in a collegial environment and availability to devote sufficient time to Board matters. Diversity of background and diversity of gender, race, ethnicity, national origin, disability status and age are also relevant factors in the selection process. The committee also considers whether a candidate can meet the independence standards for directors and members of key committees under applicable stock exchange and SEC rules. With respect to incumbent directors, the committee considers the director’s past performance on the Board and contributions to the committees on which he or she serves.

While the Board has not formally adopted a policy regarding director diversity, the committee actively considers diversity in director recruitment and nomination. In conducting its most recent search for new directors, the Board utilized a process that required the final pool of candidates to include potential directors who would increase the Board’s ethnic and/or gender diversity. We anticipate utilizing a similar process in future searches for Board candidates. The Board believes that the diversity of the current Board members, including as to gender, race, ethnicity, national origin, international work experience, disability status and age, provides significant benefits to the Board and to the company. In response to feedback from shareholders, above we provide enhanced disclosure regarding our Board’s skills and diversity.

BOARD LEADERSHIP STRUCTURE

One of the key responsibilities of the Board is to have a leadership structure that allows it to provide effective oversight of management and maximize the contributions of its members. Our Board believes that it is important that it retain flexibility to make the determination as to whether the interests of the company and our shareholders are best served by having the same individual serve as both CEO and Chairman or whether the roles should be separated based on the circumstances at any given time, and our Corporate Governance Guidelines and Restated Bylaws provide this flexibility. Under our Corporate Governance Guidelines, the Board appoints a Lead Independent Director when the CEO and Chairman roles are combined. At different times in the past, the Board has used both approaches, selecting the approach which it believes best serves the interests of the company and our shareholders at that time.

Currently, the Board is led by a non-executive Chairman of the Board selected from among the independent directors. The non-executive Chairman leads the meetings and activities of the Board, while our CEO leads the management, operations and employees of the company and is responsible for executing the company’s strategy. The Board adopted this leadership structure in August 2023 when Mr. Tornos became CEO. At that time, the Board appointed Mr. Begley, who had served as the Lead Independent Director since May 2021, as Chairman. The Board currently believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and is not opposed in concept to combining these roles in the future.

The Chairman provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. In discharging his or her duties, the non-executive Chairman will:

•
preside at meetings of the Board and shareholders;
•
establish processes to assist the Board in the efficient discharge of its duties;
•
organize and present agendas for Board meetings in consultation with appropriate members of management and based on suggestions from committee Chairmen and other directors;
•
facilitate the flow of information to the Board and work to see that meetings are efficient and informative;
•
serve as the primary liaison between the CEO and the independent directors;
•
convene and preside at meetings of the independent directors, including executive sessions of the independent directors held in conjunction with each regularly scheduled Board meeting;
•
review meeting schedules and collaborate with the CEO to ensure that there is sufficient time for discussion of agenda items;
•
provide feedback to the CEO as needed, including on the flow of information from management to the Board, and communicate regularly with the CEO between Board meetings;
•
recommend to the CEO the retention of outside advisors who report directly to the Board when deemed appropriate;
•
participate, along with the members of the Compensation and Management Development Committee and the full Board, in the evaluation of the CEO and, together with the Chairman of the Compensation and Management Development Committee, meet with the CEO to discuss such evaluation;
•
consult with Board committee Chairmen as needed;
•
consult with the Corporate Governance Committee concerning the members and Chairmen of all Board committees;
•
be available, as appropriate, for communication with the company’s shareholders; and
•
perform such other duties as may be requested by the Board.

Zimmer Biomet 12

CORPORATE GOVERNANCE

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are consistent with our strategy and risk appetite, are functioning as intended, and that necessary steps are taken to foster a culture that recognizes and appropriately escalates and addresses risk-taking beyond our determined risk appetite. The Board executes its oversight responsibility for risk management directly and through its committees.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, including oversight of our Corporate Compliance Program, discussing our risk assessment and risk management processes with management, and receiving information on certain material legal and regulatory matters, including litigation, as well as on information technology, data privacy, business continuity and cybersecurity-related matters. Our Vice President, Internal Audit Services, who reports directly to the committee, coordinates our global risk assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. We also maintain an internal risk committee made up of members of senior management that has responsibility for overseeing the execution of enterprise risk management activities.

The Audit Committee receives detailed reports regarding our enterprise risk assessment process and its meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our CFO and Chief Accounting Officer. The committee receives regular reports from our Chief Compliance Officer on our Corporate Compliance Program, which is designed to address risks related to, among other matters, anti-corruption and anti-kickback laws in the countries where we do business. The committee receives regular reports from our Chief Information Officer and our Chief Information Security Officer regarding cybersecurity risks and threats. The committee also receives reports from our General Counsel, Global Privacy Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee oversees risks relating to our executive compensation programs and practices. In addition, in conjunction with the full Board, the Compensation and Management Development Committee oversees risks relating to human capital management. The Corporate Governance Committee oversees risks relating to environmental, social and governance matters. The Quality, Regulatory and Technology Committee oversees risks relating to our compliance with laws and regulations enforced by the U.S. Food and Drug Administration (“FDA”) and comparable foreign government regulators, including product quality and safety. The Board receives detailed regular reports from members of our executive leadership team and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business. Primary areas of risk oversight for the full Board include, but are not limited to, general commercial risks in the musculoskeletal healthcare industry, such as competition, pricing pressures and the reimbursement landscape; risks associated with our strategic plan and annual operating plan; risks related to our capital structure; and risks pertaining to mergers, acquisitions, divestitures and other complex transactions.

BOARD’S ROLE IN Executive Succession Planning and Development

The Board and its Compensation and Management Development Committee oversee executive succession planning for the company as part of building a high-performing, diverse and inclusive workforce. On an annual basis, the Board and committee evaluate the company's leadership team succession planning. Additionally, other Board committees receive annual talent review updates from relevant management teams, such as the Audit Committee receiving the Finance and Internal Audit teams’ talent reviews, and the Quality, Regulatory and Technology Committee receiving the Quality Affairs and Regulatory Affairs teams’ talent reviews. Additionally, Board members interact with internal succession candidates through candidates' participation in Board and committee meetings and other contacts, and high-potential individuals are often positioned to interact more frequently with our Board and its committees as part of our succession planning processes. During 2022, we introduced Global Leadership Competencies, behaviors that are informed by our culture promises, support our mission and enable successful outcomes aligned to our strategic pillars to help build a pipeline of talent who can fill future leadership roles.

The annual Board and committee review of leadership team succession planning represents the culmination of an ongoing process in which each member of the President and CEO's leadership team, in collaboration with our Human Resources Department, develops detailed succession plans designed to ensure the continuing strength and success of each function. These detailed succession plans identify high-performing internal and external candidates for leadership roles and are intended to develop and enhance well-rounded and experienced leaders. Among other factors, our executive succession planning processes:

•
assess the performance of leadership team members and their reports;
•
identify high potential candidates for additional responsibilities, new positions, promotions, or similar assignments;

Zimmer Biomet 13

CORPORATE GOVERNANCE

•
create development plans for high potential candidates and monitor candidate' performance on such plans;
•
consider our diversity, equity and inclusion and representation objectives; and
•
factor in our current and future expected business needs.

We seek to continually improve our executive succession planning programs. For example, the executive leadership changes we undertook in August and September 2023 demonstrated successful operation of these processes, as well as provided valuable experience to inform further enhancements.

POLICIES ON CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving shareholders well and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated Bylaws, Board committee charters and key Board policies, form the framework for our governance. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key policies as warranted.

The current versions of the following documents are available in the Investor Relations/Corporate Governance section of our website, www.zimmerbiomet.com:

•
Code of Business Conduct and Ethics, which applies to all directors, officers and employees;
•
Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”), which applies to our CEO, CFO, Chief Accounting Officer/Corporate Controller and other finance organization employees;
•
Corporate Governance Guidelines;
•
Audit Committee Charter;
•
Compensation and Management Development Committee Charter;
•
Corporate Governance Committee Charter;
•
Quality, Regulatory and Technology Committee Charter;
•
Board Policy on Ratification of Independent Registered Public Accounting Firm;
•
Board Policy on Stockholder Rights Plans; and
•
Statement of Engagement on Public Policy Issues.

If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our CEO, CFO, or Chief Accounting Officer/Corporate Controller, we will disclose the nature of that amendment or waiver in the Investor Relations section of our website.

LIMIT ON OTHER DIRECTORSHIPS

Under our Corporate Governance Guidelines, our non-employee directors who are not executive officers of other public companies are limited to serving on a total of four public company boards, including ours, and our non-employee directors who serve as executive officers of other public companies are limited to serving on a total of three public company boards, including their own company’s board and our Board. Further, our Audit Committee members are limited to serving on a total of three public company audit committees, including ours.

Our Board is aware that certain of our investors, in recognition of the increased time required of boards of directors, have policies to limit directors who are CEOs of public companies to a total of two public company boards. While our Board recognizes that directors who are employed full-time, whether as executives of public companies or in other positions, naturally have greater demands placed on their time than directors who have retired from full-time employment, our Board has chosen not to adopt the more restrictive two-board limit for our non-employee directors who serve as public company executives so that our Board has more flexibility to assess the potential impact of directors’ additional commitments as they arise.

Zimmer Biomet 14

CORPORATE GOVERNANCE

BOARD SELF-EVALUATION PROCESS

1	Preparation Review self-evaluation process and prepare questionnaires/assessments

Pursuant to New York Stock Exchange requirements, the Board’s Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees are required to conduct self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations, which are conducted annually, are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, evaluating its performance and identifying areas for improvement. The Chair of the Corporate Governance Committee oversees the annual self-evaluation process. Each director is expected to participate and provide feedback on a range of topics, including: Board and committee agendas; meetings; practices and dynamics; Board refreshment; committee structure, membership and leadership; the flow of information to and from the Board and its committees; management succession planning; and shareholder engagement. Director feedback is solicited on an individual basis through written questionnaires and group discussions.

From time to time, the Board retains a third party experienced in corporate governance matters to act as a facilitator for the self-evaluation process, including preparing and reviewing the written questionnaires/assessments and conducting individual director interviews. The Chair of the Corporate Governance Committee, along with the third-party facilitator (when one is retained), reviews the feedback from the self-evaluation process and makes recommendations for areas with respect to which the Board and its committees should consider improvements. These areas are further discussed at a meeting led by the Chair of the Corporate Governance Committee and the third-party facilitator (when one is retained) at which all Board members are present. At the conclusion of this meeting, the Chair of the Corporate Governance Committee, working with the senior management team, develops action plans for any items that require follow-up.

2	Questionnaires Distribute and complete questionnaires

3	Analyze Feedback Review feedback and make recommendations for improvement

4	Review Findings Meeting to discuss findings with the entire Board

5	Follow-Up Plans of action developed with senior management for any items that require follow-up

DIRECTOR INDEPENDENCE

The Board’s Corporate Governance Guidelines, which are available on our website at www.zimmerbiomet.com, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Corporate Governance Committee and the Board consider a wide range of relevant facts and circumstances. The Board has determined that each of our non-employee directors, Christopher Begley, Betsy Bernard, Michael Farrell, Robert Hagemann, Arthur Higgins, Maria Teresa Hilado, Syed Jafry, Sreelakshmi Kolli, Michael Michelson and Louis Shapiro, meets these standards and is independent. The remaining director, Ivan Tornos, is our CEO and is not independent.

In making its determination with respect to Mr. Shapiro, the Board considered his position as former President and Chief Executive Officer of the Hospital for Special Surgery ("HSS"). From January 1, 2023 through October 31, 2023, HSS purchased approximately $12 million in products from us, but the amount HSS purchased represented only seven tenths of one percent (0.7%) of HSS's reported revenue in 2022. After reviewing the terms of these transactions, the Board determined that Mr. Shapiro does not have a direct or indirect material interest in the transactions, that Mr. Shapiro does not have a material relationship, directly or indirectly, with us and that our business relationship with HSS does not diminish the ability of Mr. Shapiro to exercise his independent judgment on issues affecting our business.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Our Restated Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of

Zimmer Biomet 15

CORPORATE GOVERNANCE

directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated Bylaws, any director who fails to be elected must tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Furthermore, pursuant to an amendment to our Corporate Governance Guidelines that the Board adopted to secure the withdrawal of a shareholder proposal received for the 2024 annual meeting, our Corporate Governance Guidelines provide that, if an incumbent director fails to be elected in an uncontested election, and regardless of the Board's decision with respect to the related tendered resignation, the Board will not nominate such person to be a candidate for election as a director at the next annual shareholder meeting. For further information about our engagement with the shareholder proponent, the adoption of the amendment to the Corporate Governance Guidelines, and the subsequent withdrawal of the shareholder proposal, please see below in the Compensation Discussion and Analysis section of this proxy statement.

If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” All nominees for election as directors at the 2024 annual meeting are currently serving on the Board.

NOMINATIONS FOR DIRECTORS

The Corporate Governance Committee screens candidates and recommends candidates for nomination to the full Board. In seeking and evaluating director candidates, the committee considers individuals in accordance with the criteria described above under “Director Criteria, Qualifications and Experience.” Director candidates may be recommended by Board members, a third-party search firm or shareholders.

The committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.

A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the committee as a nominee, but does not intend to have the candidate included in our proxy materials, must comply with the advance notice requirements set forth in our Restated Bylaws. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 annual meeting of shareholders? – Notice Requirements for Other Director Nominees or Shareholder Proposals to Be Brought Before the 2025 Annual Meeting of Shareholders” on page 87 for more information.) In addition, in 2019, our Board adopted “proxy access,” which permits eligible shareholders to nominate and include in our proxy materials director nominees if certain requirements are met. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 annual meeting of shareholders? – Requirements for Director Nominees to Be Considered for Inclusion in our Proxy Materials (“Proxy Access”)” on page 87 for more information.) Further, shareholders who intend to solicit proxies in support of director nominees other than our nominees must comply with Rule 14a-19 under the Exchange Act. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 annual meeting of shareholders? – Notice Requirements under Universal Proxy Rules” on page 87 for more information.)

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties may contact our directors by writing to them either individually or as a group or partial group (such as all independent directors), c/o Corporate Secretary, Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “Board of Directors,” “Audit Committee,” “Independent Directors,” etc., will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be treated confidentially.

Zimmer Biomet 16

CORPORATE GOVERNANCE

BOARD MEETINGS, ATTENDANCE AND EXECUTIVE SESSIONS

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and shareholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2023, the Board held six meetings and the standing committees of the Board held a total of 23 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. All current directors then standing for election attended the 2023 annual meeting of shareholders.

Each regularly scheduled Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. Currently, Mr. Begley, in his capacity as non-executive Chairman, also presides at these executive sessions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmerbiomet.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Code of Business Conduct and Ethics, which is available on our website at www.zimmerbiomet.com, and related policies and procedures, actual or potential conflicts of interest involving any other employee must be disclosed to and resolved by our Human Resources Department, in consultation with our Compliance Office.

In February 2018, we entered into an aircraft time sharing agreement with Bryan Hanson, our former Chairman, President and Chief Executive Officer. Both the Audit Committee and the Compensation and Management Development Committee of our Board authorized entry into the agreement. Under the agreement, Mr. Hanson was permitted to reimburse us for the incremental costs of his personal use of corporate aircraft, consistent with Federal Aviation Administration regulations. Mr. Hanson was permitted personal use of corporate aircraft up to a maximum incremental cost to us of $190,000 in 2023. The agreement was intended to cover any personal use in excess of the annual limit. The aircraft time sharing agreement was terminated upon the termination of Mr. Hanson's employment in August 2023.

Al Hanson, Jr., a Regional Sales Director in Restorative Therapies for our Sports Medicine business, is the brother of Bryan Hanson, our former Chairman, President and Chief Executive Officer. In 2023, Mr. Al Hanson received approximately $200,100 in total compensation, consisting of his salary, bonus and other benefits. The amounts paid to Mr. Al Hanson were commensurate with those paid to employees in similar positions and responsibility levels.

Stock Trading Policy and prohibition on Pledging and Hedging

Our Stock Trading Policy prohibits all members of our Board, all executive officers, all employees at or above a director level and certain other designated employees (as well as such individuals’ family members, others living in their home and any entities that such individuals influence or control) from the following:

•
purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Zimmer Biomet securities that such person holds, directly or indirectly, whether or not the Zimmer Biomet securities were acquired as part of his or her compensation;

Zimmer Biomet 17

CORPORATE GOVERNANCE

•
engaging in short sales of Zimmer Biomet securities; and
•
holding Zimmer Biomet securities in a margin account or otherwise pledging Zimmer Biomet securities as collateral for a loan.

The prohibition on hedging included in our Stock Trading Policy does not preclude covered persons from engaging in general portfolio diversification or investing in broad-based index funds.

Zimmer Biomet 18

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

Our Restated Bylaws provide that the Board may delegate certain of its responsibilities to committees. During 2023, the Board had four standing committees: an Audit Committee; a Compensation and Management Development Committee; a Corporate Governance Committee; and a Quality, Regulatory and Technology Committee. Each of the standing committees is composed entirely of independent directors. In addition, the members of the Audit Committee and the Compensation and Management Development Committee meet the heightened standards of independence required by SEC rules and New York Stock Exchange listing standards.

The table below shows the current membership of each standing Board committee and the number of meetings held during 2023.

STANDING COMMITTEE ASSIGNMENTS

Director	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Quality, Regulatory and Technology Committee
Christopher B. Begley			✓	✓
Betsy J. Bernard	✓		Chair
Michael J. Farrell		Chair		✓
Robert A. Hagemann	Chair		✓
Arthur J. Higgins		✓		✓
Maria Teresa Hilado	✓		✓
Syed Jafry		✓		✓
Sreelakshmi Kolli	✓			Chair
Michael W. Michelson		✓		✓
Louis A. Shapiro	✓			✓
Ivan Tornos
2023 Meetings	9	5	5	4

Audit Committee Robert A. Hagemann, Chair	Other Committee Members: Betsy J. Bernard Maria Teresa Hilado Sreelakshmi Kolli Louis A. Shapiro

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The principal functions of the Audit Committee include:

•
pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;
•
reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;
•
reviewing and discussing with management and our independent registered public accounting firm our quarterly and annual financial statements prior to their public release;
•
reviewing major issues as to the adequacy of our internal controls;
•
overseeing our compliance with certain legal and regulatory requirements, including oversight of our Corporate Compliance Program, and aspects of our risk management processes; and
•
reviewing and discussing with management our privacy, data security, business continuity and cybersecurity-related risk exposures, including receiving reports on assessments of our cybersecurity program by independent third-party experts.

The Board of Directors has determined that Mses. Bernard and Hilado and Mr. Hagemann qualify as “audit committee financial experts” as defined by SEC rules. Shareholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than those that are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Zimmer Biomet 19

CORPORATE GOVERNANCE

See also the “Audit Committee Matters” section of this proxy statement for additional information about the Audit Committee’s responsibilities and actions and the Audit Committee Report.

The report of the Audit Committee appears on page 27.

Compensation and Management Development Committee Michael J. Farrell, Chair	Other Committee Members: Arthur J. Higgins Syed Jafry Michael W. Michelson

The Compensation and Management Development Committee has overall responsibility for approving and evaluating our executive compensation plans, policies and programs. The duties of the Compensation and Management Development Committee include:

•
reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives;
•
reviewing and discussing with the CEO the performance of our other executive officers;
•
reviewing and approving the base salary, annual and long-term incentive compensation and other compensation, perquisites or special or supplemental benefits to be paid or awarded to our CEO and other executive officers;
•
approving and authorizing the company to enter into any severance arrangements, change in control severance agreements or other compensation-related agreements with our executive officers, in each case as, when and if appropriate;
•
reviewing and making recommendations to the Board with respect to our incentive compensation and equity-based plans;
•
administering our incentive compensation and equity-based plans, including making awards under such plans;
•
monitoring compliance by our executive officers with our stock ownership guidelines;
•
approving, overseeing and administering policies, plans and agreements concerning the recoupment of incentive compensation, or clawback policies;
•
overseeing the process for identifying and addressing any material risks relating to our compensation policies and practices;
•
cooperating with the Corporate Governance Committee in reviewing non-employee director compensation and providing input with respect to any proposed changes in director compensation;
•
as part of periodic organization and talent planning, either as part of the full Board, or at the Board’s direction, reviewing talent and development plans relative to senior management;
•
either as part of the full Board, or at the Board’s direction, reviewing and monitoring our policies and strategies related to human capital management;
•
reviewing and discussing with management the Compensation Discussion and Analysis required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement; and
•
reviewing the results of non-binding advisory votes on executive compensation and determining whether changes should be made to our executive compensation policies and programs in light of shareholder feedback.

None of the members of the Compensation and Management Development Committee during 2023 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation and Management Development Committee appears on page 54.

Compensation Risk Assessment

At the request of the Compensation and Management Development Committee, the committee’s compensation consultant conducts an in-depth qualitative review of the potential risks associated with our executive compensation program each year. The components of our executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our executive compensation program. For 2023, Semler Brossy Consulting Group, LLC (“Semler Brossy”), the committee’s current independent compensation consultant, found that our executive compensation program is in alignment with current market practices, contains an appropriate balance of risk versus rewards and incorporates appropriate risk mitigating factors. Semler Brossy found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us.

Zimmer Biomet 20

CORPORATE GOVERNANCE

Corporate Governance Committee Betsy J. Bernard, Chair	Other Committee Members: Christopher B. Begley Robert A. Hagemann Maria Teresa Hilado

The Corporate Governance Committee oversees the Board’s corporate governance policies and practices and assists the Board in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen. In its oversight of corporate governance policies and practices, the Corporate Governance Committee’s duties include:

•
developing and recommending to the Board criteria for selection of non-management directors;
•
recommending to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;
•
recommending directors for appointment to Board committees;
•
analyzing information relevant to the Board’s determination as to whether a director is independent;
•
overseeing the annual self-evaluation process for the Board and its committees;
•
periodically reviewing the Board’s leadership structure and recommending any proposed changes to the Board for approval;
•
monitoring emerging corporate governance trends and recommending to the Board any proposed changes in our corporate governance policies;
•
periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and
•
periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

In assisting the Board in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen, the Corporate Governance Committee reviews and considers, among other items, the following from time to time as it deems appropriate:

•
current and emerging ESG, political, corporate citizenship and public policy issues and trends that may affect our business activities, performance, reputation or public image;
•
our public policy, government relations and advocacy activities, including our policies on political contributions and the activities of the Zimmer Biomet Political Action Committee;
•
our sustainability activities, including initiatives related to the environment and climate change;
•
our community relations activities and charitable contributions, including the underlying philosophy, goals and purposes of our contribution activities;
•
our initiatives related to promoting access to healthcare and other social responsibility issues; and
•
shareholder proposals submitted for inclusion in our proxy materials that relate to public policy or social responsibility issues.

Quality, Regulatory and Technology Committee Sreelakshmi Kolli, Chair	Other Committee Members: Christopher B. Begley Michael J. Farrell Arthur J. Higgins Syed Jafry Michael W. Michelson Louis A. Shapiro

The Quality, Regulatory and Technology (“QR&T”) Committee assists the Board in its oversight of product quality and safety and our research, innovation and technology initiatives in the context of our overall corporate strategy, goals and objectives. In its oversight of risk management, the QR&T Committee reviews and considers, among other items, the following:

•
our overall quality strategy;
•
processes in place to monitor and control product quality and safety;
•
results of product quality and quality system assessments by the company and external regulators; and
•
any significant product quality issues that may arise.

In overseeing our research, innovation and technology initiatives, the QR&T Committee reviews and considers, among other items, the following as it deems appropriate:

•
the strategic goals, objectives and direction of our research programs and the alignment of those programs with our portfolio of businesses and our long-term business objectives and strategic goals;
•
the relationship of our strategic research plan to our overall approach to technical and commercial innovation and technology acquisition;

Zimmer Biomet 21

CORPORATE GOVERNANCE

•
our product development pipeline;
•
our major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and healthcare, and changing market requirements;
•
the processes for identifying and prioritizing, and, as applicable, the development of, innovative technologies that arise from within and outside the company;
•
our ability to internally develop technology being, or proposed to be, developed, or to access and maintain such technology from third parties through acquisitions, licensing, collaborations, alliances, investments or otherwise; and
•
the potential impact on us in the event that technology being, or proposed to be, developed is not developed or accessed by us.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our shareholders.

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2023. Messrs. Hanson and Tornos are not included in this table because they received no additional compensation for their service as directors.

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Christopher B. Begley	195,000	198,365	16,017	409,382
Betsy J. Bernard	125,000	198,365	16,893	340,258
Michael J. Farrell	132,500	198,365	11,653	342,518
Robert A. Hagemann	135,000	198,365	24,830	358,195
Arthur J. Higgins	120,000	198,365	29,383	347,748
Maria Teresa Hilado	110,000	198,365	6,074	314,439
Syed Jafry	110,000	253,365	4,157	367,522
Sreelakshmi Kolli	121,250	258,990	2,106	382,346
Michael W. Michelson	110,000	198,365	10,474	318,839

(1)
Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Deferred Compensation Plan for Non-Employee Directors. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units (“DSUs”) and will be paid in cash following the director’s retirement or other termination of service from the Board.
(2)
Represents the grant date fair value of the stock awards granted in 2023 to the non-employee directors, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For these stock awards, the grant date fair value is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. All stock awards to directors are fully vested on the date of grant but are subject to mandatory deferral of settlement until the director’s termination of service from the Board, or later, as explained more fully below.

Zimmer Biomet 22

CORPORATE GOVERNANCE

The following table sets forth the grant date fair value of annual grants of restricted stock units ("RSU") and DSUs awarded to each director elected or reelected at the 2023 annual meeting of shareholders and the grant date fair value of DSUs granted during 2023 pursuant to the mandatory deferral provisions of the Deferred Compensation Plan for Non-Employee Directors.

2023 STOCK AWARDS

Name	RSUs (granted 05-12-23) ($)	DSUs (granted 05-12-23) ($)	DSUs (mandatory deferral) ($)	Total ($)
Christopher B. Begley	130,000	68,365	—	198,365
Betsy J. Bernard	130,000	68,365	—	198,365
Michael J. Farrell	130,000	68,365	—	198,365
Robert A. Hagemann	130,000	68,365	—	198,365
Arthur J. Higgins	130,000	68,365	—	198,365
Maria Teresa Hilado	130,000	68,365	—	198,365
Syed Jafry	130,000	68,365	55,000	253,365
Sreelakshmi Kolli	130,000	68,365	60,625	258,990
Michael W. Michelson	130,000	68,365	—	198,365

(3)
Amounts in this column represent the dollar value of dividend equivalents credited in the form of additional DSUs under the Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited at the same rate as cash dividends paid on our common stock.

Retainers

We pay non-employee directors quarterly, on the last day of March, June, September and December. During 2023, we paid non-employee directors an annual retainer of $110,000 subject to mandatory deferral requirements as described below. We paid our Lead Independent Director an additional retainer at an annual rate of $40,000 and our non-executive Chairman of the Board an additional retainer at an annual rate of $130,000, each prorated based on quarters during which Mr. Begley served in each applicable role in 2023. We paid our Audit Committee chair an additional annual retainer of $25,000, we paid our Compensation and Management Development Committee chair an additional annual retainer of $20,000, and we paid each of the chairs of our other standing Board committees additional annual retainers of $15,000. Accordingly, we paid the following amounts during 2023:

	March 31 ($)	June 30 ($)	September 30 ($)	December 31 ($)	Total ($)
Non-executive Chairman annual retainer	—	—	32,500	32,500	65,000
Lead Independent Director annual retainer	10,000	10,000	—	—	20,000
Director annual retainer	27,500	27,500	27,500	27,500	110,000
Audit Committee chair annual retainer	6,250	6,250	6,250	6,250	25,000
Compensation and Management Development Committee chair annual retainer	5,000	5,000	5,000	5,000	20,000
Other standing committee chair annual retainer	3,750	3,750	3,750	3,750	15,000

Directors who commence service on the Board, as a standing committee chair, as Lead Independent Director or as non-executive Chairman are paid applicable quarterly fees beginning with the quarter during which they commence such service. Similarly, directors who terminate service on the Board, as a standing committee chair, as Lead Independent Director or as non-executive Chairman are paid applicable quarterly fees through the quarter during which such service terminated.

Zimmer Biomet 23

CORPORATE GOVERNANCE

Equity-Based Compensation and Mandatory Deferrals

We awarded each non-employee director who was elected or reelected at the 2023 annual meeting of shareholders 500 DSUs as of the date of the annual meeting with an initial value based on the average high and low price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Deferred Compensation Plan for Non-Employee Directors. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with a value equal to six times the director's annual fees.

Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. When we pay cash dividends on our common stock, amounts deferred as DSUs are credited with additional DSUs equal to the number of shares of our common stock that could have been purchased if we paid cash dividends on the DSUs held in directors’ deferred compensation accounts and such cash was reinvested in our common stock. These additional DSUs are subject to mandatory deferral.

All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Non-employee directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments.

During 2023, we also awarded each non-employee director RSUs as of the date of the annual meeting of shareholders with an initial value of $130,000 based on the average high and low price of our common stock on that date. These awards were made under the Stock Plan for Non-Employee Directors. The RSUs vested immediately and are subject to mandatory deferral until May 12, 2026, or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education

We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on Zimmer Biomet business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

Zimmer Biomet 24

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE MATTERS

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2024. We are asking shareholders to ratify this appointment as a matter of policy.

If shareholders do not ratify the selection of PwC, the Audit Committee will consider any information submitted by shareholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interest and the best interest of our shareholders.

PwC has served as our independent registered public accounting firm continuously since 2000. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves discussions among PwC, management and the full Audit Committee, as well as interviews by the Chair of the Audit Committee and our CFO of candidates recommended by PwC. In addition, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm, which consideration includes evaluating audit firm rotation standards applicable outside of the U.S. and shareholder feedback regarding audit firm rotation.

In determining whether to reappoint PwC to serve as our independent registered public accounting firm, the Audit Committee annually considers several factors, including:

•
PwC’s independence and objectivity;
•
PwC’s capabilities considering the complexity of our global operations, including the skills and experience of the lead audit partner;
•
PwC’s historical and recent performance, including the extent and quality of PwC’s communications with the Audit Committee and management’s views of PwC’s overall performance;
•
data related to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports on PwC;
•
PwC’s knowledge of and familiarity with our business and industry and our accounting policies and practices; and
•
the appropriateness of PwC’s fees, taking into account the size and level of complexity of our organization and the resources necessary to perform the audit.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in our best interest and in the best interest of our shareholders.

Representatives of PwC attended all meetings of the Audit Committee in 2023. We expect that a representative of PwC will be present at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2024.

RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the integrity of our financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of our internal audit function and compliance with certain legal and regulatory requirements, including oversight of our Corporate Compliance Program. The committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting.

Zimmer Biomet 25

AUDIT COMMITTEE MATTERS

The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting.

The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

See also “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee” on page 19 for additional information about the Audit Committee’s functions and composition.

ACTIVITIES OF THE AUDIT COMMITTEE IN 2023

The committee held nine meetings during 2023. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, our internal auditor and PwC. At these meetings, the committee:

•
discussed with the internal auditor and with PwC the overall scope and plans for their respective audits;
•
reviewed and discussed with management and PwC the company's consolidated financial statements;
•
met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting;
•
reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting;
•
reviewed and discussed the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002;
•
discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies and processes;
•
reviewed and discussed with management the design and operation of our Corporate Compliance Program designed to prevent, detect and remediate non-compliance with applicable laws, regulations, industry codes and Zimmer Biomet policies and procedures;
•
reviewed and discussed with management our privacy, data security, business continuity and cybersecurity-related risk exposures;
•
received and reviewed a report prepared by an independent firm in collaboration with our internal auditor regarding the testing of payments we made to healthcare professionals during 2023; the focus of the testing was to confirm that the payments were made on a basis consistent with identified requirements of our Corporate Compliance Program;
•
discussed with management and the internal auditor the process used to support certifications by the CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the SEC and the processes used to support management’s report on internal control over financial reporting;
•
pre-approved audit and permitted non-audit services in accordance with the policy described below;
•
discussed with PwC the matters required to be communicated to the committee as described below;
•
discussed the auditor’s independence with PwC and made the conclusions regarding independence described below; and
•
evaluated PwC’s performance and considered factors relevant to the reappointment of PwC.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chair of the Audit Committee between regular meetings. The Audit Committee Chair has the delegated authority to pre-approve such services up to a specified fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

Zimmer Biomet 26

AUDIT COMMITTEE MATTERS

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2023 and 2022. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described above.

	(000’s)
	2023	2022
Audit Fees(1)	$9,740	$9,410
Audit-Related Fees(2)	640	927
Tax Fees(3)	691	731
All Other Fees(4)	2	24
Total Fees	$11,073	$11,092

(1)
This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.
(2)
This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Fees for audit-related services primarily related to attest services related to due diligence services, pre-implementation reviews, accounting consultation, non-statutory financial reporting outside the U.S. and other assess and recommend projects.
(3)
This category consists of tax services provided by PwC for tax compliance as well as tax advice including tax planning and transfer pricing services.
(4)
This category consists primarily of fees for the use of PwC accounting research and other data insight tools, benchmarking services and other operational reviews.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2023, and PwC’s evaluation of the company’s internal control over financial reporting. The committee has discussed with PwC the matters that are required to be discussed by the applicable requirements of the PCAOB and the SEC. PwC has provided the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the committee concerning independence, and the committee has discussed with PwC that firm’s independence. The committee has concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities as described in this proxy statement and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2023 be included in our Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Robert A. Hagemann, Chair

Betsy J. Bernard

Maria Teresa Hilado

Sreelakshmi Kolli

Louis A. Shapiro

Zimmer Biomet 27

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

The Board of Directors is committed to excellence in corporate governance and recognizes the interest our shareholders have expressed with respect to our executive compensation program. As a part of this commitment, and in accordance with Section 14A of the Exchange Act, our shareholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as reported in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation program for our NEOs for 2023.

A detailed description of our executive compensation program is available in the Compensation Discussion and Analysis section of this proxy statement (“CD&A”). Our Board and Compensation and Management Development Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits shareholder support. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders of Zimmer Biomet Holdings, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the CD&A, the compensation tables and narrative disclosures.”

Although this vote is non-binding, the Board and the Compensation and Management Development Committee value the views of our shareholders and will review the voting results. Through out shareholder outreach program, we take steps to understand shareholder concerns that influence the vote and consider them in making future decisions about executive compensation. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2025 annual meeting of shareholders.

Our Board recommends a vote FOR the advisory resolution approving executive compensation.

Zimmer Biomet 28

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2023 NEOs

This CD&A describes the compensation of the following NEOs for 2023:

NEO	Title
Ivan Tornos(1)	President and Chief Executive Officer
Suketu Upadhyay	Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain
Sang Yi	Group President, Asia Pacific (“APAC”)
Wilfred van Zuilen	Group President, Europe, Middle East and Africa ("EMEA")
Chad Phipps	Senior Vice President, General Counsel & Secretary
Bryan Hanson(2)	Former Chairman, President and Chief Executive Officer
(1)
Mr. Tornos was appointed President and Chief Executive Officer effective August 22, 2023. He previously served as our Chief Operating Officer.
(2)
Mr. Hanson stepped down as Chairman of the Board, President and Chief Executive Officer of the company and as a member of the company’s Board, all effective as of August 22, 2023, and remained as an employee in an advisory capacity until August 31, 2023.

2023 Senior Leadership Changes; Related Compensation Decisions

In August 2023, our Chairman of the Board, President and CEO, Bryan Hanson, resigned from those positions, and the Board appointed Ivan Tornos to be our President and CEO. Mr. Tornos has been with the company since November 2018, most recently serving as Chief Operating Officer ("COO") prior to being appointed President and CEO.

The Board and its Compensation and Management Development Committee (the “committee” in this CD&A and the executive compensation tables and narrative discussion that follow) oversee executive succession planning for the company. On an annual basis, the Board and the committee evaluate the company's leadership team succession planning. Succession planning and development for the President and CEO is an important component of these activities. As part of the Board’s focus on and attention to leadership development and executive succession planning, the COO role and Mr. Tornos’ broad and extensive global responsibilities were previously created and designed in part to fully prepare, groom, equip and qualify Mr. Tornos as a strong and natural succession candidate for the role of President and CEO and as a member of the Board.

Upon learning of Mr. Hanson’s potential resignation, the Board implemented contingency processes to ensure that, if Mr. Hanson were to leave the company, the CEO transition would be successful for the company and its shareholders. The Corporate Governance Committee of the Board led this review. The Board engaged and consulted with a reputable executive search firm to identify possible qualified external candidates who may be available and have an interest in being considered for the company’s CEO position. The executive search firm provided several possible external CEO candidates, which the Board evaluated along with Mr. Tornos. The Board unanimously determined that Mr. Tornos was the preferred President and CEO candidate based on a variety of considerations, including his critical role in the company’s strategic transformation, turnaround and continuing positive business momentum. The Board further felt that Mr. Tornos’ CEO succession preparedness plan had been effective, leaving him qualified and equipped to lead, drive and expand upon the execution of the company’s existing strategies and business plans. The Board concluded that Mr. Tornos was a highly qualified and well-prepared candidate both for the President and CEO position and for the role as a member of the Board, meeting the Board’s rigorous expectations and selection criteria for such roles. The Board also believed that it was in the company’s best interest to prioritize continuity and stability and to minimize business disruption and uncertainty with the forthcoming leadership transition. The Board further believed that the appointment of Mr. Tornos as President and CEO would help to fulfill this important objective, as his leadership and contributions in his COO capacity meaningfully advanced the company's interests.

Additionally, in connection with Mr. Tornos' appointment to President and CEO, our Chief Financial Officer, Suketu Upadhyay, was appointed to the newly-created position of Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain in August 2023.

In September 2023, the company promoted Wilfred van Zuilen from President, EMEA to Group President, EMEA, and promoted Mark Bezjak from President, North America, to President, Americas.

Zimmer Biomet 29

EXECUTIVE COMPENSATION

Further information about executive succession planning is set forth above, under "Board's Role in Executive Succession Planning and Development."

Summary of Compensation Related to Senior Leadership Changes

Following is a summary of the compensation changes that the committee made in connection with the CEO transition and related senior leadership promotions and retention considerations. Further information regarding the compensation changes and decisions summarized below are provided later in this CD&A. No compensation changes were made in connection with the promotion of Mr. van Zuilen, but his promotion was factored into the committee's 2024 compensation decisions.

	Mr. Tornos		Mr. Upadhyay		Mr. Yi
Base Salary	$1,200,000		$850,000		*
2023 Bonus Percentage	150%		*		*
Additional 2023 Long-Term Incentive Awards	$3,500,000	(1)	$5,000,000	(2)	$250,000	(3)
2024 Long-Term Incentive Awards	$11,750,000		$4,000,000		**
Personal Use of Corporate Aircraft	$190,000/ Year		$50,000/ Year		*

* No change.

** Determined by the committee in connection with annual grants to executive officers in early 2024.

(1)
Transitional long-term incentive grants, which were intended to bridge Mr. Tornos' then-current 2023 long-term incentive grant to that of the company's President and CEO. The grants, effective on September 1, 2023 consisted of: (i) RSUs with a grant date fair value of approximately $1,750,000 that will vest ratably on March 6, 2024, March 6, 2025 and March 6, 2026 (i.e., on the same vesting dates as the executive officers’ 2023 annual RSU grants); and (ii) performance-based restricted stock units ("PRSUs") with a grant date fair value of approximately $1,750,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the committee in March 2023.
(2)
Promotion grant of PRSUs on September 1, 2023, which will vest if and to the extent that certain financial and organizational goals are achieved over two performance periods of October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025.
(3)
Retention grant of PRSUs on September 1, 2023 with substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the committee in March 2023.

Compensation Decisions Related to 2023 CEO Transition

In connection with Mr. Tornos' appointment as President and CEO and to transition his compensation to his new level, the committee approved his compensation arrangements as set forth in his offer letter and described in further detail later in the CD&A. In determining the compensation package for Mr. Tornos as President and CEO, the committee consulted with its independent compensation advisor, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to develop an appropriate compensation package for Mr. Tornos and considered various factors including the nature of his responsibilities as President and CEO, the company's compensation philosophy, Mr. Hanson's compensation as approved by the committee in March 2023, peer group company compensation, shareholder feedback regarding executive compensation matters and other factors.

Mr. Tornos’ initial annual base salary as President and CEO is $1,200,000, and he continues to participate in our Executive Performance Incentive Plan (the “EPIP”), with his target annual bonus opportunity for 2023 increased from 110% of his base salary to 150% of his base salary, with any payouts to be prorated to reflect the portion of the year during which he served as COO and the portion of the year he served as President and CEO.

In recognition of Mr. Tornos’ expanded role and responsibilities in connection with assuming the role of President and CEO, he received the following transitional equity awards under the company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”), each with a grant date of September 1, 2023: (i) RSUs with a grant date fair value of approximately $1,750,000 that will vest ratably on March 6, 2024, March 6, 2025 and March 6, 2026 (i.e., on the same schedule as the executive officers’ 2023 annual RSU grants); and (ii) PRSUs with a grant date fair value of approximately $1,750,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the committee in March 2023. The total value of the transition equity awards reflects the value of a market-aligned CEO annual grant, prorated for the time Mr. Tornos served as CEO during 2023. The committee noted that the total equity value Mr. Tornos received as annual awards in 2023 (including his annual award as the COO and the CEO transition award) is well below the value of annual equity awards that peer company CEOs received in 2023 because the value of Mr. Tornos' awards reflected only the portion of the year for which he served as our President and CEO.

In addition, for the annual equity grant in 2024, the committee determined that Mr. Tornos would receive a grant of long-term incentive equity awards having an estimated grant date fair value of approximately $11,750,000. Thereafter, Mr. Tornos will be eligible for grants under the 2009 Plan at the discretion of the committee. Additionally, Mr. Tornos is entitled to personal use of the company’s aircraft up to a maximum incremental cost to the company of $190,000 per calendar year, increased from his prior authorization of up to $35,000

Zimmer Biomet 30

EXECUTIVE COMPENSATION

per calendar year, plus an overage cushion for of up to 20% (or $7,000) for unforeseen circumstances (which overage cushion no longer applies).

The offer letter provides that Mr. Tornos continues to participate in the company’s Restated Executive Severance Plan, but at the President and CEO level of benefits, which provides that in the event that Mr. Tornos’ employment is involuntary terminated without cause, he would be entitled to severance benefits of two times the sum of his base salary and target annual bonus, as well as a cash payment equal to 24 months of COBRA premiums (medical and dental) based on his coverage in effect immediately prior to his separation. Mr. Tornos also entered into a new “double-trigger” change in control severance agreement with benefits at the President and CEO level.

Compensation Decisions Related to Mr. Upadhyay's Promotion

Effective August 22, 2023, the Board appointed Mr. Upadhyay to the newly-created position of Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain. This new position was created because, upon Mr. Tornos' promotion to the role of President and CEO, Mr. Upadhyay assumed responsibility from Mr. Tornos for the company's global operations, supply chain, pricing, and information technology functions. Prior to these new responsibilities, Mr. Upadhyay was previously responsible for approximately 800 team members; his new position gave him responsibility for an additional 8,500 team members around the world. The Board promoted Mr. Upadhyay because it believed he was best positioned to deliver on the company's continuing transformation and cost containment efforts, unifying key aspects of financial and operational management. The Board further credited Mr. Upadhyay's performance track record, his reputation among the company's shareholders, and the importance of ensuring leadership stability in connection with the President and CEO transition.

In light of the substantial increase in Mr. Upadhyay's responsibilities, the importance of ensuring his continuing leadership and other factors, the committee approved changes to certain aspects of Mr. Upadhyay’s compensation arrangements. The committee determined to: (i) increase Mr. Upadhyay’s annual base salary to $850,000, effective August 22, 2023; (ii) increase the amount of Mr. Upadhyay’s permitted personal use of the company’s aircraft up to a maximum incremental cost to the company of $50,000 per calendar year from $35,000 per calendar year, plus an overage cushion for of up to 20% (or $7,000) for unforeseen circumstances (which overage cushion no longer applies); (iii) provide a promotion-related award of PRSUs, on September 1, 2023, with a grant date fair value of approximately $5,000,000, which will vest if and to the extent that certain financial and organizational goals are achieved over two separate one-year performance periods (October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025); and (iv) for the annual awards in 2024, provide a grant of equity awards having a grant date fair value of approximately $4,000,000.

Compensation Decisions Related to Mr. Yi

In consideration of the strategic importance of the company's operations in APAC and of ensuring continuity and stability in its leadership in the region, and, after factoring in shareholder feedback and our corresponding commitments following the 2022 Say on Pay vote, the committee determined to provide Mr. Yi with a retention grant of PRSUs on September 1, 2023, with a grant date fair value of approximately $250,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the committee in March 2023. Specifically as it relates to the shareholder feedback and our corresponding commitments following the 2022 Say on Pay vote, one of the commitments that the committee made was to eliminate one-time time-based equity grants to executive officers, except for new hires or for performance-based retention grants. The grant to Mr. Yi was fully a performance-based equity award and, as noted, the committee considered various continuity and stability factors as part of their decision to grant the PRSUs to Mr. Yi.

Zimmer Biomet 31

EXECUTIVE COMPENSATION

Shareholder Engagement and Response to the 2023 Say on Pay Vote

The committee has historically taken into consideration the results of our non-binding advisory votes on executive compensation (commonly referred to as “Say on Pay”) when making future decisions regarding the structure and implementation of our executive compensation program. For the past several years, at the Board’s request, and with committee involvement and Board oversight, we have engaged in shareholder outreach to hear feedback directly from shareholders about our executive compensation program and other governance matters. At our 2023 annual meeting of shareholders, approximately 90% of votes cast were voted in favor of our Say on Pay proposal. This result represented a significant increase from 2022, when the Say on Pay proposal received the support of approximately 54% of votes cast.

Shareholder Outreach and Engagement

We value the perspectives of our shareholders and believe that shareholder engagement leads to enhanced governance and compensation practices. We use our engagement program to learn the perspectives of our shareholders and other stakeholders, to address questions and concerns and to provide perspective on our policies and practices. We view our annual Say on Pay votes as an important foundation for hearing our shareholders’ perspectives. We maintain a multi-phased shareholder outreach program, which we continue to enhance and evolve. Our program involves frequent shareholder engagement meetings, focused around our annual meeting and during the fall and winter, to better understand our shareholders’ concerns underlying the voting results of our annual Say on Pay proposals and to gather insights to inform the committee and Board regarding emerging issues as they make compensation decisions for the following year.

Zimmer Biomet 32

EXECUTIVE COMPENSATION

Following the 2023 annual meeting, we reached out to over 35 of our largest shareholders representing approximately 63% of our outstanding shares (based on share ownership data as of December 31, 2023) to invite them to meet with us. As a result of that outreach, we met with institutional shareholders representing approximately 56% of those shares we invited. The balance of the shareholders we invited either declined our invitation (seven firms representing approximately 17% of the shares of the holders we invited) or did not respond. Based on their feedback and the replies we received, some of the shareholders that declined the opportunity to engage indicated that they did so because they did not have concerns with the design of our executive compensation program. Our team involved in these subsequent shareholder outreach efforts included our SVP, Chief Communications & Administration Officer, our VP, Total Rewards, and our VP, Associate General Counsel & Assistant Secretary. Additionally, Christopher Begley, our independent Chairman of the Board, and Michael Farrell, our independent committee chairman, separately participated in meetings with shareholders representing approximately 66% of the shares of the holders with which we met – and approximately 23% of all outstanding shares. As was the case following the earlier meetings, the collective feedback received was then reported to and discussed with the committee and, where applicable, the Corporate Governance Committee and the Board.

Fall and Winter 2023 Shareholder Outreach(1)
Percentage of All Shares	Percentage of Shares of Those Invited	Percentage of Shares of Those Met

(1)
Percentages based on December 31, 2023 share ownership reports.

During these discussions, we invited shareholder feedback on compensation matters and on possible actions the committee could take to implement such feedback. We discussed the selection and appointment of our new President and CEO, as well as Board and executive succession planning; provided an overview of our executive compensation program; discussed the progress and results of our quality and safety program; reviewed ESG matters; discussed our merger and acquisition philosophy; and reviewed various aspects of our historical business performance. In addition, the discussions often addressed a variety of other topics, including climate and environmental sustainability initiatives; diversity, equity and inclusion (“DEI”) and human capital management topics; supply chain matters; audit firm rotation; Board leadership structures; cybersecurity; team member engagement; our continuing business transformation; disclosure enhancements; and the continuing evolution of the medical technology market. In our discussions with shareholders following the appointment of Mr. Tornos as our President and CEO and the associated changes within our executive leadership team, shareholder discussions further addressed executive succession planning, the appointments and compensation of leadership team members, and Board composition.

The committee factored the collective shareholder feedback and considerations relating to both the 2022 and 2023 Say on Pay votes into its final review of 2023 executive performance and 2024 executive compensation actions.

Further, in late 2023 we received a shareholder proposal related to amending our Corporate Governance Guidelines to provide that, with respect to directors who received less than a majority vote in an uncontested election, to bar the Board from nominating such person as a candidate to stand for election in the year after such person received less than a majority vote in an uncontested election. After consideration by our Corporate Governance Committee, and at the direction of the Board, management engaged with the shareholder proponent to develop an appropriate amendment to the Corporate Governance Guidelines. The Board subsequently adopted the proposed amendment, and the shareholder proponent withdrew the proposal, in February 2024.

Shareholder Feedback – What We Heard and What We Did

The committee values the opportunity to hear directly from our shareholders, and the committee and the Board thank our shareholders for their continuing engagement and feedback. With regard to executive compensation in particular, while the views and opinions of various shareholders differ, one key element of the recent shareholder feedback was a desire to obtain a better understanding of how the committee considered and made decisions concerning the executive compensation actions associated with the CEO and leadership transition in August 2023, including as they related to our executive compensation and succession planning processes overall. Please see above under “—2023 Senior Leadership Changes; Related Compensation Decisions” for additional information regarding the committee’s considerations and actions taken in connection with the executive transitions in 2023, and under “BOARD’S ROLE IN Executive Succession Planning and Development” for additional information regarding our executive succession planning

Zimmer Biomet 33

EXECUTIVE COMPENSATION

program as a whole. Additionally, a majority of the institutional shareholders with which we engaged indicated general support for our core executive compensation program.

During 2023 (as previously disclosed) and in early 2024, the committee and Board of Directors took substantive action on a variety of matters in response to shareholder feedback. Key ongoing commitments included:

Shareholder Feedback	Actions Taken in Response

Equity Practices
• Do not convert PRSUs into time-based RSUs • Do not increase the payout level of PRSUs • Do not make one-time time-based equity grants to executive officers
•
The committee confirmed that it will not convert PRSUs into time-based RSUs in the future.
•
The committee confirmed that it will not increase the payout levels above the realized level of PRSUs in the future.
•
The committee committed to eliminate one-time equity grants to executive officers, except for new hires or for performance-based retention grants.

Incentive Compensation
• Disclose annual cash incentive and PRSU performance measures • Reduce overlapping performance measures between annual cash incentives and PRSUs
•
The committee committed to disclosing annual cash incentive and PRSU targets at such time that disclosures would not create competitive harm.
•
Starting in 2023, committee reduced the overlap in performance measures between the annual cash incentive and PRSUs to a permissible level of overlap as determined by a leading proxy advisory firm.

Other Factors
•
Disclose EEO-1 data
•
Include one or more incentive plan goals with measurable ESG objectives
•
Provide additional disclosure of director skills and attributes
•
Adjust peer group selection to more comparable market capitalization
•
Amend our Corporate Governance Guidelines to provide that, with respect to directors who received less than a majority vote in an uncontested election, to bar the Board from nominating such person as a candidate to stand for election in the following year

•
The company began to disclose its EEO-1 report in its 2023 Sustainability Report.
•
Our primary ESG measure is the ESG global quality bonus modifier component of the annual cash incentive plan. See page 44 for more information.
•
We have provided additional disclosure of director skills and experiences in this proxy statement.
•
The committee’s changes to our peer group used for 2023 and 2024 compensation determinations are consistent with this feedback.
•
The Board implemented the requested Corporate Governance Guideline amendment in February 2024.

The committee also made certain commitments which have since been satisfied, such as enhanced disclosure of the committee's considerations relating to compensation actions taken in connection with the ZimVie Inc. ("ZimVie") spinoff in 2022, which were disclosed in our 2023 Proxy Statement.

Our 2023 Results and Executive Compensation

In 2023, we continued to recover from the effects of the COVID-19 global pandemic. We experienced fewer disruptions to elective surgical procedures from the pandemic in 2023 as compared to 2022. In addition, improvements in our supply chain, recovery from patients who deferred surgical procedures related to the pandemic, new product introductions and commercial execution drove improved financial results. Our transformation agenda also continued throughout 2023 as we achieved highlights including:

•
received notification from the U.S. Food and Drug Administration (FDA) officially closing out the FDA Warning Letter for our Warsaw North Campus facility;
•
exited 2023 with fewer than 10 FDA recalls across our global network;
•
achieved continued recognition for our DEI efforts with inclusion in Newsweek America's Greatest Workplaces for Diversity 2024 list as well as earning a 100% score on the Human Rights Campaign Foundation's 2023-2024 Corporate Equality Index; and

Zimmer Biomet 34

EXECUTIVE COMPENSATION

•
received additional recognition for our ESG efforts from the Carbon Disclosure Project, earning an ‘A’ score for climate change based on our 2023 disclosures, and in early 2024, the company received an MSCI ESG Rating of AA.

Summary of Cash Payouts for 2023

The below table sets forth our NEOs’ 2023 annual incentive plan payouts, as a percentage of the target opportunity and in terms of dollar amount. Additional details are provided later in this CD&A.

	2023 Annual Cash Incentive Plan Payout
NEO	(%)	($)
Ivan Tornos(1)	130.2	1,603,022
Suketu Upadhyay(2)	131.5	1,054,435
Sang Yi(3)	119.7	633,166
Wilfred van Zuilen(4)	148.0	745,102
Chad Phipps(5)	131.5	634,764

(1)
In connection with his promotion to President and CEO, Mr. Tornos' target annual bonus opportunity for 2023 increased from 110% of his base salary to 150% of his base salary, with payouts prorated to reflect the portion of the year during which he served as COO and the portion of the year he served as President and CEO.
(2)
Mr. Upadhyay's 2023 annual cash incentive plan payout amount reflects an increase based on 110% achievement of his individual goals, in addition to the 130.2% achievement under his financial performance metrics, as further described below under “Annual Cash Incentive Plan – Individual Performance.”
(3)
Mr. Yi’s compensation is paid in Hong Kong Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 HKD = 0.127935 USD.
(4)
Mr. van Zuilen's compensation is paid in Swiss francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 CHF = 1.144957 USD. Mr. van Zuilen's 2023 annual cash incentive plan payout amount reflects an increase based on 125% achievement of his individual goals, in addition to the 144.4% achievement under his financial performance metrics, as further described below under “Annual Cash Incentive Plan – Individual Performance.”
(5)
Mr. Phipps' 2023 annual cash incentive plan payout amount reflects an increase based on 110% achievement of his individual goals, in addition to the 130.2% achievement under his financial performance metrics, as further described below under “Annual Cash Incentive Plan – Individual Performance.”

The committee selected three financial measures by which to assess 2023 performance for purposes of the awards under the annual cash incentive plan. These measures were selected to provide a balanced set of performance targets that focus on growth, profitability and operating efficiency, which we believe best drive total shareholder return.

Zimmer Biomet 35

EXECUTIVE COMPENSATION

KEY EXECUTIVE COMPENSATION PROGRAM PRACTICES

The committee has designed our executive compensation program and practices to align executives’ financial interests with those of our shareholders. Following is a description of key program features and practices that illustrate this alignment:

✓

Pay for performance. A significant percentage of our NEOs’ target total direct compensation opportunity is at-risk and variable with performance, including stock price performance. While Mr. Tornos was in a transition year in 2023, 53% of his total compensation at time of award was at risk and 90.4% of his total compensation at time of award was variable with performance, including stock price performance.

X X

No repricing or exchange of underwater stock options. Our equity incentive plans prohibit repricing or exchange of underwater stock options without shareholder approval.

No employment contracts. We employ our NEOs on an “at will” basis with no employment contracts, other than as required by non-U.S. jurisdictions.

✓	Emphasis on long-term equity incentives. We emphasize alignment between the interests of our NEOs and shareholders by significantly weighting NEOs’ compensation toward long-term equity awards.	X	No dividends or dividend equivalents paid or accrued on unearned performance-based equity awards. We do not pay or accrue dividends until shares have been earned and issued.

✓

Clawback of incentive compensation. Incentive compensation to executive officers under cash and equity incentive plans are subject to clawback in the event of financial restatements, in compliance with NYSE listing standards. In addition, if an employee engages in conduct deemed detrimental to the interests of the company, including the breach of restrictive covenants or the violation of our Code of Business Conduct and Ethics or other policies, procedures or standards, their equity awards are subject to clawback.

		✓	Maximum payout caps. We place caps on maximum payouts under our annual cash incentive plan and our performance-based equity awards.
✓

Double trigger change in control benefits. We require a double trigger for change in control severance benefits and equity awards; that is, cash severance will not be paid, and the vesting of equity awards will not be accelerated, except in the event of a qualifying termination of employment in connection with a change in control.

✓

Non-competition agreement required for equity award eligibility. To the extent permitted by applicable law, we require all employees to sign a non-competition agreement as a condition of receiving an equity award. The award is subject to clawback if the agreement is breached.

X

No excise tax gross-ups in post-2009 agreements. We have no gross-up provisions in change in control severance agreements entered into after July 2009. Accordingly, we have only one agreement with gross-up provisions in place.

✓

Robust stock ownership guidelines. We require executives to hold equity with a value equal to a multiple of six times salary for our CEO and three times salary for each other NEO. 100% of net after-tax shares received upon vesting or exercise of awards must be retained until an executive meets the required ownership level.

✓

Limited perquisites. We do not provide significant perquisites to our NEOs. For efficiency and security reasons, Messrs. Tornos and Upadhyay are permitted limited personal use of our corporate aircraft.

X

Policy prohibiting hedging, pledging and short sales. We prohibit directors, officers and certain other employees from engaging in short sales of our stock, trading in instruments designed to hedge against price declines in our stock, holding our stock in margin accounts or pledging our stock as collateral for loans or other obligations.

		✓	Annual shareholder “Say on Pay” vote and ongoing shareholder engagement. We engage with shareholders throughout the year and solicit feedback regarding our compensation practices.
		✓	Independent advisor to the committee. The committee regularly consults with an independent compensation consultant.

Zimmer Biomet 36

EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND ELEMENTS

Our Executive Compensation Philosophy

Our executive compensation program is designed to achieve the following fundamental objectives:

•
attract, retain and motivate a highly qualified and effective senior leadership team;
•
focus executives’ attention on specific financial, operational and strategic objectives;
•
create a direct relationship between pay and performance;
•
align executives’ interests with the long-term interests of our shareholders;
•
recognize company and individual performance; and
•
reflect the value of each executive’s position in the market and within the company.

To accomplish these objectives, the committee annually reviews and approves our executive compensation program components and target compensation levels, as well as specific performance metrics and targets, payout ranges and actual payouts.

For the NEOs, the committee establishes target compensation consistent, to the extent possible, with comparable positions in our peer group. Our practice is to target total direct compensation (including base salary, target annual cash incentive opportunities and target long-term equity-based incentives) at market competitive levels. Target compensation for individual executives may vary based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally-recruited executives, compensation earned at a prior employer.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. The committee seeks to provide a total pay opportunity that is competitive with our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation. The committee also considers executive pay in the context of year-over-year pay trends, whether historical payouts accurately reflect the committee’s assessment of the executive’s contribution and whether executive pay provides sufficient retentive value.

Elements of Executive Compensation

The following table describes the elements of target direct compensation for 2023. Our compensation program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual incentive and long-term incentive (“LTI”) opportunities. We also offer retirement plans and benefits that are generally available to all employees, and we provide a limited range of perquisites.

Element and Key Characteristics	Objectives

Base Salary
•
Only fixed compensation component; payable in cash
•
Reviewed annually and adjusted when appropriate
•
Initial 2023 NEO increases: 3.4% – 4.0%; Mr. Tornos' base salary was further increased by 39.8% above his initial 2023 base salary upon his promotion to President and CEO, and Mr. Upadhyay's base salary was further increased by 8.2% above his initial 2023 base salary upon his promotion to Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain
• Provide a base level of competitive cash compensation • Attract and retain executive talent • Recognize increased responsibilities through promotional increases

Annual Cash Incentive Opportunity
•
Variable compensation component payable in cash based on performance against established goals and assessment of individual performance
•
Target awards are based on a percentage of base salary
•
Tied to company financial results and individual objectives to drive total company performance in 2023
•
Payouts for 2023 could range between 0% and 200% of target
•
2023 NEO payouts: 130.2% of target for Mr. Tornos; 131.5% of target for Mr. Upadhyay; 119.7% of target for Mr. Yi; 148.0% of target for Mr. van Zuilen; and 131.5% of target for Mr. Phipps. Mr. Tornos' 2023 payout was prorated to reflect the portion of the year in which he was COO and had a 110% bonus opportunity, and the portion of the year in which he was President and CEO and had a 150% bonus opportunity

•
Motivate and reward executives for achievement of key financial measures and individual objectives
•
Drive specific behaviors that foster short-term and long-term growth and profitability
•
Individual operational and strategic goals
•
Recognize individual performance related to employee engagement, DEI, quality and other measures
•
Subject to upward or downward adjustment based on our ESG global quality modifier

Zimmer Biomet 37

EXECUTIVE COMPENSATION

Element and Key Characteristics	Objectives
Annual LTI Award: RSUs (50% of annual equity award)
•
RSUs vest ratably over three years
•
Additional transition-related RSU grant with the same vesting dates as the March 2023 annual grants was made to Mr. Tornos in connection with his appointment as President and CEO to bridge the gap to his new compensation level
•
Aligns to market practice

•
Motivate NEOs to drive the long-term performance of the company; value is tied directly to stock price performance after the date of grant
•
Align NEOs’ interests with long-term shareholder value; shares received upon vesting are subject to retention requirements under stock ownership guidelines
•
Attract and retain executive talent

Annual LTI Award: PRSUs (50% of annual equity award)
•
Three-year performance period for 2023 awards:
•
25% based on revenue growth CAGR
•
37.5% based on adjusted EPS growth CAGR
•
37.5% based on relative TSR
•
The cumulative total payout over the three-year performance period may not exceed 200% of target
•
No opportunities for interim payouts
•
Additional transition-related PRSU grant with the same performance and vesting terms as the March 2023 annual grants was made to Mr. Tornos in connection with his appointment to President and CEO to bridge the gap to his new compensation level

•
Motivate achievement of multi-year performance objectives that enhance shareholder value
•
Align NEOs’ interests with long-term shareholder value; earned PRSUs are settled in shares of common stock that are subject to retention requirements under stock ownership guidelines
•
Attract and retain executive talent

Promotion-Related PRSU Award to Mr. Upadhyay
•
PRSU award that will be earned and vest if and to the extent that certain financial and organizational goals are achieved over two performance periods of October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025

•
Recognizes Mr. Upadhyay’s broader scope of responsibilities, overseeing the company’s global operations, supply chain, pricing and IT functions, in addition to his continued role as the Chief Financial Officer
•
Performance-based structure rewards Mr. Upadhyay for delivering meaningful financial and operational results to the company and its shareholders and more closely aligns Mr. Upadhyay's interests with those of our shareholders
•
Provides additional retention benefit with respect to Mr. Upadhyay

PRSU Award to Mr. Yi
• PRSU award was made to Mr. Yi with the same performance and vesting terms as the March 2023 annual grants	• Performance-based award structure provides additional retention benefit and more closely aligns Mr. Yi's interests with those of our shareholders

Executive Compensation Changes for 2024

Throughout the COVID-19 pandemic and its aftermath through 2023, the committee took a variety of actions to address the risks and uncertainties for our business and team members caused by the COVID-19 pandemic and its related disruptions. These actions included, for example, temporarily reducing (and subsequently reinstating) the base salaries of our then-current NEOs in response to uncertainty at the start of the pandemic; with respect to our annual performance incentive plan, widening the performance measure achievement ranges, reducing the relative weight of the free cash flow performance metric and adopting varying payout caps tied to our performance in various performance measures; capping the maximum payout under the 2022 PRSUs at 150% and adopting different performance measures for our PRSUs beginning in 2022. However, in 2023, the committee laid a foundation for a return to more typical historical practice, which it continued in its early 2024 compensation actions.

As previously disclosed, in December 2022, after undertaking a search for a new independent compensation consultant to provide a fresh perspective on our executive compensation practices, the committee engaged Semler Brossy as its new independent compensation consultant. Throughout 2023, Semler Brossy reviewed our executive compensation practices generally to ensure our compensation program is aligned with market best practices.

Zimmer Biomet 38

EXECUTIVE COMPENSATION

After considering the feedback we received from our continuing shareholder outreach and from Semler Brossy, the committee determined to maintain the core components of our compensation program for 2024, but made certain changes. These changes include:

Dimension	Change for 2024
Change Weights of Annual Cash Incentive Performance Measures
•
Change the weighting of our three performance measures to 40% (from 45%) constant currency revenue, 40% (from 45%) adjusted operating profit and 20% (from 10%) free cash flow to reflect a greater emphasis on free cash flow generation

Treatment of LTI Awards Upon Disability	• Starting with equity awards made in 2024, accelerate the vesting of such awards if a recipient experiences a termination in service due to disability • Change conforms to common peer group practices
Amend Change in Control Severance Agreements
•
Amend our change in control severance agreements to replace the excise tax cutback from limiting payouts to less than the amount which would subject such payments and benefits to excise taxes, with a new limit on payouts that is either (i) an amount that does not trigger excise taxes, or (ii) the full payment, whichever results in the better net after-tax result for the executive
•
Change conforms to common peer group practices

Base Salary Foreign Exchange Rate Lock for Mr. Yi	• Lock in the USD - HKD exchange rate for Mr. Yi's salary at the exchange rate on April 1, 2024

COMPENSATION MIX

Our NEOs’ total direct compensation is heavily weighted toward variable compensation elements, meaning actual amounts earned will vary as a result of company and individual performance, as well as business unit or geographic results where applicable. We emphasize performance-based compensation that appropriately rewards executives for delivering results that meet or exceed multiple pre-established goals over one-, two- and three-year periods, with metrics and targets selected because they are directly linked to our strategic goals. In addition, our long-term incentive program rewards absolute stock price growth as well as constant currency revenue growth, adjusted earnings per share growth and relative TSR.

As executives assume greater responsibilities, more of their pay is contingent on company performance. With respect to 2023, including compensation received upon his promotion to President and CEO, 90.4% of Mr. Tornos' target total direct compensation at the time of each grant was variable and tied to our annual and long-term performance, including stock price performance as to both his PRSUs and RSUs. The committee assesses each NEO’s target total direct compensation opportunity annually to facilitate alignment with the objectives of our compensation program and market practice.

2023 Target Total Direct Compensation(1)
NEO	Base Salary	Annual Incentive(3)	PRSUs(3)(4) (Grant Date Fair Value)	RSUs(4)(5) (Grant Date Fair Value)
Ivan Tornos(2)	9.6%	16.0%	37.2%	37.2%
Suketu Upadhyay(2)	7.8%	10.3%	65.4%	16.5%
Sang Yi(2)	18.8%	19.5%	34.7%	27.0%
Wilfred van Zuilen	21.2%	25.0%	26.9%	26.9%
Chad Phipps	21.6%	22.8%	27.8%	27.8%

(1)
Percentages are computed based on the underlying individual whole numbers and therefore may not equal 100%.
(2)
Represents compensation after giving effect to compensation actions taken in August and September 2023 in connection with the President and CEO transition.
(3)
Denotes performance-based (i.e., at-risk) compensation.
(4)
Reflects grant date fair values to Messrs. Tornos, Upadhyay and Yi as of the dates of each of their awards (i.e., March 6, 2023 and September 1, 2023).
(5)
In addition to the annual incentive and PRSUs being variable compensation, we also consider RSUs to be variable because their value is affected by stock price performance, but RSUs are not considered at-risk.

Zimmer Biomet 39

EXECUTIVE COMPENSATION

Zimmer Biomet 40

EXECUTIVE COMPENSATION

BASE SALARY

Base salary increases for our global employee population, including NEOs, are generally effective in April of each year. In March 2023, the committee approved NEOs’ base salaries for 2023, taking into consideration each NEO’s 2022 performance, our 2023 employee merit increase guidelines, market data based on peer group benchmarking, internal equity, retention and certain other factors.

In connection with Mr. Tornos’ appointment as President and CEO in August 2023, the committee increased his annualized base salary from $858,220 to $1,200,000. In recognition of Mr. Upadhyay’s broader scope of responsibilities for overseeing the company’s global operations, supply chain functions, pricing functions and information technology functions, in addition to his continued role as Chief Financial Officer, the committee determined to increase Mr. Upadhyay’s annual base salary from $785,840 to $850,000 in August 2023. The committee considered the base salary changes made in August 2023 as transitional to reflect the change in Messrs. Tornos' and Upadhyay's positions. The factors the committee considered in determining the amount of the base salary increase for each of Messrs. Tornos and Upadhyay are set forth above under "—2023 Senior Leadership Changes; Related Compensation Decisions."

After considering the factors identified above for all of the NEOs in March 2023, and the factors related to Messrs. Tornos and Upadhyay in August 2023, the committee approved base salaries for 2023 that represent year-over-year increases as follows:

NEO	2022 Base Salary ($)	2023 Base Salary ($)		Percentage Change
Ivan Tornos	830,000	1,200,000	(1)	44.6%
Suketu Upadhyay	760,000	850,000	(2)	11.8%
Sang Yi(3)	648,000	670,032		3.4%
Wilfred van Zuilen(4)	584,000	607,360		4.0%
Chad Phipps	588,000	607,992		3.4%
Bryan Hanson	1,221,000	1,262,514		3.4%

(1)
Represents Mr. Tornos' 2023 base salary, as increased in connection with his appointment as our President and CEO. The committee initially set his 2023 base salary at $858,220, representing a 3.4% increase over his 2022 base salary.
(2)
Represents Mr. Upadhyay's 2023 base salary, as increased in connection with his appointment as our Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain. The committee initially set his 2023 base salary at $785,840, representing a 3.4% increase over his 2022 base salary.
(3)
Mr. Yi’s compensation is paid in Hong Kong Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 HKD = 0.127935 USD.
(4)
Mr. van Zuilen's compensation is paid in Swiss francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 CHF = 1.144957 USD.

CASH INCENTIVES

Annual Cash Incentive Plan

In determining the target awards for our NEOs under our annual cash incentive plan for 2023, the committee reviewed the NEOs’ job responsibilities, market data based on peer group benchmarking and internal equity. After considering these factors, in March 2023, the committee made no changes to the NEOs' target awards, maintaining Mr. Hanson's target award at 150% of his base salary, maintaining Mr. Tornos' target award at 110% of his base salary, maintaining Mr. Upadhyay's target award at 100% of his base salary and maintaining Messrs. Phipps', van Zuilen's and Yi's target awards at 80% of their respective base salaries. In connection with his appointment as President and CEO in August 2023, the committee increased Mr. Tornos’ target award from 110% to 150% of his base salary. However, recognizing that 2023 was a transitional year for Mr. Tornos, the committee provided that his payout amount under the annual cash incentive plan for 2023 would be prorated to reflect the portion of the year during which he served as COO and the portion of the year during which he served as President and CEO.

Mr. Hanson forfeited his opportunity under the annual cash incentive plan upon his separation from the company, and therefore the below discussion does not include information for Mr. Hanson.

The committee selected the following three financial measures by which to assess 2023 performance for purposes of the awards under the annual cash incentive plan: constant currency revenue, adjusted operating profit and free cash flow. The table below shows the selected financial performance measures, their respective weightings and the rationale for their selection. Additionally, the committee replaced the 100% cap on total bonus payout if either the constant currency revenue or the adjusted operating profit measures (or both) achieve less than 100% with a new cap that limits achievement on the free cash flow measure alone to 100% if both constant currency revenue and adjusted operating profit achieve less than 100% (target) performance. The cap change, as well as the increased weight

Zimmer Biomet 41

EXECUTIVE COMPENSATION

the committee assigned to the free cash flow performance measure starting in 2024, reflect the committee's continuing efforts to prioritize the performance measures that the committee viewed would be most valuable to investors in different economic circumstances.

The below table shows the three performance measures, their respective weightings and the rationale for their selection.

Performance Measure	Weighting	Rationale
Constant currency revenue	45%

The committee selected revenue because it measures our ability to innovate and compete in the global marketplace, it focuses NEOs on top-line sales growth, it is one of the primary bases on which we set performance expectations for the year, it is a widely-used measure of overall company performance and the committee believes it is highly correlated to shareholder return. It is also a measure with respect to which we generally provide financial guidance to the investment community. Constant currency revenue is a non-GAAP financial measure.*

Adjusted operating profit	45%

The committee selected adjusted operating profit because it is one of the primary bases on which we set performance expectations for the year, it is a widely-used measure of overall company performance and the committee believes it is highly correlated to shareholder return. Adjusted operating profit is a non-GAAP financial measure.*

Free cash flow	10%

The committee selected free cash flow because it recognizes the importance of the efficient use of cash on our ability to fund investments in our business, including internal and external development, innovation and geographic expansion. For 2023, the committee established a 100% cap on payouts under the free cash flow measure if both the constant currency revenue and the adjusted operating profit measures achieve less than 100% (target) performance. Free cash flow is a non-GAAP financial measure.*

* See footnotes (3), (4) and (5) to the “2023 Annual Cash Incentive Plan” table below and Appendix A for a discussion of our non-GAAP financial measures and reconciliations of those measures to the most directly comparable financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”).

The committee believes that, together, these measures provide a balanced set of performance targets that focus on growth, profitability and operating efficiency, and are most important for generating total shareholder return. The committee set corporate performance metrics based on our consolidated results for Messrs. Tornos, Upadhyay and Phipps, which it retained for Mr. Tornos after his promotion to President and CEO in August 2023. Mr. Yi is the executive with top-line responsibility for the APAC region, so the committee set performance measures based on a blend of 50% consolidated results and 50% on the results of our APAC region. Mr. van Zuilen is the executive with top-line responsibility for the EMEA region, so the committee set performance measures based on a blend of 50% consolidated results and 50% on the results of our EMEA region. The committee believes this approach more closely aligns those executives’ pay with the performance of the portfolios for which they are primarily responsible. In addition to corporate performance metrics, NEOs had individual goals and objectives as described further below.

The committee established specific goals for each of the measures based on the annual operating plan approved by the Board at the beginning of the year. The committee set each performance target at a level it believed would represent attractive performance by management in light of the environment in which we were operating, industry conditions and growth trends and which would be reasonably achievable, while requiring what it believed would be outstanding performance to achieve the maximum payout level. The achievement percentage ranges established by the committee were consistent with those established for 2022. Because the operating plan forms the basis for both our financial guidance communicated to the investment community and the annual cash incentive plan, the interests of the NEOs are aligned with those of shareholders.

The payout curves applied to these performance measures are shown below:

Payout curves applied to performance measures
Constant Currency Revenue		Adjusted Operating Profit		Free Cash Flow
Achievement Percentage	Payout (% of Target)	Achievement Percentage	Payout (% of Target)	Achievement Percentage	Payout (% of Target)
110%+	200%	115%+	200%	120%+	200%
100%	100%	100%	100%	100%	100%
90%	50%	85%	50%	80%	50%
Less than 90%	0%	Less than 85%	0%	Less than 80%	0%

Zimmer Biomet 42

EXECUTIVE COMPENSATION

The annual performance measures, our actual performance against the targets and the resulting achievement and payout percentages for 2023 are shown in the below table.

	($ in millions)
2023 Annual Cash Incentive Plan Performance and Payout Percentages	Target ($)	Actual ($)	Achievement(1)(2) (%)	Weight (%)	Weighted Payout(1)(2) (%)
Corporate – Messrs. Tornos, Upadhyay and Phipps (100%); Messrs. van Zuilen and Yi (50%)
Consolidated constant currency revenue(3)	7,152	7,353	102.8	45	57.4
Adjusted operating profit(4)	2,010	2,087	103.8	45	56.4
Consolidated free cash flow(5)	975	979	100.4	10	10.2
			Subtotal		124.0
			Impact of ESG global quality bonus modifier(6)		x5.0
		Total weighted payout(7)			130.2
EMEA – Mr. van Zuilen (50%)
Constant currency revenue(3)	1,553	1,613	103.9	45	62.5
Adjusted operating profit(4)	453	489	107.9	45	68.6
Free cash flow(5)	320	499	155.9	10	20.0
			Subtotal		151.1
			Impact of ESG global quality bonus modifier(6)		x5.0
			Unit weighted payout		158.7
			At overall 50% weight		79.4
			Corporate total weighted payout		130.2
			At overall 50% weight		65.1
		Total weighted payout for Mr. van Zuilen(7)			144.4
APAC – Mr. Yi (50%)
Constant currency revenue(3)	1,274	1,253	98.4	45	41.3
Adjusted operating profit(4)	390	402	103.1	45	54.3
Free cash flow(5)	418	392	93.8	10	8.4
			Subtotal		104.0
			Impact of ESG global quality bonus modifier(6)		x5.0
			Unit weighted payout		109.2
			At overall 50% weight		54.6
			Corporate total weighted payout		130.2
			At overall 50% weight		65.1
			Total weighted payout for Mr. Yi(7)		119.7

(1)
Achievement percentages, weighted payout percentages, subtotal weighted payout percentages and total weighted payout percentages are computed from the underlying whole numbers rather than the rounded numbers presented in this table and, therefore, the percentages and totals may not correspond exactly to the rounded numbers.
(2)
The achievement percentage for each performance measure was applied to the relevant payout curve (set forth above) to determine the payout percentage for that measure. The resulting payout percentages were then weighted and summed.
(3)
When measuring actual performance against the target for revenue, the committee made adjustments to eliminate the impact of fluctuations in foreign currency exchange rates during the year, whether positive or negative, compared to the rates that were budgeted when the targets were set. The committee eliminated the impact of foreign currency translation so that only our underlying performance is measured; the committee does not believe it is desirable to either reward or penalize executives based on the impact of foreign currency swings. These adjustments result in “constant currency” revenue, which is a non-GAAP financial measure. See Appendix A for a reconciliation of reported revenue to constant currency revenue.
(4)
The committee believes adjusted metrics allow us to connect pay and operational performance more effectively and are more aligned with how shareholders expect the company and our peers to measure performance. The goal of adjusting metrics from GAAP requirements is to provide meaningful incremental information that allows investors to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported income but that do not impact the fundamentals of our operations. The committee believes that adjusted metrics are therefore often the most appropriate metrics to use when incentivizing executives to make decisions that are aligned with the long-term interests of shareholders. While GAAP provides accounting uniformity across companies, GAAP requires the inclusion of items that may not be reflective of our core operations. In the case of adjusted operating profit, we adjust for certain items in the following categories: inventory and manufacturing-related charges; intangible asset amortization; restructuring and other cost reduction initiative expenses; acquisition, integration, divestiture and related expenses; litigation charges and gains; expenses to comply with the European Union Medical Device Regulation; and certain other charges.

Zimmer Biomet 43

EXECUTIVE COMPENSATION

The committee believes using adjusted metrics is important when setting performance targets. Using only GAAP metrics could result in performance targets that incorporate certain items outside of a management team’s control and reduce comparability and could also result in performance targets that are misaligned with the long-term interests of the company and shareholders. We believe our shareholders recognize that adjusted metrics are indicators of core operational performance. We also understand that our shareholders commonly make adjustments to inform their own views of historical and future expectations for underlying operational performance. Our disclosures showing our adjustments to GAAP earnings help guide shareholders’ own evaluation of the company’s performance. The majority of S&P 500 companies disclose non-GAAP metrics when reporting financial results, which we believe is reflective of shareholders’ interest in, and understanding of, both GAAP and non-GAAP results.

We provide thorough disclosure of the adjustments made to our GAAP financial information. We provide reconciliations between operating profit and adjusted operating profit on a quarterly and annual basis. In addition, if the committee, in its discretion, determines any additional adjustments are appropriate, those additional discretionary adjustments are disclosed in our proxy statement, as well as a narrative explaining any discretionary adjustments. Shareholders are therefore able to see the exact adjustments we make for the purposes of their analysis. However, the committee does not believe that GAAP metrics are as appropriate for purposes of our compensation program, as it believes adjusted results better reflect core operating results. See Appendix A for additional details on each adjustment as well as a reconciliation of operating profit to adjusted operating profit on a consolidated basis.

(5)
Free cash flow is determined by deducting our investments in surgical instruments (used by healthcare professionals during surgery to implant medical devices) and other property, plant and equipment from net cash provided by operating activities. Free cash flow represents the cash that we generate after accounting for cash outflows to support operations and maintain or expand our capital asset base, and is an indicator of our ability to pay debt, pay dividends, repurchase shares of our stock and facilitate the growth of our business. The committee believes this is a key measure of our performance for investors to understand and for which management should be held accountable in the annual cash incentive plan. Free cash flow is a non-GAAP financial measure. See Appendix A for a reconciliation of net cash provided by operating activities to free cash flow.
(6)
See below for a discussion of the ESG global quality bonus modifier.
(7)
Represents the weighted payout percentage under the company financial measures component of the 2023 annual cash incentive plan, as well as the impact of the ESG global quality bonus modifier. In addition, based on an assessment of achievement of each NEOs individual performance goals as described further below, the final payout amount for certain NEOs was adjusted for the individual award component, which was 100% for Messrs. Tornos and Yi, 110% for Messrs. Upadhyay and Phipps and 125% for Mr. van Zuilen.

ESG Global Quality Bonus Modifier

As noted on the inside front cover of this proxy statement, our second Guiding Principle is commitment to the highest standards of patient safety and quality in our products and services and to world-class integrity and ethical business practices. In support of this Guiding Principle, and to drive accountability for compliance with, and sustained improvements in, our global quality system, the committee again included a global quality bonus modifier component to the annual cash incentive plan for 2023. The committee believes that quality is a critical ESG measure for a medical device company.

In 2023, the committee replaced the global quality modifier used in 2022 with a new ESG global quality modifier to drive and sustain improved quality achievement and to further reflect the importance the committee places on this ESG goal for management. As depicted in the below payout matrix, as applied to NEOs, the modifier provides for an opportunity to change the payout for the NEOs either upward or downward by up to 5% based on the results of the following specified metrics related to our global quality program, except that, if the company receives any new FDA warning letter(s) in 2023, there will be no upward adjustment under the ESG global quality modifier. The payout matrix was developed based on the company’s historical performance.

2023 ESG Global Quality Payout Matrix
Quality Measure	Increase	Neutral	Decrease
FDA Warning Letters	Warning Letter Cleared+2%	No Warning Letter Issued+0%	Any Warning Letters Issued-2%
Network FDA Form 483 Observations per Inspection	0-2 +2%	3-4 +0%	5 or More -2%
Average Corrective and Preventive Actions (CAPA) On-Time Global Quality Report Score(1)	10-9.5 +1%	9.49-9.0 +0%	Below 9.0 -1%

(1)
Calculated based on internal tracking data.

In 2023, across our global network, we received zero new FDA warning letters, cleared one FDA warning letter, received two FDA Form 483 observations per inspection, and our Average CAPA On-Time Global Quality Report Score was 9.81. As a result, the ESG global quality modifier applied at the maximum level, increasing bonus payouts by 5%.

The Committee retained the ESG global quality bonus modifier substantially unchanged for 2024, except that, as the only outstanding FDA warning letter was cleared in 2023, it is no longer possible to achieve the +2% adjustment for clearing FDA warning letters, so the maximum potential adjustment declines to +3%, while the payout can still be reduced by up to -5%.

Zimmer Biomet 44

EXECUTIVE COMPENSATION

Individual Performance

After the potential payout amounts under the annual cash incentive plan were computed based on our financial performance and the impact of the ESG global quality bonus modifier as described above, the committee considered each NEO’s individual performance during 2023 to determine the actual cash incentive payment amounts. Based on its assessment of an NEO’s individual performance, the committee could increase or decrease the NEO’s payout by up to ten percent (10%) of the NEO’s target opportunity. During 2023, these individual performance components included individual performance targets relating to employee engagement, DEI, quality and other measures.

The committee considered each NEO’s achievement of established goals and objectives, each NEO’s contributions to our performance and each NEO’s other leadership attributes and accomplishments. The goals set for each NEO for 2023 reflected the wide range of responsibilities that are attributed to each executive and included goals pertaining to corporate strategy, financial performance, team member engagement scores, corporate compliance and regulatory compliance, including product quality and safety, and other ESG-related goals, among other areas.

With respect to Mr. Upadhyay, based on its assessment of his individual performance in relation to his individual goals, including specifically due to its practice of more highly compensating executives with highly successful performance on their individual goals, the committee determined it was appropriate to increase his payout by $10,440, reflecting 110% achievement of his individual performance goals and resulting in a total payout under the 2023 annual cash incentive plan of 131.5% of target (as compared to his 130.2% weighted payout percentage under the annual financial performance measures discussed above). With respect to Mr. van Zuilen, based on its assessment of his individual performance in relation to his individual goals, including specifically due to its practice of more highly compensating executives with highly successful performance on their individual goals and relating to the strong overall business performance of the EMEA region under his leadership, the committee determined it was appropriate to increase the individual component of his payout by $18,173, reflecting 125% achievement of his individual performance goals and resulting in a total payout under the 2023 annual cash incentive plan of 148.0% of target (as compared to his 144.4% weighted payout percentage under the annual financial performance measures discussed above). With respect to Mr. Phipps based on the committee's assessment of his individual performance in relation to his individual goals, including specifically due to its practice of more highly compensating executives with highly successful performance on their individual goals, the committee determined it was appropriate to increase his payout by $6,285, reflecting 110% achievement of his individual performance goals and resulting in a payout under the 2023 annual cash incentive plan of 131.5% of target (as compared to his 130.2% weighted payout percentage under the annual financial performance measures discussed above). With respect to the other NEOs, the committee determined that each achieved 100% of his individual performance goals, and therefore approved actual payments equal to the weighted payout percentage under the annual cash incentive plan set forth above applicable to such NEO.

2023 Annual Cash Incentive Payouts

Set forth below are the payouts to our NEOs under our annual cash incentive plan for 2023 based on company and individual performance as described above.

	Annual Cash Incentive Plan
	Opportunity		Actual Payment
NEO	(as a % of Base Salary)	(at Target Performance)	(as a % of Target Opportunity)	2023 Annual Cash Incentive Plan Payout
Ivan Tornos(1)	150%	$1,231,200	130.2%	$1,603,022
Suketu Upadhyay(2)	100%	$801,839	131.5%	$1,054,435
Sang Yi(3)	80%	$528,961	119.7%	$633,166
Wilfred van Zuilen(4)	80%	$503,413	148.0%	$745,102
Chad Phipps	80%	$482,703	131.5%	$634,764

(1)
The committee increased Mr. Tornos’ opportunity as a percentage of base salary from 110% to 150% in connection with his appointment as President and CEO in August 2023. Mr. Tornos' actual payment was prorated by applying the earned bonus percentage at a 110% bonus opportunity to his base salary for the portion of the year during which he served as COO and by applying the earned bonus percentage at a 150% bonus opportunity to his base salary for the portion of the year during which he served as President and CEO. Mr. Tornos received $554,632 during the portion of the year in which he was COO, which was multiplied by his opportunity of 110% and 130.2% achievement percentage, resulting in prorated payout of $794,343. Mr. Tornos also received $414,070 as salary during the portion of the year in which he was President and CEO, which was multiplied by his opportunity of 150% and the 130.2% achievement percentage, resulting in a prorated payout of $808,679. If Mr. Tornos remained as COO and his base salary and bonus opportunity had not changed, his opportunity at target performance would have been $944,042 based on the base salary the committee approved in March 2023, and his actual payment would have been $1,229,143 based on the base salary the committee approved in March 2023.

Zimmer Biomet 45

EXECUTIVE COMPENSATION

(2)
The committee increased Mr. Upadhyay's base salary from $785,840 to $850,000 effective August 22, 2023 in connection with is promotion to Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain, while leaving his bonus percentage unchanged. Had Mr. Upadhyay's base salary not changed, his opportunity at target performance would have been $785,840 based on the base salary the committee approved in March 2023, and his actual payment would have been $1,033,395 based on the base salary the committee approved in March 2023.
(3)
Mr. Yi’s compensation is paid in Hong Kong Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 HKD = 0.127935 USD.
(4)
Mr. van Zuilen's compensation is paid in Swiss francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 CHF = 1.144957 USD.

EQUITY INCENTIVES

Equity incentives are the most significant component of each NEO’s compensation package. The committee believes the emphasis on equity awards is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders.

In 2023, the committee awarded the following equity incentives to our NEOs:

•
in March 2023, annual grants of RSUs and PRSUs to each of our NEOs;
•
in September 2023, additional transitional grants of RSUs and PRSUs to Mr. Tornos, each with the same vesting and performance terms as the annual grants;
•
in September 2023, a promotional PRSU award to Mr. Upadhyay; and
•
in September 2023, a retention grant of PRSUs to Mr. Yi, with the same vesting and performance terms as the annual PRSU grant.

Mr. Hanson forfeited his outstanding unvested PRSU, RSU and stock option awards in connection with his separation in August 2023.

Annual Equity Awards

Equity Grant Value Determination

In determining target grant values for the 2023 annual grant of long-term equity-based awards, the committee reviewed market data based on peer group benchmarking in order to determine grant levels that would be competitive with the market. The committee also took into consideration other factors, including the target annual grant value awarded to each NEO in 2022; each NEO’s 2022 performance, including the NEO’s contribution to our 2022 performance; the committee’s expectations of each NEO’s future contributions to the company; internal equity; external market conditions; shares available to be granted; potential shareholder dilution; and the expense associated with stock-based compensation.

After considering these factors, the committee approved the following awards of PRSUs and RSUs in March 2023 and September 2023:

NEO	Grant Date Fair Value of Target 2022 Annual LTI Award(1)	Grant Date Fair Value of Target 2023 Annual LTI Award(2)	Grant Date Fair Value of Target September 2023 LTI Award	Percentage Change of All 2023 LTI Awards at Target From Target 2022 Annual LTI Awards, each at Time of Grant
Ivan Tornos	$3,950,017	$4,025,183	$3,447,401	89%
Suketu Upadhyay	$3,300,033	$3,375,111	$5,000,017	154%
Sang Yi	$1,699,961	$1,750,247	$250,026	18%
Wilfred van Zuilen	$1,400,215	$1,600,169	$—	14%
Chad Phipps	$1,550,111	$1,550,145	$—	0%
Bryan Hanson	$11,000,114	$11,750,072	$—	7%

(1) Excludes the incremental fair value associated with the conversion and adjustments to outstanding equity awards in connection with the ZimVie spinoff, as well as the one-time equity grants to Messrs. Yi and Phipps in March 2022.

(2) Reflects only the grant date fair value of equity awards approved by the committee at its March 6, 2023 meeting.

The committee considered these target grant values in connection with its determination of each NEO’s total compensation for 2023.

Zimmer Biomet 46

EXECUTIVE COMPENSATION

Equity Award Types

The 2023 annual equity awards granted to the NEOs included an equal mix (based on grant date fair value) of RSUs and PRSUs. The committee determined to adopt RSUs in place of stock options beginning in 2023 after evaluating the relative prevalence of stock options and RSUs as long-term equity compensation tools in public companies as a whole and because RSUs better address volatile environments and provide more stability in value as compared to stock options, particularly as was experienced in connection with the COVID-19 pandemic. The annual RSUs vest ratably over three years. The vesting of the annual PRSUs is contingent on achievement of financial performance measures over a three-year period.

PRSU Design for Awards Made in 2023

Building in part on feedback received from our shareholders, the committee added a third performance measure for the 2023 PRSU awards, relative TSR. Constant currency revenue growth and adjusted EPS growth are key drivers of long-term shareholder value creation that are more readily controlled by executive officers, and relative TSR further aligns executive incentives to our shareholders' experience.

•
Constant currency revenue* growth measures our ability to innovate and compete in the global marketplace, it focuses NEOs on top-line sales growth, it is one of the primary bases on which we set performance expectations for the year, it is a widely used measure of overall company performance and the committee believes it is highly correlated to shareholder return. The committee eliminated the impact of foreign currency translation so that only our underlying performance is measured; the committee does not believe it is desirable to either reward or penalize executives based on the impact of foreign currency swings.
•
Adjusted EPS growth* measures our ability to drive improved performance through both revenue growth and expense management. It focuses NEOs on business profitability as well as top-line growth. Therefore, the committee concluded adjusted EPS would better motivate executive performance and drive greater achievement.* The committee selected adjusted EPS because it is one of the primary bases on which we set performance expectations for the year, it is consistent with how we provide earnings guidance and report our operating results to the investment community, it is a widely-used measure of overall company performance and the committee believes it is highly correlated to shareholder return.
•
Relative TSR measures our stock price performance (assuming reinvestment of dividends) against that of our compensation peer group over the three-year performance period. Any companies in the peer group that are no longer publicly-traded during the performance period will not be replaced. Target achievement is based on a 55th percentile relative TSR. For this calculation, we determine TSR by comparing the differences between a 20 consecutive trading day average share value at the beginning and end of the measurement period for Zimmer Biomet and each company included in our compensation peer group. If our TSR is negative for the measurement period, the payout under this metric will be capped at target, regardless of our relative TSR percentile rank. The committee believes that in this situation, NEOs should still be rewarded for achieving a certain level of relative TSR performance, but that it is appropriate to limit the payout.

* Constant currency revenue and adjusted EPS are non-GAAP financial measures. See footnote (3) to the “2023 Annual Cash Incentive Plan” table above for a discussion of constant currency revenue and its associated adjustments. The performance measure of adjusted EPS growth provides for certain non-GAAP adjustments so that the performance measure will more consistently reflect underlying business operations than the comparable GAAP measure and is consistent with the measure management uses when evaluating the performance of the business internally, as well as with how management generally provides earnings guidance and reports the company’s operating results to the investment community.

In addition to the annual PRSUs and Mr. Tornos’ and Mr. Yi’s additional PRSUs granted in September 2023 (all of which substantially have the same performance conditions described above), the committee, in recognition of the broader scope of Mr. Upadhyay’s responsibilities beginning in August 2023, made a promotion-related award of PRSUs to Mr. Upadhyay on September 1, 2023, with a grant date fair value of approximately $5,000,000. This award will be earned and vest if and to the extent that certain financial and organizational goals are achieved over two separate one-year performance periods of October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025.

PRSU Results for Past Performance Periods

During our shareholder outreach, certain shareholders requested that we disclose the company's performance against the original performance criteria for our converted 2021 PRSUs. As previously disclosed, we converted certain equity awards in connection with our March 1, 2022, spinoff of ZimVie, including our 2021 PRSU awards, which were converted into RSUs with the same vesting date, which was three years following the original grant date. The converted 2021 PRSUs vested and were settled on their scheduled vesting date, February 25, 2024. At the time the committee approved the conversion, the 2021 PRSUs were estimated to achieve an 82.5% payout level based on the projected achievement of the relevant performance measures through that date, so the 2021 PRSU awards were converted into RSUs at an 82.5% payout level, and also modified to give effect to the relative difference in the volume-weighted average share price of our stock immediately before and after the ZimVie spinoff. It was determined that the 2021 PRSUs would have achieved an 83.9% payout level based on their initial performance measures, which was higher than the 82.5% level at which the PRSUs were converted to RSUs in connection with the spinoff, as noted above.

Zimmer Biomet 47

EXECUTIVE COMPENSATION

OTHER COMPENSATION

Employment and Change in Control Severance Agreements

We do not have employment agreements with our NEOs, other than as required under the laws of non-U.S. jurisdictions; however, we have entered into change in control severance agreements with them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control.

These agreements are “double triggered,” which means that an executive is only entitled to severance payments if:

•
we experience a change in control as defined in the agreement; and
•
the executive’s employment is terminated in a qualifying termination.

The committee believes that it is appropriate to provide the NEOs with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements. Since 2009, all change in control severance agreements that we have entered into with newly hired or promoted executives contain no excise tax gross-up provisions. Accordingly, our agreement with Mr. Phipps is the only agreement that contains such provisions.

During the first quarter of 2024, in connection with a survey of peer group practices by our independent compensation consultant Semler Brossy, we amended our change in control severance agreements with each of our executive officers (including NEOs), except for Mr. Phipps, to better conform to current market practices related to the treatment for excise taxes. The amendments changed the payout limit, which previously provided that if amounts payable in connection with a change in control would be subject to the excise tax imposed under the Internal Revenue Code, then the value of those payments would be reduced to the extent necessary so that the payments would not trigger the excise tax. The amendments modify this provision such that payments will either be reduced so as not to trigger the excise tax, or will be paid in full, depending on which course of action would result in the better net after-tax result for the executive.

Severance Benefits (Unrelated to a Change in Control)

We maintain an Executive Severance Plan applicable to certain members of our executive leadership team, which currently consists of our executive officers and certain other members of senior management. Under the plan, following a termination by us of a participant’s employment, unless his or her employment is terminated for misconduct or any of the other reasons specified in the plan, a participant will be eligible to receive a lump-sum severance amount equal to two times (for Mr. Tornos) or one times (for other participants) the sum of (1) his or her annualized base salary in effect when the termination occurs and (2) his or her target annual bonus amount in effect when the termination occurs.

In addition, if a participant’s employment is terminated on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the annual cash incentive plan, and the participant was eligible to participate in the annual cash incentive plan immediately prior to the separation and is entitled to severance benefits under the Executive Severance Plan, the participant’s severance benefit will be increased by the value of the bonus he or she would have received under the annual cash incentive plan, if any, had he or she remained employed on the payment date.

Participants eligible to receive severance benefits under the Executive Severance Plan and who are eligible to elect COBRA will also be eligible to receive a lump-sum amount equal to the then-current monthly COBRA premium (for medical and dental insurance only) in effect the day prior to the separation date, multiplied by 24 for Mr. Tornos and by 12 for other participants. Eligible participants will also be offered outplacement services with a value not to exceed $25,000, or an equivalent cash benefit in the plan administrator’s discretion.

Similar to our broad-based severance plan, to receive benefits under the Executive Severance Plan, a participant must sign a general release of claims and continue to be bound by the terms of his or her non-competition agreement with us. If a participant violates or breaches any term of the plan or the general release or any restrictive covenant agreement with us, or if facts are later disclosed or discovered that could have supported the participant’s termination for cause and would have rendered the participant ineligible to receive severance benefits under the plan, then the participant will forfeit any and all rights to benefits under the plan and, to the extent benefits have already been paid, must repay the full amount within 15 days of written notice from us.

Zimmer Biomet 48

EXECUTIVE COMPENSATION

Retirement and Other Post-Employment Benefits

During 2023, NEOs based in the U.S. were eligible to participate in the following plans:

•
our 401(k) plan; and
•
our deferred compensation plan (“DCP”).

We originally established the 401(k) plan in 2001 to maintain levels of benefits consistent with those of our former parent company. We established the DCP in 2016 following the Biomet merger to harmonize and align the legacy Zimmer and Biomet benefit plans. The DCP provides executives with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. With the adoption of the DCP, we amended three legacy non-qualified Zimmer and Biomet plans to remove provisions of those plans that allowed executives to defer compensation.

We offer retirement and post-employment benefit plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the DCP, provide benefits to eligible employees that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or an NEO’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that NEO in a given year. These plans are discussed in greater detail in the narratives following the "Pension Benefits in 2023" section of this proxy statement and the "Nonqualified Deferred Compensation in 2023" section of this proxy statement. For a description of the non-U.S. plans in which Messrs. van Zuilen and Yi participate, see the "Pension Benefits in 2023" table and the narrative that follows it.

Disability Compensation

NEOs based in the U.S. may participate in the Restated Zimmer Biomet Holdings, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets, long-term disability insurance and individual disability insurance policies for which we pay. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

Perquisites

We provide executives with a limited range of perquisites or other benefits not generally available to all salaried employees. For 2023, these included the DCP, an executive physical program, applicable non-U.S. pension plans and the long-term disability income plan discussed above. Executives may at times participate in rewards trips provided to top performing team members, or their spouses may be permitted to attend certain events as guests; the executives are personally taxed on their own or their spouses’ expenses and we do not provide them with any tax gross-up payments. We do not provide executives with company cars, car allowances or payment of office parking fees unless they are living outside the U.S. and such practices are consistent with local market practice. For example, we provide an apartment in Zug, Switzerland and a company car for Mr. van Zuilen.

We provide all management-level employees who relocate their principal residence at our request with benefits provided under our relocation assistance program, including, for example, reimbursement of temporary housing and moving expenses and associated tax gross-up payments.

Prior to his separation, Mr. Hanson was permitted reasonable personal use of our corporate aircraft in 2023 up to $190,000 in aggregate incremental cost to us. Further, pursuant to a time sharing agreement between Mr. Hanson and us, he was permitted to reimburse us for the incremental cost of his personal use of our corporate aircraft consistent with Federal Aviation Administration regulations. Messrs. Tornos and Upadhyay are permitted limited personal use of our corporate aircraft, up to $190,000 and $50,000, respectively, in aggregate incremental cost to us per calendar year. These executives are personally taxed on their personal use of our corporate aircraft and we do not provide them with any tax gross-up payments. The aggregate incremental cost to us for our NEOs’ personal use of our corporate aircraft in 2023 is included in the footnotes to the 2023 Summary Compensation Table.

During 2023, the committee also determined to reimburse up to $12,000 to members of our leadership team (including the NEOs) for financial planning and tax services, as set forth in the footnotes to the 2023 Summary Compensation Table.

Zimmer Biomet 49

EXECUTIVE COMPENSATION

THE COMMITTEE’S PROCESSES AND ANALYSES

Role of Committee and Input from Management. The committee is responsible for determining our executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our NEOs.

When setting compensation for our executives, the committee receives input from management and from its independent compensation consultant. The committee gives significant consideration to the recommendations of management when setting compensation for our NEOs other than our CEO. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are typically developed initially by our Human Resources personnel in consultation with the committee’s independent compensation advisor, taking into consideration such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be adjusted, by our CEO, who also considers his own assessment of the performance of each executive officer other than himself. All proposals are then reviewed by the committee’s independent compensation advisor. Our CEO and senior Human Resources personnel participate in committee meetings to provide background information and explanations supporting compensation recommendations.

The committee and other independent members of the Board review our CEO’s performance and determine his compensation, taking into consideration his achievement of specified goals and objectives and the company’s performance. The committee receives input and recommendations with respect to our CEO’s compensation from its independent compensation consultant.

The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including compensation philosophy, annual incentive plan design and performance goals, equity award design and performance goals, equity value ranges and share pools.

Use of Peer Group Data. The committee reviews compensation data for a peer group of publicly traded companies, including other large healthcare equipment and services companies, life sciences services companies and companies with whom we compete for business and for executive talent, as a market reference point for executive compensation levels, equity usage and incentive plan design, industry trend analysis and for performance comparisons. The committee reviews the peer group annually and selects the companies which it believes provide the best match for the company and its characteristics, including industry served, market capitalization, innovation and other factors. The peer group data is one of several inputs the committee considers when making compensation determinations. At the time compensation recommendations were developed and decisions were made relating to 2023 compensation, the following 14 companies made up the peer group:

Peer group at the time 2023 compensation decisions were made:
Company	Trading Symbol	Market Capitalization at March 11, 2024 (in $ millions)(1)
Agilent Technologies, Inc.	A	43,164
Align Technology, Inc.	ALGN	23,139
Baxter International Inc.	BAX	22,080
Becton, Dickinson and Company	BDX	69,192
Boston Scientific Corporation	BSX	97,004
DexCom, Inc.	DXCM	51,289
Edwards Lifesciences Corporation	EW	54,616
Hologic, Inc.	HOLX	17,917
Intuitive Surgical, Inc.	ISRG	133,496
Laboratory Corporation of America Holdings	LH	18,378
Quest Diagnostics Incorporated	DGX	14,329
Stryker Corporation	SYK	135,218
Teleflex Incorporated	TFX	10,687
The Cooper Companies, Inc.	COO	20,162

(1)
Source: Equilar. The company’s market capitalization at March 11, 2024, as determined by Equilar, was $26,259 million.

The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant.

Role of Compensation Consultant. The committee has engaged Semler Brossy as its independent compensation consultant to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Semler Brossy attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices, and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2023, Semler Brossy's major activities included:

Zimmer Biomet 50

EXECUTIVE COMPENSATION

•
developing recommendations regarding our performance-based compensation programs;
•
assisting us in evaluating proxy advisory firm feedback and shareholder commentary obtained through our 2023 Say on Pay related outreach;
•
reviewing our annual and long-term incentive program design structures;
•
reviewing performance measures and targets for the annual and long-term incentive programs;
•
presenting current issues and trends in executive compensation;
•
developing recommendations regarding the composition of our peer group;
•
performing a market review of executive compensation;
•
advising and providing recommendations regarding executive compensation in connection with our CEO transition and other senior leadership matters;
•
developing recommendations regarding the compensation of our CEO;
•
reviewing materials prepared for the committee by management;
•
assisting with executive compensation disclosures for the annual proxy statement filing;
•
attending committee meetings; and
•
assessing our executive compensation program and its relationship to organizational risk. The results of this assessment are discussed on page 20.

In accordance with SEC rules, prior to retaining an independent compensation consultant, and on an annual basis, the committee considers any factors relevant to the consultant's independence from management, including the factors specified in the New York Stock Exchange listing standard, to evaluate whether the services to be performed will raise any conflicts of interest or compromise the independence of the consultant. Based on its review of these factors, the committee concluded that the work of Semler Brossy did not raise any conflicts of interest.

Zimmer Biomet 51

EXECUTIVE COMPENSATION

GOVERNANCE FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Equity Incentive Grant Practices

The committee approves annual equity-based awards to NEOs at approximately the same time each year, typically the day of its meeting in February or March. In 2023, the committee established an early March grant date for annual equity grants to all eligible employees. The grant date timing was driven by these considerations:

•
It coincides with our calendar-year-based performance management cycle, allowing supervisors to communicate the equity award decisions close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.
•
It follows the annual earnings release.
•
The annual operating plan is available at that time and is considered by the committee when setting targets for performance measures.

The committee also approves equity-based awards outside of the annual grant cycle from time to time ("off-cycle awards"), such as those approved in August 2023 in connection with the appointment of our new President and CEO, for purposes of attracting new hires for executive-level positions, in connection with promotions to executive-level positions, to reward superior performance, to recognize exceptional effort and commitment, to retain and motivate executive-level employees or for other purposes the committee deems appropriate.

The committee approves target grant values for long-term equity awards on or prior to the grant date. On the grant date in 2023, those values were converted to a number of RSUs and PRSUs based on:

•
the average of the high and the low selling prices of our common stock on the grant date; and
•
the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

The committee typically delegates authority to our CEO to grant a limited number of off-cycle awards to non-executive level employees as he deems appropriate. The aggregate number of shares underlying all such grants by our CEO during 2023 was approximately 71,452. The CEO subsequently reports all such grants to the committee. New hire grants are effective on the first trading day of the month following the later of the CEO’s approval of the grant or the new hire’s start date.

Executive Stock Ownership Guidelines

Our NEOs must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require our CEO to own shares or units with a value equal to at least six times his or her base salary and the other NEOs to own shares or units with a value equal to at least three times their respective base salaries. NEOs have a period of five years to reach the guideline level of ownership. The value of long shares and time-based RSUs is counted toward these guidelines. The value of unearned PRSUs and the unrealized gain on unvested stock options is not counted; additionally, starting in February 2024, the unrealized gain on vested stock options also ceased to be counted toward achievement. NEOs may not sell shares acquired through option exercises or vesting of RSUs or PRSUs (other than to pay option exercise costs and cover any required tax withholding obligation) until the minimum ownership requirements have been met. As of December 31, 2023, all NEOs are in compliance with the guidelines (as calculated both including and excluding the unrealized gain on vested stock options) or are within the time period prior to required compliance. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the guidelines.

Executive Compensation Recoupment Policies and Provisions

Effective October 2, 2023, the committee approved a new Compensation Recovery Policy (the “Clawback Policy”), in compliance with the listing standards of the New York Stock Exchange. The Clawback Policy provides that promptly following an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the committee will determine the amount of the excess of the amount of incentive-based compensation received by Section 16 officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The company will provide each such officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the company will recover the erroneously awarded

Zimmer Biomet 52

EXECUTIVE COMPENSATION

compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by New York Stock Exchange listing standards. The applicable officer shall also be required to reimburse the company for any and all expenses (including legal fees) reasonably incurred by the company in recovering such erroneously awarded compensation. The Clawback Policy also provides that any action by the company to recover erroneously awarded compensation under the policy will not be deemed “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement, or to constitute a breach of a contract or other arrangement to which such officer is party.

In addition to the Clawback Policy, our equity incentive plan and related award agreements continue to contain provisions that permit the committee, in its discretion, to require a participant to forfeit his or her right to any unvested portion of an award and, to the extent that any portion of an award has previously vested, to return to us the shares of common stock covered by the award or any cash proceeds the participant received upon the sale of such shares, in the event that the participant engages in activity that is deemed detrimental to our interests, including, but not limited to, breach of restrictive covenants or violations of our Code of Business Conduct and Ethics or other policies, procedures or standards.

Prohibition on Hedging and Pledging

Please see above under "CORPORATE GOVERNANCE - STOCK TRADING POLICY AND PROHIBITION ON PLEDGING AND HEDGING."

Tax Deductibility of Executive Compensation

The committee views the tax deductibility of compensation as one of many factors to be considered in the design of our executive compensation program. Section 162(m) of the Internal Revenue Code (the “Code”) limits our ability to deduct for U.S. tax purposes compensation in excess of $1.0 million that is paid to certain executive officers. In determining the compensation paid or awarded to our NEOs, the committee seeks to achieve the objectives of our compensation program, including attracting, retaining, motivating and sustaining high performing executive talent and incentivizing the achievement of both short- and long-term results through the alignment of rigorous performance goals and pay. In structuring our compensation program in a manner consistent with these objectives, the committee may approve compensation that is not fully deductible for U.S. tax purposes if the committee believes it will contribute to the achievement of our business objectives and is in our best interests and the best interests of our shareholders.

Zimmer Biomet 53

EXECUTIVE COMPENSATION

0

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer Biomet’s Annual Report on Form 10-K for the year ended December 31, 2023 and this proxy statement.

Compensation and Management Development Committee

Michael Farrell, Chair

Arthur Higgins

Syed Jafry

Michael Michelson

Zimmer Biomet 54

EXECUTIVE COMPENSATION

2023 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to or earned by our NEOs for the years ended December 31, 2023, 2022, and 2021:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ivan Tornos	2023	968,702	—	7,472,584	—	1,603,022	—	147,168	10,191,476
President and CEO	2022	823,077	—	2,408,723	1,975,002	1,059,530	—	168,735	6,435,067
	2021	730,684	—	1,600,089	1,600,020	808,356	—	139,760	4,878,909
Suketu Upadhyay	2023	801,839	—	8,375,128	—	1,054,435	—	153,527	10,384,929
CFO and EVP - Finance,	2022	753,080	—	2,067,692	1,650,017	928,587	—	123,942	5,523,318
Operations and Supply Chain	2021	663,431	2,779	1,500,072	1,500,016	773,449	—	176,467	4,616,214
Sang Yi(7)	2023	609,950	—	2,000,273	—	633,166	—	141,605	3,384,994
Group President, APAC	2022	638,853	—	1,361,788	851,046	595,104	—	124,048	3,570,839
	2021	623,307	—	1,075,000	1,075,010	478,802	—	120,761	3,372,880
Wilfred van Zuilen(8)	2023	629,267	—	1,600,169	—	745,102	344,026	99,611	3,418,175
Group President, EMEA	2022	555,629	—	700,197	700,018	572,182	118,602	92,505	2,739,133
	2021	331,990	—	1,630,038	1,630,032	276,481	155,803	51,112	4,075,456
Chad Phipps(9)	2023	603,378	—	1,550,145	—	634,764	—	85,216	2,873,503
Senior VP, General Counsel and Secretary	2022	584,031	—	1,212,221	783,255	582,629	—	65,428	3,227,564
Bryan Hanson(10)	2023	841,676	—	11,750,072	—	—	—	169,563	12,761,312
Former Chairman,	2022	1,212,692	—	7,134,720	5,500,022	2,268,340	—	333,330	16,449,105
President and CEO	2021	1,120,283	—	5,825,077	5,825,003	1,837,775	—	375,394	14,983,532

(1)
With respect to Mr. Upadhyay, his 2021 Bonus amount represents the amount of an additional discretionary payment increase made under the Executive Performance Incentive Plan ("EPIP").
(2)
The amounts in the “Stock Awards” column do not represent amounts the NEOs received or are entitled to receive; rather, the reported amounts represent the aggregate grant date fair value of stock awards granted in that year computed in accordance with ASC 718. The stock awards reported in the table with respect to 2023 consist of: (i) annual awards of PRSUs to all NEOs, which are subject to both internal (constant currency revenue growth and adjusted EPS growth) and market-related (relative TSR) performance goals over a three-year performance period, plus supplemental PRSUs (subject to the same internal and market-related performance goals, performance period and vesting terms as the annual PRSU awards) granted in September 2023 to Messrs. Tornos and Yi, in connection with the CEO transition described above; (ii) annual awards of three-year ratably vesting time-based RSUs to all NEOs, plus supplemental RSUs with the same vesting terms as the annual RSUs, granted in September 2023 to Mr. Tornos in connection with the CEO transition described above; and (iii) for Mr. Upadhyay, a promotion-related award of PRSUs which are subject to certain financial and organizational goals over two performance periods of October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025. For a discussion of the method of valuation and any assumptions made in the valuation of the stock awards, see Note 6 to the Consolidated Financial Statements included in our 2023 Form 10-K. We do not pay or accrue dividends or dividend equivalents on PRSUs or RSUs.

PRSU awards represent the grant date fair value based upon the probable outcome of the performance conditions at the date of grant. PRSUs awarded in 2023 have the conditions and goals described above in this footnote. PRSUs awarded in 2022 are subject to internal performance goals of constant currency revenue growth and adjusted EPS growth over a three-year performance period. PRSUs awarded in 2021 were (prior to conversion to RSUs in connection with the ZimVie spinoff) subject to both internal (constant currency revenue growth) and market-related (relative TSR) performance goals over a three-year performance period. The grant date fair value of the relative TSR component for all awards with such goal was determined using a Monte Carlo simulation model. The following table presents the grant date fair value of the annual PRSUs subject to performance conditions included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved.

Zimmer Biomet 55

EXECUTIVE COMPENSATION

	2023 PRSU Awards		2022 PRSU Awards		2021 PRSU Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
Ivan Tornos	3,762,635	7,525,270	1,975,015	3,950,030	1,600,089	3,200,178
Suketu Upadhyay	6,687,563	13,375,126	1,650,016	3,300,032	1,500,072	3,000,144
Sang Yi	1,125,157	2,250,314	850,026	1,700,052	1,075,000	2,150,000
Wilfred van Zuilen	800,056	1,600,112	700,035	1,400,071	—	—
Chad Phipps	775,075	1,550,149	775,090	1,550,180	975,165	1,950,330
Bryan Hanson	5,875,052	11,750,105	5,500,092	11,000,184	5,825,077	11,650,154

(3)
The amounts in the “Option Awards” column do not represent amounts the NEOs received or are entitled to receive; rather, the reported amounts represent the aggregate grant date fair value of option awards granted in that year computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 6 to the Consolidated Financial Statements included in our 2023 Form 10-K.
(4)
Amounts reported consist of the annual cash incentive award under the EPIP.
(5)
Amounts reported represent the change in actuarial present value of Mr. van Zuilen’s accumulated benefit under the plans indicated below from December 31, 2022 to December 31, 2023, from December 31, 2021 to December 31, 2022, and from December 31, 2020 to December 31, 2021, respectively. The accumulated benefit is the benefit to which Mr. van Zuilen would be entitled had he terminated employment as of December 31 of the applicable year and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as he lived.

	2023 ($)	2022 ($)	2021 ($)
SVE(a)	63,665	27,891	16,920
JJS(a)	554,766	246,514	138,883
Total	618,431	274,405	155,803

(a) SVE and JJS refer to our defined benefit cash balance type pension plans generally available to all employees in Switzerland. The SVE provides benefits based on compensation up to $181,729, $156,278 and $163,212 for 2023, 2022 and 2021, respectively, and the JJS provides benefits based on compensation in excess of the SVE amount up to $1,048,522, $901,678 and $941,684 for 2023, 2022 and 2021, respectively. The assumed interest rates for 2023, 2022 and 2021 are 1.50%, 2.25% and 0.40%, respectively. The mortality assumptions for 2023, 2022 and 2021 are based on the BVG 2020 Generational Mortality Table. The JJS has a maximum allowable monthly retirement pension of $8,738, $7,703 and $7,847 for 2023, 2022 and 2021, respectively. Mr. van Zuilen has an accumulated benefit of $2,445, $1,320 and $478 monthly under the JJS, payable at age 65, as of 2023, 2022 and 2021, respectively. The reported amounts are based upon the portion of the accumulated benefits attributable to company contributions.

Zimmer Biomet 56

EXECUTIVE COMPENSATION

(6)
Amounts reported for 2023 include the following:

		I. Tornos ($)	S. Upadhyay ($)	S. Yi ($)	W. van Zuilen ($)	C. Phipps ($)	B. Hanson ($)
Company matching contributions to 401(k) plan		19,800	19,800	__	__	19,800	19,800
Company matching contributions to deferred compensation plan (credited to participants’ accounts in 2024)		58,122	84,026	__	__	51,360	—
Non-business use of corporate aircraft(a)		49,780	39,200	__	__	__	147,520
Automobile allowance		—	—	67,806	31,601	—	—
Office parking fees		—	—	4,299	—	—	—
Disability insurance premiums		2,520	3,263	__	__	2,056	2,243
Mandatory Provident Fund contribution(b)		—	—	63,642	—	—	—
Executive physical		4,976	—	—	—	—	—
Personal tax assistance		11,970	7,238	5,859	—	12,000	—
Corporate paid apartment		—	—	—	68,010	—	—
	Total	147,168	153,527	141,605	99,611	85,216	169,563

(a)
Messrs. Tornos and Upadhyay are permitted limited person use of our corporate aircraft, up to $190,000 and $50,000, respectively, in aggregate incremental cost to us per year. Mr. Hanson was permitted reasonable personal use of our corporate aircraft in 2023 up to $190,000 in aggregate incremental cost to us. Further, pursuant to a time-sharing agreement between Mr. Hanson and us, he was permitted to reimburse us for the incremental cost of his personal use of our corporate aircraft consistent with Federal Aviation Administration regulations. For purposes of the value disclosed in this proxy statement, we calculate incremental cost using a method that takes into account all variable costs, such as fuel, crew travel expenses, landing and parking fees and plane repositioning costs, less, in the case of Mr. Hanson, any reimbursement received pursuant to the time-sharing agreement. Since we use our aircraft primarily for business travel, we do not include as part of incremental cost the fixed costs that do not change based on usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. The incremental cost, if any, of travel by an NEO’s spouse or guests when accompanying the NEO is included. NEOs are responsible for the payment of any tax on any income imputed to the NEO as a result of personal use of corporate aircraft and we do not provide them with income tax gross-up payments.
(b)
Our employees in Hong Kong who are Hong Kong citizens or permanent residents receive a pension benefit from the Mandatory Provident Fund (“MPF”), a compulsory social security savings plan provided by that country’s government to which we make contributions as required by Hong Kong law. In 2023, we made mandatory contributions to the MPF with respect to Mr. Yi, as he is a Hong Kong citizen.
(7)
Mr. Yi’s compensation was paid in Hong Kong Dollars and has been converted to U.S. Dollars using the average exchange rate for 2021, 2022 and 2023 of 1 HKD = 0.128660 USD, 1 HKD = 0.127713 USD, and 1 HKD = 0.127935 USD, respectively.
(8)
Mr. van Zuilen’s compensation was paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rate for 2021, 2022 and 2023 of 1 CHF =1.094472 USD, 1 CHF = 1.047975 USD, and 1 CHF = 1.144957 USD, respectively.
(9)
Mr. Phipps was not an NEO in 2021.
(10)
Mr. Hanson stepped down as Chairman of the Board, President and Chief Executive Officer of the company and as a member of the company’s Board, all effective as of August 22, 2023, and remained as an employee in an advisory capacity until August 31, 2023. Mr. Hanson’s voluntary resignation did not trigger a right to receive any severance compensation or benefits under any of the company’s compensation plans or arrangements.

Zimmer Biomet 57

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2023

The following table sets forth non-equity incentive plan arrangements and equity awards granted to our NEOs in 2023.

									All Other Stock
			Estimated Possible Payouts			Estimated Future Payouts			Awards: Number	Grant Date
		Date of	Under Non-Equity Incentive			Under Equity Incentive			of Shares	Fair Value
		Comp.	Plan Awards(1)			Plan Awards			of Stock	of Stock
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards(2)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Ivan Tornos			615,600	1,231,200	2,462,400
Annual PRSU	03/06/23	03/06/23				7,654	15,307	30,614		2,012,564
Annual RSU	03/06/23	03/06/23							16,315	2,012,618
Transitional PRSU	09/01/23	08/16/23				7,696	15,392	30,784		1,750,070
Transitional RSU	09/01/23	08/16/23							14,491	1,697,331
Suketu Upadhyay			400,920	801,839	1,603,679
Annual PRSU	03/06/23	03/06/23				6,418	12,835	25,670		1,687,546
Annual RSU	03/06/23	03/06/23							13,680	1,687,565
Promotion PRSU	09/01/23	08/16/23				21,264	42,528	85,056		5,000,017
Sang Yi(3)			264,480	528,961	1,057,921
Annual PRSU	03/06/23	03/06/23				3,328	6,656	13,312		875,131
Annual RSU	03/06/23	03/06/23							7,094	875,116
Retention PRSU	09/01/23	08/16/23				1,100	2,199	4,398		250,026
Wilfred van Zuilen(4)			251,707	503,413	1,006,827
Annual PRSU	03/06/23	03/06/23				3,043	6,085	12,170		800,056
Annual RSU	03/06/23	03/06/23							6,486	800,113
Chad Phipps			241,351	482,703	965,405
Annual PRSU	03/06/23	03/06/23				2,948	5,895	11,790		775,075
Annual RSU	03/06/23	03/06/23							6,283	775,071
Bryan Hanson(5)			946,886	1,893,771	3,787,542
Annual PRSU	03/06/23	03/06/23				22,342	44,684	89,368		5,875,052
Annual RSU	03/06/23	03/06/23							47,625	5,875,020

(1)
Amounts in the first line associated with each executive’s name corensist of the cash incentive opportunity amounts under the EPIP for 2023.
(2)
The values reported in this column represent the grant date fair value of stock awards computed in accordance with ASC 718 and may differ from the values represented in the 2023 Summary Compensation Table due to rounding. See footnote (2) to the 2023 Summary Compensation Table for additional information regarding the determination of grant date fair value of stock awards.
(3)
Mr. Yi’s compensation is paid in Hong Kong Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 HKD = 0.127935 USD.
(4)
Mr. van Zuilen’s compensation is paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2023 of 1 CHF = 1.144957 USD.
(5)
Mr. Hanson stepped down as President and Chief Executive Officer of the company effective as of August 22, 2023, and remained as an employee in an advisory capacity until August 31, 2023. As a result, Mr. Hanson forfeited his opportunity under the EPIP for 2023, as well as all stock awards granted to him in 2023.

Zimmer Biomet 58

EXECUTIVE COMPENSATION

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards reflected in the first row of the table for each NEO in columns (c) through (e) represent the annual cash incentive opportunity under the EPIP for 2023. Material terms of the awards, including a discussion of the applicable performance measures and target and actual performance for 2023, are described in the CD&A. Amounts actually earned for 2023 performance are shown in column (g) of the 2023 Summary Compensation Table.

Equity Incentive Plan Awards. The equity incentive plan awards reflected in columns (f) through (h) were granted under the 2009 Plan and represent PRSUs. Other than the PRSUs granted to Mr. Upadhyay in September 2023 in connection with the expansion of his responsibilities, the PRSUs were related to the annual PRSU grant, with Messrs. Tornos and Yi receiving additional PRSUs in connection with the senior leadership changes in August 2023, which PRSUs have the same terms as the annual PRSU grants. The annual PRSUs had a grant date fair value of $131.48 per unit for the PRSUs granted on March 6, 2023 and a grant date fair value of $113.70 per unit for the PRSUs granted to Messrs. Tornos and Yi on September 1, 2023. These PRSUs are subject to internal performance goals (constant currency revenue growth and adjusted EPS growth) and market-related (relative TSR) performance goals over a three-year performance period. The grant date fair value of the annual PRSUs represents the weighted average fair value of the three PRSU tranches. For the constant currency revenue growth performance goal and for the adjusted EPS growth performance goal, the grant date fair value is based upon our stock price on the grant date and the time period to vest. For the market-related (relative TSR) performance goal, the performance period has a grant date fair value based upon a Monte Carlo simulation model covering the period. The PRSUs granted to Mr. Upadhyay on September 1, 2023 had a grant date fair value of $117.57 per unit and are subject to financial and organizational goals over two performance periods of October 1, 2023 to September 30, 2024 and October 1, 2024 to September 30, 2025. The grant date fair value of those PRSUs is based on the weighted average fair value of the two PRSU tranches and is based upon our stock price on the grant date and the time period to vest. The material terms of the PRSUs, including applicable performance measures and targets, are described in the CD&A. We do not pay or accrue dividends or dividend equivalents on PRSUs.

Other Stock Awards. The equity incentive plan awards reflected in column (i) were granted under the 2009 Plan and represent the annual grant of RSUs, including the additional RSUs granted to Mr. Tornos in connection with his promotion to President and CEO, which RSUs have the same terms as the annual RSU grants in March 2023. The grant date fair value of the RSUs was $123.36 per unit for the RSUs granted on March 6, 2023 and $117.13 per unit for the RSUs granted on September 1, 2023. We do not pay or accrue dividends or dividend equivalents on RSUs. Material terms of the RSUs are described in the CD&A.

Zimmer Biomet 59

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2023. Mr. Hanson stepped down as Chairman of the Board, President and Chief Executive Officer of the company and as a member of the company’s Board, all effective as of August 22, 2023, and remained as an employee in an advisory capacity until August 31, 2023. As a result, Mr. Hanson forfeited all stock awards previously granted to him, and did not hold any equity awards as of December 31, 2023.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Ivan Tornos	2/18/2022	20,582	41,164	117.22	2/18/2032
	2/25/2021	18,644	18,644	158.90	2/25/2031
	2/21/2020	32,466	10,822	152.84	2/21/2030
	2/26/2019	41,277	—	120.04	2/26/2029
	12/3/2018	15,198	—	113.69	12/3/2028
	12/3/2018	17,878	—	113.69	12/3/2028
	9/1/2023								15,392	(4)	1,873,206
	3/6/2023								15,307	(4)	1,862,862
	2/18/2022								17,252	(5)	2,099,568
	9/1/2023					14,491	(6)	1,763,555
	3/6/2023					16,315	(6)	1,985,536
	2/25/2021					7,513	(7)	914,332
Suketu Upadhyay	2/18/2022	17,196	34,390	117.22	2/18/2032
	2/25/2021	17,478	17,479	158.90	2/25/2031
	2/21/2020	31,243	10,414	152.84	2/21/2030
	7/1/2019	65,464	—	114.29	7/1/2029
	9/1/2023								42,528	(8)	5,175,658
	3/6/2023								12,835	(4)	1,562,020
	2/18/2022								14,414	(5)	1,754,184
	3/6/2023					13,680	(6)	1,664,856
	2/25/2021					7,043	(7)	857,133
Sang Yi	2/18/2022	26,575	—	117.22	2/18/2032
	2/25/2021	25,053	—	158.90	2/25/2031
	2/21/2020	26,135	—	152.84	2/21/2030
	2/26/2019	26,919	—	120.04	2/26/2029
	3/20/2018	24,816	—	111.03	3/20/2028
	2/20/2018	22,228	—	116.04	2/20/2028
	3/21/2017	21,978	—	118.25	3/21/2027
	3/21/2016	24,460	—	100.91	3/21/2026
	6/24/2015	21,637	—	110.44	6/24/2025
	6/24/2015	21,640	—	110.44	6/24/2025
	3/17/2014	1,705	—	91.53	3/17/2024
	9/1/2023								2,199	(4)	267,618
	3/6/2023								6,656	(4)	810,035
	2/18/2022								7,425	(5)	903,623
	3/6/2023					7,094	(6)	863,340
	3/1/2022					2,052	(9)	249,728
	2/25/2021					5,047	(7)	614,220
Wilfred van Zuilen	2/18/2022	7,295	14,590	117.22	2/18/2032
	7/1/2021	20,722	20,723	157.11	7/1/2031
	3/6/2023								6,085	(4)	740,545
	2/18/2022								6,116	(5)	744,317
	3/6/2023					6,486	(6)	789,346
	7/1/2021					5,264	(10)	640,629

Zimmer Biomet 60

EXECUTIVE COMPENSATION

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Chad Phipps	2/18/2022	8,077	16,153	117.22	2/18/2032
	2/25/2021	11,360	11,362	158.90	2/25/2031
	2/21/2020	17,768	5,923	152.84	2/21/2030
	2/26/2019	24,676	—	120.04	2/26/2029
	3/20/2018	22,919	—	111.03	3/20/2028
	2/20/2018	26,269	—	116.04	2/20/2028
	3/21/2017	23,970	—	118.25	3/21/2027
	3/21/2016	29,351	—	100.91	3/21/2026
	6/24/2015	25,969	—	110.44	6/24/2025
	6/24/2015	38,948	—	110.44	6/24/2025
	3/17/2014	26,156	—	91.53	3/17/2024
	3/6/2023								5,895	(4)	717,422
	2/18/2022								6,772	(5)	824,152
	3/6/2023					6,283	(6)	764,641
	3/1/2022					1,641	(9)	199,710
	2/25/2021					4,580	(7)	557,386

(1)
Stock options granted to the NEOs in 2022 vest in increments of one-third on each of the first, second and third anniversaries of the grant date, subject to continued employment. Stock options granted to the NEOs prior to 2022, other than those granted to Mr. Yi on February 20, 2018, vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment. Stock options granted to Mr. Yi on February 20, 2018 vested on the second anniversary of the grant date. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company.
(2)
The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant, as subsequently adjusted in connection with the March 1, 2022 spinoff of ZimVie. The modified awards attempted to preserve the same intrinsic value and general terms and conditions (including vesting) as were in place immediately prior to the modification.
(3)
Market value is calculated by multiplying the number of units in column (g) or (i), as applicable, by $121.70, the closing price of our common stock as reported by the New York Stock Exchange on December 29, 2023, the last trading day of 2023.
(4)
This number of unearned PRSUs is based on achieving target performance. To the extent any of the PRSUs is earned based on performance over the three-year period of January 1, 2023 through December 31, 2025, such earned PRSUs would vest on March 6, 2026.
(5)
This number of unearned PRSUs is based on achieving target performance. To the extent any of these PRSUs is earned based on performance over a three-year period of January 1, 2022 through December 31, 2024, such earned PRSUs would vest on February 18, 2025.
(6)
These RSUs vest in thirds on each of March 6, 2024, March 6, 2025 and March 6, 2026, subject to continued employment.
(7)
Represents awards that were converted in connection with the ZimVie spinoff from PRSUs granted in 2021 to RSUs. These RSUs vested on February 25, 2024.
(8)
This number of unearned PRSUs is based on achieving target performance. To the extent any of these PRSUs is earned based on performance goals over two performance periods of October 1, 2023 to September 30, 2024, and October 1, 2024 to September 30, 2025, such earned PRSUs would vest on November 10, 2024 and November 10, 2025, respectively.
(9)
These RSUs vested on the second anniversary of the grant date, subject to continued employment.
(10)
These RSUs vest 25% per year on each of the first four anniversaries of the grant date, subject to continued employment.

Zimmer Biomet 61

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED IN 2023

The following table sets forth certain information regarding stock options exercised by our NEOs in 2023 and RSUs held by our NEOs that vested in 2023.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Ivan Tornos	—	—	4,011	495,840
Suketu Upadhyay	—	—	7,628	1,025,794
Sang Yi	—	—	2,423	300,452
Wilfred van Zuilen	—	—	2,633	383,365
Chad Phipps	23,045	1,229,220	2,195	271,346
Bryan Hanson	135,532	661,487	15,132	1,870,618

(1)
Value realized on exercise is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.
(2)
Value realized on vesting is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

PENSION BENEFITS IN 2023

The following table sets forth information on defined pension plans in which Mr. van Zuilen participated in 2023. None of the other NEOs is eligible to, or does, participate in any defined benefit pension plans.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)
(a)	(b)	(c)	(d)
Wilfred van Zuilen	SVE	2.58	63,665
	JJS	2.58	554,766

(1)
The full name of the plan referred to as SVE is the Sulzer Vorsorgeeinrichtung. The full name of the plan referred to as JJS is the Johann Jakob Sulzer Stuftung.
(2)
The accumulated benefit is the benefit to which Mr. van Zuilen would be entitled had he terminated employment on December 31, 2023 and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as he lived, with 60% of his benefit continuing to his surviving spouse following his death. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2023. The assumed interest rate is 1.5% and the mortality assumption is based on the BVG 2020 Generational Mortality Table. The reported amounts represent the portion of the accumulated benefits attributable to company contributions.

Narrative Discussion

During 2023, our U.S.-based NEOs were not eligible to participate in any defined benefit pension plans sponsored by the company.

Non-U.S. Pension Plans. We maintain a number of pension plans for our employees whose principal place of employment is outside the U.S. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan.

We do not offer a company-sponsored retirement plan for employees in Hong Kong. Our employees in Hong Kong who are Hong Kong citizens or permanent residents receive a pension benefit from the Mandatory Provident Fund (“MPF”), a compulsory social security savings plan provided by that country’s government to which we make contributions as required by Hong Kong law. In 2023, we made mandatory contributions to the MPF with respect to Mr. Yi, as he is a Hong Kong citizen.

Mr. van Zuilen participated in two cash balance defined benefit pension plans generally available to all employees in Switzerland, known as the SVE and the JJS. We contributed a percentage of Mr. van Zuilen’s pay, which varied by plan, into each of the SVE and the JJS. At the time of his retirement, Mr. van Zuilen may elect to receive his account balances in a lump sum payment, partial or full, or

Zimmer Biomet 62

EXECUTIVE COMPENSATION

in an annuity payment up to a maximum limit, with any residual account balance paid as a lump sum. If Mr. van Zuilen terminates employment prior to becoming eligible for retirement benefits, he will receive his account balances in a lump sum payment.

NONQUALIFIED DEFERRED COMPENSATION IN 2023

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2)(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Balance at Last FYE(3)(5) ($)
(a)	(b)	(c)	(d)	(f)
Ivan Tornos
DCP	58,122	58,122	77,197	490,453
Suketu Upadhyay
DCP	103,826	84,026	177,717	1,141,571
Sang Yi	—	—	—	—
Wilfred van Zuilen	—	—	—	—
Chad Phipps
DCP	177,901	51,360	186,178	1,122,963
401(k) BEP	—	—	81,170	459,576
Bryan Hanson
DCP	280,742	—	467,120	2,906,080

(1)
Amounts shown in this column are reported in the 2023 Summary Compensation Table, as follows:

	Amount Reported as Salary for 2023	Amount Reported as Non-Equity Incentive Compensation for 2023
	($)	($)
Ivan Tornos
DCP	58,122	—
Suketu Upadhyay
DCP	103,826	—
Sang Yi	—	—
Wilfred van Zuilen	—	—
Chad Phipps
DCP	177,901	—
401(k) BEP	—	—
Bryan Hanson
DCP	280,742	—

(2)
The amounts shown in this column are reported in the 2023 Summary Compensation Table as part of All Other Compensation.
(3)
Our matching contributions to the DCP for 2023 reported in column (c) were not credited to participants’ accounts until 2024. Therefore, these matching contributions are not reflected in the aggregate balance at last fiscal year end in column (f).
(4)
The amounts shown in this column are not reported as compensation in the 2023 Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.
(5)
Of the amounts shown in this column (including any amounts that would be shown in this column absent a decrease in value), the following amounts are or were previously reported in the Summary Compensation Table:

Zimmer Biomet 63

EXECUTIVE COMPENSATION

Aggregate Amount Reported in the Summary Compensation Table of this and prior Proxy Statements
($)
Ivan Tornos
DCP	411,444
Suketu Upadhyay
DCP	1,022,994
Sang Yi	—
Wilfred van Zuilen	—
Chad Phipps
DCP	896,123
401(k) BEP	54,018
Bryan Hanson
DCP	2,456,311

Narrative Discussion

Deferred Compensation Plan (“DCP”). We adopted the DCP effective as of January 1, 2016 and froze all other nonqualified defined contributions plans for employees as of December 31, 2015. The DCP provides U.S.-based executives with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the compensation was earned. We will match 100% of a participant’s contributions, up to a maximum of 6% of the participant’s aggregate base salary and annual incentive award, minus our matching contributions under the 401(k) plan. An executive must be employed on December 31 of the year the compensation was earned to be eligible to receive our matching contributions, unless termination of employment was due to the executive’s death, disability or retirement, as defined in the DCP. Our matching contributions vest 25% per year of service.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2023, the investment alternatives included 16 different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2023, the rates of return of the various investment alternatives available under the plan ranged from 3.8% to 46.2%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits hardship distributions of vested amounts prior to the scheduled payment date only in the event of an unforeseeable emergency and only if the financial hardship resulting from the unforeseeable emergency cannot be relieved by other means, including cessation of deferrals under the DCP. If a participant receives a hardship distribution, the participant will be ineligible to defer compensation under the DCP for the remainder of that year and the following year.

At the time a participant makes an annual deferral election, the participant also chooses a withdrawal payment date and the form of payment he or she wishes to receive with respect to the payment of the vested amounts attributable to those deferrals. A participant may choose to commence payments on a specified date in the future or following separation from service. If a participant elects to commence payments on a specified date in the future, the participant may elect to receive his or her vested amounts in a lump sum or in substantially equal annual installments over two to five years. If a participant elects to commence payments following separation from service, the participant may elect to receive his or her vested amounts in a lump sum or in substantially equal annual installments over five to 15 years. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

If an executive is terminated for cause (as defined under the DCP, including willfully engaging in conduct that is demonstrably and materially injurious to us or our subsidiaries, monetarily or otherwise), or information is discovered after the executive’s separation that would have allowed us to terminate the executive for cause, then the executive will forfeit any and all amounts in his or her company matching contribution account.

The following is a description of a plan that allowed NEOs to defer compensation prior to 2016.

Benefit Equalization Plan of the Zimmer Biomet Holdings, Inc. Savings and Investment Program (“401(k) BEP”). The 401(k) BEP is a nonqualified plan that supplements the 401(k) plan. Prior to 2016, a U.S.-based executive could elect to defer, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit for tax-qualified plans, which was $265,000 for 2015. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the base pay was earned. Participants could also receive company contributions under this plan that they would otherwise forego under the 401(k) plan because of U.S. tax law limitations. Effective as of December 31, 2015, in connection with the adoption of the DCP, we amended the 401(k) BEP to remove the provision that allowed U.S.-based executives to elect to defer a portion of their base pay under this plan.

Zimmer Biomet 64

EXECUTIVE COMPENSATION

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2023, the investment alternatives included 16 different mutual funds from a number of different fund families. Our contributions followed the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2023, the rates of return of the various investment alternatives available under the plan ranged from 3.8% to 46.2%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his or her 401(k) plan account before making a withdrawal from this plan.

Unless a participant elected otherwise, the participant’s account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and the participant’s designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his or her termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

Zimmer Biomet 65

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of the termination of the NEO’s employment. The table shows the potential compensation payable to each NEO, as applicable, upon a termination in connection with a change in control, voluntary resignation, retirement, death, disability, company-initiated (with cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2023. With respect to Mr. Hanson, the table reflects compensation payable upon his employment termination. The table and footnotes exclude certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments or limitations on payments and benefits arising under change in control severance agreements for U.S.-based NEOs to avoid the application of an excise tax under Section 280G of the Internal Revenue Code. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
Ivan Tornos
Severance – Salary(1)	3,600,000	—	—	—	—	—	2,400,000
Severance – Cash Incentive Award(2)	5,400,000	—	—	—	—	—	3,600,000
2023 Annual Cash Incentive Award(3)	1,231,200	—	—	1,603,022	1,603,022	—	—
Stock Options (accelerated)(4)	184,415	—	—	184,415	—	—	184,415
PRSUs and RSUs (accelerated)(5)	10,499,059	—	—	914,332	—	—	—
DCP(6)	490,453	490,453	490,453	490,453	490,453	293,524	490,453
Health and Welfare(7)	70,153	—	—	—	—	—	34,230
Disability(8)	—	—	—	—	10,477,387	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Suketu Upadhyay
Severance – Salary(1)	1,700,000	—	—	—	—	—	850,000
Severance – Cash Incentive Award(2)	2,550,000	—	—	—	—	—	850,000
2023 Annual Cash Incentive Award(3)	801,839	—	—	1,054,435	1,054,435	—	—
Stock Options (accelerated)(4)	154,067	—	—	154,067	—	—	—
PRSUs and RSUs (accelerated)(5)	11,013,850	—	—	857,133	—	—	—
DCP(6)	1,141,571	1,141,571	1,141,571	1,141,571	1,141,571	310,453	1,141,571
Health and Welfare(7)	58,268	—	—	—	—	—	28,338
Disability(8)	—	—	—	—	5,272,690	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Sang Yi
Severance – Salary(1)	1,219,900	—	—	—	—	—	609,950
Severance – Cash Incentive Award(2)	1,463,880	—	—	—	—	—	487,960
2023 Annual Cash Incentive Award(3)	528,961	—	—	633,166	633,166	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	3,708,564	—	—	863,948	—	—	—
Health and Welfare(7)	164,462	—	—	—	—	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000

Zimmer Biomet 66

EXECUTIVE COMPENSATION

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
Wilfred van Zuilen
Severance – Salary(1)	1,258,534	—	—	—	—	—	629,267
Severance – Cash Incentive Award(2)	1,510,241	—	—	—	—	—	503,414
2023 Annual Cash Incentive Award(3)	50,302	—	—	745,102	745,102	—	—
Stock Options (accelerated)(4)	65,363	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	2,914,837	—	—	1,429,975	—	—	—
Swiss Pension Plans(11)		—	—	—	—	—	—
SVE	57,402	57,402	63,665	57,402	57,402	57,402	57,402
JJS	500,272	500,272	554,766	500,272	500,272	500,272	500,272
Health and Welfare(7)	50,302	—	—	—	—	—	—
Disability(8)	—	—	—	—	—	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Chad Phipps
Severance – Salary(1)	1,215,984	—	—	—	—	—	607,992
Severance – Cash Incentive Award(2)	1,459,181	—	—	—	—	—	486,394
2023 Annual Cash Incentive Award(3)	482,703	—	—	634,764	634,764	—	—
Stock Options (accelerated)(4)	72,365	—	—	72,365	—	—	72,365
PRSUs and RSUs (accelerated)(5)	3,063,311	—	—	1,521,737	—	—	—
401(k) BEP(10)	495,576	495,576	495,576	495,576	495,576	197,275	495,576
DCP(6)	1,122,963	1,122,963	1,122,963	1,122,963	1,122,963	494,767	1,122,963
Health and Welfare(7)	57,814	—	—	—	—	—	28,338
Disability(8)	—	—	—	—	3,308,176	—	—
Outplacement(9)	25,000	—	—	—	—	—	25,000
Bryan Hanson
Severance – Salary(1)	—	—	—	—	—	—	—
Severance – Cash Incentive Award(2)	—	—	—	—	—	—	—
2023 Annual Cash Incentive Award(3)	—	—	—	—	—	—	—
Stock Options (accelerated)(4)	—	—	—	—	—	—	—
PRSUs and RSUs (accelerated)(5)	—	—	—	—	—	—	—
DCP(6)	—	2,906,080	—	—	—	—	—
Health and Welfare(7)	—	—	—	—	—	—	—
Disability(8)	—	—	—	—	—	—	—
Outplacement(9)	—	—	—	—	—	—	—

(1)
Amount shown in “Change in Control” column represents three times (for Mr. Tornos) or two times (for each of Messrs. Upadhyay, van Zuilen, Yi and Phipps) the NEO’s base salary in effect as of December 31, 2023, which amount would have been payable in the event of a change in control of us and the NEO’s termination of employment by us without cause or by the NEO with good reason pursuant to the change in control severance agreements we have with each of the NEOs. See the narrative that follows this table for a description of the change in control severance agreements. Amount shown in “Company-Initiated (without Cause)” column represents two times (for Mr. Tornos) or one times (for each of Messrs. Upadhyay, van Zuilen, Yi and Phipps) the NEO’s base salary in effect as of December 31, 2023, which amount would have been payable pursuant to the terms of our Executive Severance Plan in the event of the NEO’s involuntary termination of employment without cause on December 31, 2023. See the narrative that follows this table for a description of the Executive Severance Plan.
(2)
Amount shown in “Change in Control” column represents three times (for Mr. Tornos) or two times (for each of Messrs. Upadhyay, van Zuilen, Yi and Phipps) the NEO’s target incentive award opportunity percentage under the 2023 annual cash incentive plan multiplied by the NEO’s base salary as of December 31, 2023, which amount would have been payable in the event of a change in control of us and the NEO’s termination of employment by us without cause or by the NEO with good reason pursuant to the change in control severance agreement we have with each of the NEOs. Amount shown in “Company-Initiated (without Cause)” column represents two times (for Mr. Tornos) or one times (for each of Messrs. Upadhyay, van Zuilen, Yi and Phipps) the NEO’s target incentive award opportunity percentage under the 2023 annual cash incentive plan multiplied by the NEO’s base salary as of December 31, 2023, which severance would have been payable pursuant to the terms of our Executive Severance Plan in the event of his involuntary termination of employment without cause on December 31, 2023.
(3)
Amount represents the amount payable to the NEO under the annual cash incentive plan for 2023 assuming the NEO terminated employment effective December 31, 2023 as a result of the specified termination event. Amount in “Change in Control” column represents the NEO’s target award under the EPIP for 2023 as reported in column (d) of the “Grants of Plan-Based Awards in 2023” table. Amount in “Death” and “Disability” columns represents actual amount earned for 2023, as reported in column (g) of the 2023 Summary Compensation Table.
(4)
Amount represents the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. This value is calculated on the basis of the difference between the exercise price and $121.70, the closing price of our common stock on the New York Stock Exchange on December 29, 2023, multiplied by the number of shares of common stock underlying “in-the-money” options.
(5)
Amount represents the value of unvested PRSUs and RSUs, as applicable, held by the NEO that would vest as a result of the specified termination event. For all NEOs this value is calculated by multiplying the number of unvested units that would vest by $121.70, the closing price of our common stock on the New York Stock Exchange on December 29, 2023.
(6)
For all columns other than “Change in Control” and “Company Initiated (with Cause)”, amount represents the NEO’s vested account balance in the DCP as of December 31, 2023 (or, in the case of Mr. Hanson, August 31, 2023). Amount in “Change in Control” column represents the NEO’s vested account balance in the DCP plus unvested employer contributions as of December 31, 2023. Amount in “Company Initiated (with Cause)” column represents the NEO’s vested account balance in the DCP minus all employer contributions and earnings attributable thereto as of December 31, 2023. U.S.-based executives are generally eligible to participate in the DCP. See “NONQUALIFIED DEFERRED COMPENSATION

Zimmer Biomet 67

EXECUTIVE COMPENSATION

IN 2023 – Narrative Discussion – Deferred Compensation Plan (“DCP”)” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.
(7)
Amount shown in “Change in Control” column represents the estimated cost of health and welfare benefits to be provided to the NEO in the event of a change in control and qualifying termination of employment under the change in control severance agreements we have with each of the NEOs. With respect to Mr. Yi, the reported amount also includes the cost of continuing to provide an automobile allowance and health and welfare benefits for a period of 24 months. With respect to Mr. van Zuilen, the reported amount also includes estimated automobile-related and apartment rent expenses for the the six month statutory notice period under Swiss law. Amount shown in the “Company-Initiated (without Cause)” column represents the then-current monthly COBRA premium based upon the group health insurance (medical and dental, but excluding vision) in effect the day before the assumed date of termination of employment of December 31, 2023, multiplied by 24 for Mr. Tornos, and by 12 for the other NEOs, as provided for by the Executive Severance Plan.
(8)
U.S.-based executives are generally eligible to participate in our Long-Term Disability Income Plan for Highly Compensated Employees. The amount for each of Messrs. Tornos, Upadhyay, and Phipps represents the present value of his benefit under the plan assuming he became disabled effective December 31, 2023. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commissions, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance policy and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him at a salary at least equal to that which he was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 5.37% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.
(9)
Amount represents the estimated cost of outplacement services to be provided to the NEO in the event of termination of employment as a result of the specified termination event.
(10)
Amount represents the NEO’s vested account balance in the 401(k) BEP as of December 31, 2023. Prior to 2016, U.S.-based executives were generally eligible to participate in the 401(k) BEP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2023 – Narrative Discussion –Benefit Equalization Plan of the Zimmer Biomet Holdings, Inc. Savings and Investment Program” ("401(k) BEP") for more information about this plan, including available forms of payment.
(11)
With respect to these Swiss pension plans, amounts shown in the “Retirement” column represent the present value of Mr. van Zuilen’s accumulated benefit commencing at age 65. For all other termination scenarios, amounts shown represent the value of the cash balance account as of December 31, 2023. Reported amounts are based upon the portion of the accumulated benefit and cash balance account attributable to company contributions.

Zimmer Biomet 68

EXECUTIVE COMPENSATION

CHANGE IN CONTROL ARRANGEMENTS

We have entered into change in control severance agreements with the NEOs. The agreements provide the NEOs with certain severance benefits following a change in control of us and qualifying termination of their employment. The agreements are intended to encourage executives to remain employed with us during a time when their prospects for continued employment following a transaction may be uncertain (since many transactions result in significant organizational changes at the executive level). We choose to provide these agreements to promote a stable executive team and so that executives will remain focused on shareholders’ and customers’ interests during the transition process. To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

We do not believe NEOs should receive severance benefits merely because a change in control transaction occurs. Therefore, our agreements have a “double trigger.” This means that severance benefits are provided only upon the occurrence of both a change in control of us and either (1) an involuntary termination of employment without “cause” (as defined in the agreement) or (2) a voluntary termination of employment with “good reason” (as defined in the agreement). If both triggers occur, the NEO would be provided with severance benefits that would include a lump sum payment equal to three times (in the case of Mr. Tornos) or two times (in the case of each of Messrs. Upadhyay, Yi, Phipps and van Zuilen) the sum of the NEO’s base salary and target annual incentive award. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the NEO for the current calendar year. If prior to a change in control, the NEO’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the NEO for good reason, the NEO would be entitled to a lump-sum severance payment equal to three times (in the case of Mr. Tornos) or two times (in the case of each of Messrs. Upadhyay, Yi, Phipps and van Zuilen) the sum of the NEO’s base salary and the amount of the largest aggregate annual bonus paid to the NEO during the three years immediately prior to the year in which the termination occurred. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the NEO under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

Further, unless otherwise provided for under a written award agreement, (1) all outstanding stock options granted to the NEO would become immediately vested and exercisable, (2) all time-based restrictions on RSUs would immediately lapse, and (3) with respect to PRSUs, the number of units that would be earned would be the greater of (a) the target number, or (b) the number that would have been earned based on actual performance through the date of the change in control. Each U.S.-based NEO would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him under the 401(k) plan and the DCP, as well as a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.

Given that none of our U.S.-based NEOs has an employment agreement with us, we have concluded that a constructive termination severance trigger is appropriate to prevent potential acquirers from causing the constructive termination of an NEO’s employment to avoid paying any severance benefits at all. Without a constructive termination trigger, following a change in control, an acquirer could materially demote an NEO, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to encourage the NEO to resign voluntarily and thereby avoid paying severance. Thus, our agreements provide certain benefits for NEOs in the event of a voluntary termination for “good reason” (as defined in the agreements).

Other than the agreement we entered into with Mr. Phipps prior to August 2009, none of the change in control severance agreements with the NEOs includes any tax gross-up provisions. Prior to 2024, all payments and benefits under the change in control severance agreements for our U.S.-based NEOs were limited to less than the amount which would subject such payments and benefits to the excise tax under Section 280G of the Internal Revenue Code. However, in February 2024, we amended our change in control severance agreements with our executive officers so that, if amounts payable to an executive under the change in control severance agreement or otherwise in connection with a change in control would be subject to such excise tax, then the value of those payments will either (i) be reduced to the extent necessary so that the payments will not trigger that excise tax, or (ii) be paid in full, depending on which course of action would result in the better net after-tax result for the executive, taking into account the excise tax and any other applicable tax.

Under the terms of the agreement we entered into before August 2009 with Mr. Phipps, in the event that any payments made to him in connection with a change in control and qualifying termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” his compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made. Since 2009, all change in control severance agreements that we have entered into with newly hired or promoted executives contain no excise tax gross-up provisions. Accordingly, our agreement with Mr. Phipps is the only agreement that contains such provisions.

Zimmer Biomet 69

EXECUTIVE COMPENSATION

Executive severance plan

The Zimmer Biomet Holdings, Inc. Executive Severance Plan is applicable to certain members of our executive leadership team, which includes all of the NEOs. Under the Executive Severance Plan, following a termination by the company of a participant’s employment, unless his or her employment is terminated for misconduct or any of the other reasons specified in the Executive Severance Plan, a participant will be eligible to receive a lump-sum severance amount equal to two times (for the President and CEO) or one times (for the other NEOs) the sum of (i) the participant’s annualized base salary in effect when the termination occurs and (ii) the participant’s target annual bonus amount in effect when the termination occurs. Participants eligible to receive severance benefits under the Executive Severance Plan and who are covered under COBRA will also be eligible to receive a lump-sum amount equal to the then-current monthly COBRA premium (for medical and dental insurance only) in effect the day prior to the separation date, multiplied by 24 for the President and CEO and by 12 for the other NEOs. Eligible participants will also be offered outplacement services with a value not to exceed $25,000, or an equivalent cash benefit in the plan administrator’s discretion.

In addition to the foregoing benefit amounts, if a participant’s employment is terminated on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the annual cash incentive plan, and the participant was eligible to participate in the annual cash incentive plan immediately prior to the separation and is entitled to severance benefits under the Executive Severance Plan, the participant’s severance benefit under the Executive Severance Plan will be increased by the value of the bonus the participant would have received under the annual cash incentive plan, if any, had the participant remained employed on the payment date.

In order to receive benefits under the Executive Severance Plan, a participant must sign a general release of claims and continue to be bound by the terms of his or her non-competition agreement with us. If a participant violates or breaches any term of the Executive Severance Plan or the general release or any restrictive covenant agreement with us, or if facts are later disclosed or discovered that could have supported the participant’s termination for cause and would have rendered the participant ineligible to receive severance benefits under the Executive Severance Plan, then the participant will forfeit any and all rights to benefits under the Executive Severance Plan and, to the extent benefits have already been paid to the participant, must repay the full amount within 15 days of written notice from us.

NON-COMPETE ARRANGEMENTS

We have entered into Confidentiality, Non-Competition and Non-Solicitation Agreements with the NEOs.

Agreements with U.S.-Based NEOs. The agreements with U.S.-based NEOs provide that the NEO is restricted from competing with us for a period of two years, in the case of Mr. Tornos, or 18 months, in the case of the other U.S.-based NEOs, following termination of employment within a specified territory, which generally includes every country in which we have significant operations. With respect to U.S.-based NEOs other than Mr. Tornos, in the event of an NEO’s involuntary separation from employment with us for a reason that renders the NEO eligible for severance benefits, then, to the extent the NEO is denied, solely because of the provisions of the non-competition agreement, a specific employment, consulting or other position that would otherwise be offered to the NEO by a competing organization, and provided the NEO satisfies all conditions of the non-competition agreement, then upon expiration of the NEO’s severance benefit period, the company will make monthly payments to the NEO for each month the NEO remains unemployed through the end of the non-competition period. These monthly payments will equal the lesser of the NEO’s monthly base pay at the time of his or her separation of employment from the company or the monthly compensation that would have been offered to the NEO from the competing organization.

Agreement with Mr. Yi. Our agreement with Mr. Yi is similar to our agreements with U.S.-based NEOs except that the specified territory in which he is restricted from competing with us is defined as Australia, China, Hong Kong, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan, Thailand and any other country where we have, at the relevant time, established a representative office or entity.

Agreement with Mr. van Zuilen. Our agreement with Mr. van Zuilen is similar to our agreements with U.S.-based NEOs except that the specified territory in which he is restricted from competing with us is defined as Switzerland, the European Community member states, the European Free Trade Association member states and any other country for which he possesses knowledge of confidential company information.

Zimmer Biomet 70

EXECUTIVE COMPENSATION

PAY VERSUS PERFORMANCE

The following table reports the compensation of our Principal Executive Officers (“PEOs”) and the average compensation of the other NEOs (the “Non-PEO NEOs”) as reported in the Summary Compensation Table for the past four fiscal years, as well as their “compensation actually paid” (“CAP”) as calculated pursuant to rules adopted by the SEC. CAP amounts for purposes of the tabular disclosure and the following graphs were calculated in accordance with Item 402(v) of Regulation S-K and do not necessarily represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years. The Compensation and Management Development Committee does not use CAP as the basis for making its compensation decisions. For information concerning the Compensation and Management Development Committee’s compensation philosophy and how the Compensation and Management Development Committee aligns executive compensation with financial performance, refer to the CD&A section of this proxy statement.

							Value of Initial Fixed $100 Investment Based On:			Company Selected Measure(6)
Year(1)	Summary Compensation Table Total for Former PEO	Compensation Actually Paid to Former PEO(2)	Summary Compensation Table Total for Current PEO	Compensation Actually Paid to Current PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return	Peer Group Total Shareholder Return(4)	Net Income (Loss) ($ in millions)(5)	Consolidated Constant Currency Revenue ($ in millions)(6)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$12,761,312	$(19,161,122)	$10,191,476	$10,289,429	$5,015,400	$5,056,791	$86.40	$124.22	$1,024.0	$7,353
2022	$16,449,105	$20,502,180	$—	$—	$4,689,197	$5,650,800	$89.82	$113.92	$231.4	$7,160
2021	$14,983,532	$(1,094,956)	$—	$—	$4,235,857	$1,320,366	$86.11	$140.40	$401.6	$7,809
2020	$13,031,701	$7,354,725	$—	$—	$3,437,316	$3,191,439	$103.77	$117.63	$(138.9)	$6,964

(1)
The current PEO is Mr. Tornos, who began serving as PEO on August 22, 2023, and the former PEO is Mr. Hanson, who served as PEO for each of 2020, 2021 and 2022, and for 2023 until August 22, 2023. The Non-PEO NEOs for the applicable years were as follows:
(a)
2023: Messrs. Upadhyay, Yi, van Zuilen and Phipps.
(b)
2022: Messrs. Upadhyay, Tornos, Yi and Phipps.
(c)
2021: Messrs. Upadhyay, Tornos, Yi and van Zuilen.
(d)
2020: Messrs. Upadhyay, Tornos and Yi and Didier Deltort, former President, EMEA.
(2)
The Summary Compensation Table totals reported for each of the former PEO and current PEO for 2023 were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate CAP:

	Former PEO	Current PEO
Year	2023	2023
Summary Compensation Table Total	$12,761,312	$10,191,476
Summary Compensation Table Stock Awards and Option Awards	$(11,750,072)	$(7,472,584)
Summary Compensation Table Change in Pension Value	$—	$—
Year End Fair Value of Equity Awards Granted in the Year	$—	$8,812,154
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$—	$(1,035,367)
Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(670,553)	$(206,251)
Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	$(19,501,808)	$—
Pension Service Costs	$—	$—
Compensation Actually Paid	$(19,161,122)	$10,289,429

(3)
The Average Summary Compensation Table total reported for the Non-PEO NEOs for 2023 was subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate Average CAP:

Zimmer Biomet 71

EXECUTIVE COMPENSATION

Year	2023
Summary Compensation Table Total	$5,015,400
Summary Compensation Table Stock Awards and Option Awards	$(3,381,429)
Summary Compensation Table Change in Pension Value	$(86,007)
Year End Fair Value of Equity Awards Granted in the Year	$4,053,260
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$(589,251)
Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(13,688)
Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	$—
Pension Service Costs	$58,506
Compensation Actually Paid	$5,056,791

(4)
Pursuant to SEC rules, the TSR figures assume an initial investment of $100 on December 31, 2019. As permitted by SEC rules, the peer group referenced for purposes of the TSR comparison is the group of companies included in the S&P 500 Health Care Equipment Index, which is the industry index we used for purposes of Item 201(e) of Regulation S-K.
(5)
Net Income (Loss) reflects the Net Earnings (Loss) of Zimmer Biomet Holdings, Inc., inclusive of results from those discontinued operations relating to the spinoff of ZimVie on March 1, 2022.
(6)
The company has identified consolidated constant currency revenue from the tabular list of 2023 Most Important Measures below as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link CAP to the PEO and the Non-PEO NEOs in 2023 to the company’s performance. See Appendix A in this proxy statement for a reconciliation of consolidated constant currency revenue, a non-GAAP measure, to the most directly comparable GAAP measure.

Tabular Disclosure of the Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance

The table below reflects the most important measures used by the company to link CAP to our NEOs for 2023 to company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see the CD&A.

2023 Most Important Measures (Unranked)
● Consolidated constant currency revenue	● Consolidated free cash flow
● Adjusted operating profit	● Adjusted EPS growth

Relationship Between Compensation Actually Paid and Performance Measures

The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between company total shareholder return and that of the industry index peer group described above. As noted above, CAP amounts for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not necessarily represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years. See Appendix A in this proxy statement for a reconciliation of consolidated constant currency revenue, a non-GAAP measure, to the most directly comparable GAAP measure.

Zimmer Biomet 72

EXECUTIVE COMPENSATION

Relationship Between Compensation Actually Paid (CAP) and Company and Index TSR
CAP (in $ Millions)
$21
$16
$11
$6
$1
($5)
($10)
($15)
($20)
$140
$130
$120
$110
$100
$90
$80
$70
12/31/2019
2020
2021
2022
2023
$100
$7
$3
$0
$104
$1
$0
($1)
$86
$21
$6
$0
$90
$10
$5
$86
($19)
Former PEO CAP
Non-PEO NEO CAP
Current PEO CAP
Company TSR
Index TSR

Relationship Between Compensation Actually Paid (CAP) and Net Income (Loss)
CAP (in $ Millions)
Net Income (in $ millions)
$20
$15
$10
$5
$0
($5)
($10)
($15)
($20)
$1,100
$900
$700
$500
$300
$100
-$100
-$300
2020
2021
2022
2023
$7
$3
$0
($138.9)
$401.6
$1
($1)
$0
$21
$6
$0
$231.4
$1,024
$10
$5
($19)
Former PEO CAP
Non-PEO NEO CAP
Current PEO CAP
Net Income (Loss) (in $ millions)

Zimmer Biomet 73

EXECUTIVE COMPENSATION

2023 CEO PAY RATIO

As required by Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2023.

Total Compensation Amounts and Ratio for 2023

As a result of our CEO transition during 2023, we calculated the annual total compensation of our CEO for this purpose by annualizing the compensation of Mr. Tornos, the individual serving as our CEO on December 31, 2023. For 2023, the ratio of the annualized total compensation of Mr. Tornos, to the median of the annual total compensation of all employees is 250 to 1. This ratio is based on the following:

•
the annualized compensation of Mr. Tornos as CEO for 2023 was $16,730,609; and
•
the annual total compensation of the median employee for 2023 was $66,850.

This pay ratio is a reasonable good faith estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

Median Employee Identification and Compensation Calculation

Under the pay ratio rule, a company is required to identify its median employee only once every three years so long as during the last completed fiscal year there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. We concluded that during 2023, we did not experience any changes in our employee population or employee compensation arrangements that we reasonably believed would result in a significant change to our pay ratio disclosure. Therefore, we believe it is reasonable to continue to use the median employee identified for 2022 for purposes of calculating the pay ratio disclosure for 2023 that is required in this proxy statement.

In 2022, we identified our median employee using our global employee population as of December 31, 2022 (excluding our CEO on that date, and excluding 899 employees in 10 countries, constituting five percent (5%) of our non-U.S. employees on that date, as permitted by the de minimis exemption under the pay ratio rule) by utilizing target total cash compensation as our consistently applied compensation measure. Target total cash compensation included base salary (for salaried employees), base hourly compensation (for hourly employees), target sales commissions (as applicable), and target annual cash incentive compensation (annual bonus) for the year ended December 31, 2022. We identified the employees whose target total cash compensation was within a one percent (1%) range (plus or minus one-half of one percent (0.5%)) of the median value of the target total cash compensation for the applicable employee population (the “Median Group”). We then identified the median employee from the Median Group as an employee whose annual total compensation included elements that we reasonably believed reflected our compensation practices for a representative employee.

Annual Total Compensation of Median Employee

To determine the annual total compensation of the median employee, we calculated the elements of that employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $66,850.

Zimmer Biomet 74

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	7,486,337	(2)	123.29	(3)	8,401,732	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	14,986	(9)	N/A	(10)	409,933
Total	7,501,323		123.29		8,811,665

(1)
Consists of the 2009 Plan, the Stock Plan for Non-Employee Directors, the Deferred Compensation Plan for Non-Employee Directors and the Employee Stock Purchase Plan.
(2)
Represents shares which may be issued pursuant to the following outstanding awards: (a) 66,846 DSUs issued pursuant to the terms of the Deferred Compensation Plan for Non-Employee Directors, as described in footnote (6) below; (b) 1,198,324 RSUs issued pursuant to the terms of the 2009 Plan and the Stock Plan for Non-Employee Directors (assuming that outstanding PRSUs are earned at the maximum award level); and (c) 6,221,167 shares subject to stock options issued pursuant to the terms of the 2009 Plan.
(3)
Represents the weighted average exercise price of outstanding options at December 31, 2023. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.
(4)
Assumes that outstanding PRSUs are earned at the maximum award level. After shareholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under two prior plans (the “2006 Plan” and the “TeamShare Plan”) that were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of (a) 11,682,573 shares, plus (b) 3,700,000 shares approved by shareholders on May 7, 2013, plus (c) 10,000,000 shares approved by shareholders on May 3, 2016, plus (d) 5,800,000 shares approved by shareholders on May 14, 2021, plus (e) the aggregate number of shares underlying outstanding awards under the 2006 Plan and the TeamShare Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two and thirty-seven hundredths (2.37) shares for every one share or unit granted. Between May 4, 2009 and December 31, 2023, an aggregate of 3,688,681 shares underlying outstanding awards under the 2006 Plan and the TeamShare Plan terminated or were cancelled or forfeited without having been exercised or fully vested and became available for issuance under the 2009 Plan.
(5)
The Stock Plan for Non-Employee Directors provides for the grant of stock options, restricted stock and RSUs. A maximum of 800,000 shares may be issued pursuant to awards under the plan. As of December 31, 2023, 3,688,661 shares remained available for future issuance. Of the 800,000 total shares that may be issued, not more than 400,000 shares may be issued pursuant to awards of restricted stock and RSUs. As of December 31, 2023, 185,386 full value awards had been granted and not cancelled under the Stock Plan for Non-Employee Directors, leaving a maximum of 214,614 full value awards that could still be granted under the plan.
(6)
The Deferred Compensation Plan for Non-Employee Directors provides for the deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares may be issued under the plan. As of December 31, 2023, 75,802.48 shares remained available for future issuance.
(7)
Includes 236,074 shares available for purchase under the Employee Stock Purchase Plan as of December 31, 2023. If shareholders vote to adopt the amended Employee Stock Purchase Plan at the annual meeting (see Proposal 4), the total number of shares that may be issued under the Employee Stock Purchase Plan will be increased by 10,000,000 shares.
(8)
Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan (the “Sales Representative Plan”), which is described below.
(9)
Represents deferred stock units awarded under the Sales Representative Plan as of December 31, 2023.

Zimmer Biomet 75

EXECUTIVE COMPENSATION

(10)
Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.

The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants could have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

Zimmer Biomet 76

EXECUTIVE COMPENSATION

Approval of the amended Employee Stock Purchase Plan

Proposal 4 – Approval of the Amended Employee Stock Purchase Plan
4

On February 20, 2024, the Board approved proposed amendments to the company's Employee Stock Purchase Plan (the “ESPP”) in accordance with the recommendation of the Compensation and Management Development Committee (the “committee”) and directed that the amended plan be submitted to shareholders for approval at the annual meeting.

Proposed Changes

If approved by shareholders at the annual meeting, the proposed changes to the Employee Stock Purchase Plan would:

•
increase the number of shares available for issuance and purchase by participants under the plan by 10,000,000 shares; and
•
modify certain other ESPP provisions to facilitate administration of the ESPP and implement best practice changes.

The copy of the ESPP included in this proxy statement as Appendix B is marked to show all of the proposed amendments to the plan.

Our Board recommends a vote FOR approval of the Amended Employee Stock Purchase Plan.

Request for an Increase in Share Reserve

We believe that the ESPP is an essential tool that helps us compete for talent in the labor markets in which we operate. We also believe the ESPP is a crucial element in rewarding and encouraging current employees that promotes stock ownership by employees and aligns their interests with those of our shareholders.

As of the end of our last offering period under the ESPP on December 31, 2023, a total of 236,074 shares remained available for issuance and purchase under the ESPP. Based on historical offerings of the ESPP, present participation levels and our current stock price, we anticipate that this number of shares will not be sufficient to allow for the continuation of the ESPP beyond the next scheduled purchase date on June 30, 2024. Accordingly, in order to be able to continue to offer the ESPP on a broad basis to our employees and employees of our subsidiaries around the world and to encourage additional participation, the Board, on recommendation of the committee, determined that it was necessary and appropriate to approve an increase of 10,000,000 shares in the number of shares reserved under the ESPP.

As of the close of business on March 11, 2024, a total of 205,461,451 shares of our common stock were outstanding and the closing price of our common stock on the New York Stock Exchange was $128.04 per share. The requested increase to the ESPP share reserve represents approximately 4.9% of the total number of shares of our common stock outstanding as of March 11, 2024.

If shareholders approve the amended ESPP, we estimate that the additional shares would enable us to continue offering the ESPP for approximately 7 years. However, the additional shares could last for a longer or shorter period of time based on various factors which cannot be predicted, including the growth of our employee population, future ESPP offering practices, our stock price and prevailing market conditions.

If our shareholders do not approve the amended ESPP, we will continue to operate the ESPP with the remaining shares available. However, such number of shares may not be sufficient to allow for participants in the current offering period to purchase shares to the full extent of their contributions or applicable plan limits, in which case, the remaining shares under the ESPP will be credited to participants on a prorata basis, we will refund the balance of each participant's contributions to the ESPP to such participant, and the ESPP will terminate following the June 30, 2024 purchase date.

Without shareholder approval of this proposal, we believe our ability to attract and retain talent would be hampered, and our recruiting, retention and incentive efforts would become more difficult. The Board believes that the interests of the company and its shareholders will be advanced if the company can continue to offer employees the opportunity to acquire or increase their ownership interests in the company. Accordingly, we are asking shareholders to approve increasing the number of shares available under the ESPP to help the company meet the goals of its compensation strategy.

Zimmer Biomet 77

EXECUTIVE COMPENSATION

Key and Material Changes to the ESPP

The ESPP is intended to be tax-qualified for U.S. tax purposes under Section 423(b) of the Internal Revenue Code (the “Code”) and allows for the grant of options that are intended to be tax-qualified, but also allows for the grant of options that are not U.S. tax-qualified under a "non-Section 423" component of the ESPP. The following summary highlights the proposed material changes and other key changes to the ESPP:

Material Changes to the ESPP

•
Increase in Authorized Shares: The maximum number of shares available for issuance and purchase under the ESPP would be increased by 10,000,000 shares, to an aggregate of 13,000,000 shares.

Other Key Changes to the ESPP

•
Expansion of Eligible Entities: The amended ESPP expands the types of employer entities that may be designated as participating in the non-Section 423 component of the plan, such that employees of entities controlled by the company may be able to participate in such non-Section 423 component (even if such entities are not subsidiary corporations under the Code and therefore are ineligible to participate in the Code Section 423(b) plan).
•
Non-U.S. Sub-Plans: To facilitate the offering of the ESPP on a global basis, the ESPP provides greater flexibility and administrative authority to adopt sub-plans to accommodate local laws for jurisdictions in which the ESPP is offered.
•
Delegation of Administrative Authority: The ESPP allows the committee to delegate its authority to administer the ESPP to a subcommittee or to company officers or other persons or groups, subject to applicable law.

Summary of the ESPP

General

The purpose of the ESPP is to provide employees of the company and its designated subsidiaries with an opportunity to purchase shares of common stock and, therefore, to have an additional incentive to enhance the value of the company. The ESPP further aligns the interests of employees with those of shareholders through increased stock ownership.

Administration

The ESPP is administered by the committee. The committee may establish rules for administration of the ESPP, interpret the ESPP, supervise its administration, make determinations about ESPP entitlements, adopt sub-plans, and take other actions consistent with the delegation from the Board. The decisions by the Board and the committee are final and binding upon all participants. To the extent not prohibited by applicable law, the committee may, from time to time, delegate some or all of its authority under the ESPP to a subcommittee or subcommittees of the committee, one or more officers of the company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation.

Eligibility

Any employee of the company or any company subsidiary designated by the committee who is employed on the first business day of an Offering Period (defined below) (the "Offering Date") is eligible to participate in the ESPP during the Offering Period beginning on that Offering Date, subject to administrative rules established by the committee. The committee has authority to limit ESPP participation to full-time employees (defined in accordance with Code Section 423), impose an eligibility service requirement (no longer than 2 years) as of any prospective Offering Date, and exclude some or all highly compensated employees from participation in the ESPP. An employee is not eligible to participate in the ESPP to the extent that, immediately after the grant, the employee would have owned 5% of either the voting power or the value of the company’s common stock. Additionally, an employee’s rights to purchase common stock pursuant to the ESPP may not accrue at a rate that exceeds $25,000 per calendar year pursuant to the Internal Revenue Service rules. Eligible employees become participants in the ESPP by filing the required enrollment documents with the company by a date set by the committee prior to the applicable Offering Date. As of January 23, 2024 the number of employees eligible to participate in the ESPP was approximately 18,331, including all of our executive officers. In certain international locations, local tax, exchange control or other regulations make certain features of the ESPP impracticable and it may otherwise be necessary or appropriate to vary features of the ESPP in order to accommodate the requirements of local laws, customs and procedures. The ESPP therefore authorizes the grant of options and issuance of common stock to employees participating in a non-U.S. sub-plan, which sub-plans may have terms different than the ESPP and which may be part of the non-423 component of the ESPP in order to achieve the desired tax or other objectives in particular locations outside the United States.

Zimmer Biomet 78

EXECUTIVE COMPENSATION

Share Reserve

Currently, up to 3,000,000 shares of our common stock may be purchased by participants under the ESPP. If the amended ESPP is approved by shareholders, the total number of shares which may be issued under the plan would be increased by 10,000,000 shares. As outlined above, this additional number of shares was determined based on current employee participation rates and plans to encourage further eligible employee participation.

The number of shares available under the ESPP is subject to adjustment as described below under "Adjustments Upon Changes in Capitalization or Corporate Transactions."

Participation in an Offering

The ESPP is implemented by purchase periods lasting six months or other periods as determined by the committee (an “Offering Period”). Common stock is purchased under the ESPP at the end of each Offering Period, unless the participant withdraws or terminates employment earlier. The ESPP is implemented at different dates in different countries, as determined by the committee. To participate in the ESPP, each eligible employee must authorize payroll deductions from his or her after-tax pay by completing a subscription agreement, in an amount of up to 100% of the employee's eligible pay or such lower limit as is designated by the committee. The payroll deductions will be subject to the plan limitations discussed above, as well as any other limits or conditions imposed by the committee that are not inconsistent with the terms of the ESPP. Additionally, a participant may not in any case purchase more than 5,000 shares during any Offering Period.

In countries where payroll deductions are not feasible, the committee may allow participants to participate in the ESPP by an alternative means, such as by check. A participant may discontinue participation in the ESPP in accordance with the procedures established by the committee.

Purchase Price; Shares Purchased

Employees who choose to participate in the ESPP receive an option to purchase shares of company common stock at a discount. Under the option, the purchase price of the shares will be not less than 85% of the fair market value of the common stock on (i) the Offering Date or (ii) the last trading day of the Offering Period, whichever is less. However, to the extent that additional shares approved by the shareholders for the ESPP are used to purchase shares in the Offering Period underway at the time of such shareholder approval and the fair market value of the common stock is higher on such shareholder approval date than it was on the original Offering Date, then the first prong of the foregoing purchase price formula will be determined based on the fair market value of the shares on the date of shareholder approval and such date will be considered the Offering Date with respect to such shares. The fair market value as of any trading day will be the closing price of common stock on the New York Stock Exchange on that day. On March 11, 2024, the closing price of a share of the company’s common stock was $128.04. At the end of an Offering Period, a participant’s option will be exercised automatically to purchase the number of shares of common stock that the participant’s accumulated payroll deduction will buy at the purchase price, subject to applicable plan limits and provided that sufficient shares remain available for purchase on the applicable purchase date. Subject to the foregoing, the number of shares of common stock a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that Offering Period by the purchase price.

Termination of Employment

If a participant dies or terminates employment for any reason, the participant will immediately cease to participate in the ESPP. In that event, all of the common stock purchased in the most recent Offering Period by the participant under the ESPP will be distributed to him or her (or, in the case of the participant’s death, to the participant’s beneficiary), and any payroll deductions credited to the participant’s account will be returned without interest to him or her (or, in the case of a participant’s death, to the participant’s beneficiary).

Adjustments Upon Changes in Capitalization or Corporate Transactions

In the event that company common stock is changed by reason of any stock split, stock dividend, combination, recapitalization, a Corporate Transaction (defined below) in which the company is the surviving corporation, or similar changes to the company’s capital structure, the committee will appropriately adjust the number and kind of shares of stock subject to the ESPP, the number of shares of stock to be purchased pursuant to an option, and the price per share of common stock covered by an option, and other relevant provisions of the ESPP. The committee’s determination will be conclusive and binding on all persons. In the event of a Corporate Transaction in which the company is not the surviving corporation, the committee may take such actions with respect to the ESPP that the committee deems appropriate, which could be a determination that each option issued under the ESPP will be assumed by, or an equivalent option substituted by, the successor company or its affiliates, that the purchase date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded. For purposes of the ESPP, a Corporate Transaction is a sale of all or substantially all of the company’s assets, or a merger, consolidation, or other capital reorganization of the company with or into another corporation.

Zimmer Biomet 79

EXECUTIVE COMPENSATION

Transferability

Options under the ESPP cannot be voluntarily or involuntarily assigned. The shares of common stock acquired under the ESPP will be freely transferable, except as otherwise determined by the committee. The committee may require that shares purchased under the Plan be retained with the Plan’s designated broker for a designated period of time and may restrict dispositions during that period.

Amendment and Termination of the ESPP

The Board may terminate or amend the ESPP at any time, except that it may not increase the number of shares subject to the ESPP other than as described in the ESPP.

Withdrawal

Generally a participant may withdraw from the ESPP during an Offering Period subject to any requirements established by the committee. If a participant elects to withdraw, all of the payroll deductions credited to the participant’s account will be returned to the participant, and the participant may not make any further contributions under the ESPP for the purchase of common stock during that Offering Period. A participant’s voluntary withdrawal during an Offering Period will not have any effect on the participant’s eligibility to participate in the ESPP during a subsequent Offering Period.

New Plan Benefits

Because participation in the ESPP is voluntary, and the amounts of future purchases under the ESPP are dependent upon each participant’s elective contributions, as well as the value of the company’s shares, the benefits to be received in the future by participants are not determinable.

However, as described earlier in this Proposal under the heading “Request for Increase in Share Reserve,” if this Proposal is not approved by our shareholders, the number of shares currently remaining available under the ESPP may be insufficient to allow participants in the Offering Period currently underway to purchase shares to the full extent of their contributions or applicable plan limits. To the extent that such share deficiency applies on the June 30, 2024 purchase date of the current Offering Period and our shareholders approve this Proposal 4, then a portion of the shares purchased on such purchase date will have been contingent on shareholder approval. Because the number of shares that may be contingent on shareholder approval is dependent on factors that are not currently known, including the number of participants in our ESPP on the June 30, 2024 purchase date, the fair market value of our common stock at such date and the purchase price for the current Offering Period, the amount of such contingent benefit is currently not determinable. As of March 8, 2024, 5,102 employees are participating in the current Offering Period, including the following NEOs: Ivan Tornos, Suketu Upadhyay, Sang Yi, Wilfred van Zuilen, and Chad Phipps, and three of our other executive officers, subject to their ability to withdraw from the ESPP in accordance with the plan terms. For information on past participation in the ESPP, please refer to the section below.

Past Participation in the ESPP

The table below sets forth the number of shares purchased by participants since the inception of the ESPP through December 31, 2023. No associate of an executive officer has purchased shares under the ESPP, and no participant has purchased 5% or more of the shares purchased under the ESPP. Non-employee directors are not eligible for participation in the ESPP.

Name and Position	Aggregate Number of Shares Purchased
Ivan Tornos, President and CEO	894.54
Suketu Upadhyay, CFO and EVP - Finance, Operations and Supply Chain	736.51
Sang Yi, Group President, APAC	1,860.13
Wilfred van Zuilen, Group President, EMEA	529.39
Chad Phipps, General Counsel and Secretary	1,374.03
Bryan Hanson, Former Chairman, President and CEO	762.73
All current executive officers as a group	7,562.66
All employees, excluding current executive officers, as a group	2,756,363.34

Zimmer Biomet 80

EXECUTIVE COMPENSATION

U.S. Federal Income Tax Consequences

The following is a summary of the general U.S. federal income tax consequences applicable to the purchase of shares under the ESPP based on U.S. federal income tax laws, current as of March 27, 2024, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the company or any other company designated by the committee to participate under the ESPP. The provisions of the Code and treasury regulations relating to these matters are complicated, may change and their impact in any one case may depend upon the particular circumstances.

U.S. Federal Income Tax Information for the Section 423 Component of the ESPP. Shares purchased under the Section 423 component of the ESPP are intended to qualify for the U.S. federal income tax treatment available to options granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the applicable Offering Date or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the shares purchased under the Section 423 component of the ESPP are sold (or otherwise disposed of) more than two years after the applicable Offering Date and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the sale price of the shares at the time of disposition over the purchase price, and (ii) the excess of the fair market value of the shares as of the Offering Date over the purchase price will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of any such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be long-term capital gain or loss.

The company generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to any applicable limitations under the Code. In other cases, no deduction is allowed.

U.S. Federal Income Tax Information for Non-Section 423 Component of the ESPP. If the option to purchase shares under the ESPP is granted under the non-Section 423 component of the ESPP, then the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If an option is exercised under the non-423 component of the ESPP, the company generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income recognized by the participant as a result of such purchase, subject to any applicable limitations under the Code

Incorporation by Reference

The above description is only a summary of the ESPP as proposed to be amended and is qualified in its entirety by reference to its full text, a copy of which is included in this proxy statement as Appendix B.

Zimmer Biomet 81

OWNERSHIP OF OUR STOCK

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 1, 2024 by each non-employee director, each of the executives named in the 2023 Summary Compensation Table and all current directors and executive officers as a group.

Beneficial Owner	Common Stock Beneficially Owned(1)
	Total Shares Owned(2)	Shares Acquirable in 60 Days(3)	Deferred Share Units(3)	Percent of Class(4)
(a)	(b)	(c)	(d)	(e)
Non-Employee Directors
Christopher B. Begley	21,229	9,735	7,954	*
Betsy J. Bernard	33,947	17,631	11,045	*
Michael J. Farrell	15,435	6,882	6,553	*
Robert A. Hagemann	34,388	19,052	11,336	*
Arthur J. Higgins	34,583	19,507	11,676	*
Maria Teresa Hilado	8,099	2,223	4,226	*
Syed Jafry	11,271	2,223	4,988	*
Sreelakshmi Kolli	3,838	—	2,838	*
Michael W. Michelson	15,228	5,666	6,177	*
Named Executive Officers
Ivan Tornos	211,924	194,284	—	*
Suketu Upadhyay	187,942	174,771	—	*
Sang Yi	258,960	250,245	—	*
Wilfred van Zuilen	40,575	35,311	—	*
Chad Phipps	325,423	281,364	—	*
Bryan Hanson	102,994	—	—	*
All current directors and executive officers as a group (18 persons)	1,395,352	1,102,780	66,795	*

* Less than 1.0%

(1)
Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our current directors and executive officers have been pledged as security.
(2)
Includes shares owned directly and indirectly, shares acquirable within 60 days after January 1, 2024 (column (c)) and deferred share units (column (d)).
(3)
A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the disposition of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, column (c) includes exercisable stock options, stock options that become exercisable within 60 days after January 1, 2024, shares underlying RSUs that will settle within 60 days after January 1, 2024 and vested RSUs held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director (e.g., upon retirement). Similarly, column (d) includes deferred share units held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director. The table does not include stock options or RSUs held by executive officers that vest more than 60 days after January 1, 2024. It also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 2024 or later.
(4)
Based on 205,607,588 shares outstanding as of January 1, 2024, plus shares acquirable within 60 days of January 1, 2024 as described in footnote (3) above.

Zimmer Biomet 82

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than 5% of our common stock as of March 11, 2024. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class(1)
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	23,858,865	11.6%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	18,704,377	9.1%
Dodge & Cox.(4) 555 California Street, 40th Floor San Francisco, CA 94104	11,474,535	5.6%

(1)
Based on 205,461,451 shares outstanding as of March 11, 2024.
(2)
Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2024, based solely on information provided by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group possesses shared power to vote or to direct the vote of 259,315 shares, sole power to dispose or to direct the disposition of 22,975,979 shares and shared power to dispose or to direct the disposition of 882,886 shares.
(3)
Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2024, based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 25, 2024. BlackRock, Inc. possesses sole power to vote or to direct the vote of 17,047,965 shares and sole power to dispose or to direct the disposition of 18,704,377 shares.
(4)
Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 11, 2024, based solely on information provided by Dodge & Cox in a Schedule 13G filed with the SEC on February 13, 2024. Dodge & Cox possesses sole power to vote or to direct the vote of 10,691,535 shares and sole power to dispose or to direct the disposition of 11,474,535 shares.

Zimmer Biomet 83

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why am I receiving these materials?

We have made this proxy statement available to you on the Internet or, upon your request, have delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors for use at our 2024 annual meeting of shareholders to be held on Friday, May 10, 2024 at 8 a.m. Eastern Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of Zimmer Biomet common stock at the close of business on March 11, 2024, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you virtually attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

2. What am I voting on?

There are four proposals scheduled to be voted on at the annual meeting:

•
Election of directors (Proposal 1);
•
Ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 2);
•
Advisory Say on Pay proposal (Proposal 3); and
•
Approval of the amended Employee Stock Purchase Plan (Proposal 4).

3. How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•
“FOR” the election of each of the nominees to the Board (Proposal 1);
•
“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 2);
•
“FOR” the Say on Pay proposal (Proposal 3); and
•
“FOR” the approval of the amended Employee Stock Purchase Plan (Proposal 4).

4. How many votes do I have?

You will have one vote for every share of Zimmer Biomet common stock that you owned at the close of business on March 11, 2024.

5. How many shares are entitled to vote?

There were 205,461,451 shares of Zimmer Biomet common stock outstanding as of March 11, 2024 and entitled to vote. Each share is entitled to one vote.

6. What is the quorum requirement for the annual meeting?

The holders of a majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you attend virtually and vote during the meeting or have voted before the meeting via the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

7. What is the voting requirement to approve each of the proposals?

The voting requirement for each of the proposals is as follows:

•
Election of directors. Nominees for director must receive a majority of the votes cast in person or by proxy on the election of directors in order to be elected as a director. This means that the number of shares voted “for” a nominee must exceed the number of votes “against” that nominee.
•
Ratification of the appointment of PwC. The affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.
•
Say on Pay. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the non-binding proposal concerning the compensation of our NEOs as disclosed in this proxy statement.
•
Approval of the amended Employee Stock Purchase Plan. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the amended Employee Stock Purchase Plan.

8. What if I vote “abstain”?

A vote to “abstain” on the election of directors (Proposal 1) will have no effect on the outcome of this proposal. A vote to “abstain” on Proposals 2, 3 and 4 will have the effect of a vote against those proposals.

Zimmer Biomet 84

ADDITIONAL INFORMATION

9. Why did I receive a notice in the mail instead of a full set of proxy materials?

As allowed by SEC rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

10. What is the difference between a shareholder of record and a beneficial owner?

The difference is as follows:

•
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
•
Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other nominee, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

11. If I am a shareholder of record, how do I vote?

There are four ways to vote:

•
Via the Internet during the meeting. You may vote during the annual meeting by accessing www.virtualshareholdermeeting.com/ZBH2024 and entering the 16-digit control number on the proxy card or Notice and following the directions on the virtual meeting website.
•
Via the Internet before the meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice or the proxy card.
•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

12. If I am a beneficial owner, how do I vote?

There are four ways to vote:

•
Via the Internet during the meeting. If you wish to vote during the annual meeting, you must obtain instructions on how to vote at the meeting from the record holder of your shares. Please contact that organization to obtain such instructions.
•
Via the Internet before the meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice or vote instruction form.
•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

13. Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

•
as necessary to meet applicable legal requirements;
•
to allow for the tabulation and certification of votes; and
•
to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

14. Can I change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

•
revoking it by written notice to our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580;
•
delivering a later-dated proxy (including a telephone or Internet vote); or
•
voting during the meeting.

Zimmer Biomet 85

ADDITIONAL INFORMATION

15. How are proxies voted?

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

16. What happens if a nominee for director declines the nomination or is unable to serve?

If that happens, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy, or, if no substitute has been nominated, for the remaining nominees, leaving a vacancy, or the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.

17. What happens if I do not give specific voting instructions?

It depends on how your shares are held:

•
Shareholders of Record. In the following situations, the proxy holders will vote your shares in the manner recommended by the Board on proposals presented in this proxy statement and as the proxy holders may determine in their judgment and discretion with respect to any other matters properly presented for a vote at the annual meeting:
•
if, when voting online at www.ProxyVote.com or via mobile.proxyvote.com, you select the “Submit” button without voting on each item individually;
•
if, when voting via the telephone, you elect not to vote on matters individually; and
•
if you sign and return a proxy card without giving specific voting instructions.
•
Beneficial Owners. If you do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 2). However, your record holder cannot vote your shares without specific instructions on the other matters – the election of directors (Proposal 1), the Say on Pay proposal (Proposal 3) and the approval of the amended Employee Stock Purchase Plan (Proposal 4). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1, 3 or 4, your record holder will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting, but they will not be counted in determining the outcome of the vote for any of the proposals.

18. Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions will serve as the independent inspector of election.

19. How can I find out the results of the annual meeting?

Preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

20. Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of $26,800 plus out-of-pocket expenses. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•
forwarding the Notice to beneficial owners;
•
forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
•
obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

21. Are there any requirements for attending the annual meeting?

The annual meeting will be held by remote communication in a virtual-only format. Holders of our common stock at the close of business on March 11, 2024, the record date, may attend and participate in the meeting by accessing www.virtualshareholdermeeting.com/ZBH2024 and entering the 16-digit control number on the proxy card, Notice or voting instruction form previously received. Online access to the meeting will begin at 7:50 a.m. Eastern Time on Friday, May 10, 2024. Shareholders will have the ability to vote during the meeting using the directions on the virtual meeting website. Shareholders may also vote in advance of the meeting by proxy at www.proxyvote.com after logging in with the 16-digit control number referred to above. Beginning 10 minutes prior to, and during, the annual meeting, support will be available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any technical difficulties, please call the support team at the numbers listed on the log-in screen of the virtual meeting website.

Zimmer Biomet 86

ADDITIONAL INFORMATION

22. Can I ask questions in advance of or during the annual meeting?

Shareholders may submit questions in advance of the meeting at www.proxyvote.com after logging in with the 16-digit control number referred to above. Shareholders may submit questions during the meeting by accessing www.virtualshareholdermeeting.com/ZBH2024 and entering the 16-digit control number referred to above. Time may not permit the answering of every question submitted. Questions relevant to the business of the meeting to which a response is not provided during the Question and Answer period will be addressed at the Zimmer Biomet website, www.zimmerbiomet.com, within three days of the meeting.

23. Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote will be available for ten days prior to the meeting, between the hours of 9 a.m. and 5 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

24. What is “householding”?

“Householding” is a procedure under which we are delivering a single copy of this proxy statement and our 2023 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs. Upon request, we will deliver promptly a separate copy of this proxy statement and our 2023 Annual Report to any shareholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the 2023 Annual Report, or to notify us that you wish to receive separate copies in the future, or a single copy if you are currently receiving multiple copies, please contact our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580 or by telephone at (574) 267-6131. Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker dealer or other similar organization to request information about householding.

25. What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 annual meeting of shareholders?

It depends on whether the information is to be included in our proxy materials:

•
Requirements for Shareholder Proposals to Be Considered for Inclusion in our Proxy Materials.
•
Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2025 annual meeting of shareholders must be delivered to our Corporate Secretary no later than November 27, 2024.
•
In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.
•
Requirements for Director Nominees to Be Considered for Inclusion in our Proxy Materials (“Proxy Access”).
•
Pursuant and subject to the proxy access provisions in our Restated Bylaws, a shareholder or group of up to twenty shareholders, owning three percent or more of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials director nominees constituting up to the greater of two directors or twenty percent of the number of directors then in office. Shareholder requests to include director nominees in our proxy statement and form of proxy relating to the 2025 annual meeting of shareholders must be delivered to our Corporate Secretary not earlier than October 28, 2024 and not later than the close of business on November 27, 2024.
•
In addition, the notice must set forth the information required by our Restated Bylaws with respect to each director nomination that a shareholder requests for inclusion in our proxy materials.
•
Notice Requirements for Other Director Nominees or Shareholder Proposals to Be Brought Before the 2025 Annual Meeting of Shareholders.
•
Notice of any director nomination or other proposal that a shareholder intends to present at the 2025 annual meeting of shareholders, but does not intend to have included in our proxy statement and form of proxy relating to the 2025 annual meeting of shareholders, must be delivered to our Corporate Secretary not earlier than the close of business on January 10, 2025 and not later than the close of business on February 9, 2025.
•
In addition, the notice must set forth the information required by our Restated Bylaws with respect to each director nomination or other proposal.
•
Notice Requirements under Universal Proxy Rules
•
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and by our Restated Bylaws no later than March 11, 2025.
•
General Information about Shareholder Proposals and Nominations.
•
A copy of our Restated Bylaws may be obtained by contacting our Corporate Secretary.
•
The mailing address of our Corporate Secretary is 345 East Main Street, Warsaw, Indiana 46580.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of such filings, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the year ended December 31,

Zimmer Biomet 87

ADDITIONAL INFORMATION

2023, with the exception of Mr. Begley, one of our directors, who filed one Form 4 late, reporting the purchase of 1,000 shares, and Ms. Bernard, one of our directors, who filed one Form 4 late, reporting the purchase of 150 shares.

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in their judgment and discretion.

ANNUAL REPORT AND FORM 10-K

Our 2023 Annual Report, containing our 2023 Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2023, accompanies this proxy statement but is not a part of our soliciting materials.

INCORPORATION BY REFERENCE

The statements in this proxy statement under the captions “AUDIT COMMITTEE MATTERS – AUDIT COMMITTEE REPORT” and “EXECUTIVE COMPENSATION – COMPENSATION COMMITTEE REPORT” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimmerbiomet.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

Zimmer Biomet 88

Appendix A

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Presented below are reconciliations of non-GAAP financial measures discussed in the Compensation Discussion and Analysis and Pay Versus Performance sections of this proxy statement to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

The following are reconciliation of reported net sales (revenue) for each of 2023, 2022, 2021 and 2020 prepared in accordance with GAAP to net sales (revenue) on a constant currency basis (i.e., adjusted to eliminate the effect on revenue of foreign currency rate fluctuations) as used in our annual cash incentive plan for 2023 and in our pay versus performance disclosure for each of those years.

RECONCILIATION OF REPORTED NET SALES (REVENUE) TO

CONSTANT CURRENCY NET SALES (REVENUE)

(in millions, unaudited)

	For the Year Ended December 31,
Consolidated Net Sales	2023	2022	2021	2020
As Reported	$7,394.2	$6,939.9	$7,836.0	$7,025.0
Foreign Exchange Impact	$(41.2)	$220.5	$(27.0)	$(61.0)
As Adjusted	$7,353.0	$7,160.4	$7,809.0	$6,964.0

The following is a reconciliation of operating profit from continuing operations prepared in accordance with GAAP to adjusted operating profit from continuing operations as used in our annual cash incentive plan for 2023.

RECONCILIATION OF OPERATING PROFIT FROM CONTINUING

OPERATIONS TO ADJUSTED OPERATING PROFIT FROM CONTINUING OPERATIONS

(in millions, unaudited)

Year Ended December 31, 2023(1)
Operating profit	$1,277.7
Inventory and manufacturing-related charges(2)	18.3
Intangible asset amortization(3)	561.5
Restructuring and other cost reduction initiatives(4)	151.9
Acquisition, integration, divestiture and related(5)	21.7
Litigation(6)	10.1
European Union Medical Device Regulation(7)	56.1
Other charges(8)	(10.6)
Adjusted Operating Profit	$2,086.9

(1)
Amounts in this table are computed from the underlying whole numbers rather than the rounded numbers presented in this table and, therefore, the percentages and totals may not correspond exactly to the rounded numbers.

(2)
Inventory and manufacturing-related charges include excess and obsolete inventory charges on certain product lines we intend to discontinue, the acceleration of depreciation and fixed overhead costs expensed immediately related to a manufacturing plant shutdown, and other inventory and manufacturing-related charges or gains.

(3)
We exclude intangible asset amortization as well as deferred tax rate changes on our intangible assets from our non-GAAP financial measures because we internally assess our performance against our peers without this amortization. Due to various levels of acquisitions among our peers, intangible asset amortization can vary significantly from company to company.

(4)
In December 2019, 2021, and 2023 we initiated global restructuring programs that included a reorganization of key businesses and an overall effort to reduce costs in order to accelerate decision-making, focus the organization on priorities to drive growth and, in the case of the December 2021 program, to prepare for the spinoff of ZimVie. Restructuring and other cost reduction initiatives also include other cost reduction and optimization initiatives that have the goal of reducing costs across the organization. The costs include employee termination benefits; contract terminations for

A-1

facilities and sales agents; and other charges, such as consulting fees, project management expenses, retention period salaries and benefits and relocation costs.

(5)
The acquisition, integration, divestiture and related gains and expenses we have excluded from our non-GAAP financial measures resulted from various acquisitions, post-separation costs we have incurred related to ZimVie and gains related to a transition services agreement for services we provide to ZimVie and a transition manufacturing and supply agreement for products we supply to ZimVie for a limited period.

(6)
We are involved in patent litigation, product liability litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results. The litigation charges and gains excluded from our non-GAAP financial measures in the periods presented relate to patent litigation and product liability litigation. Once the litigation matter has been excluded from our non-GAAP financial measures in a particular period, any additional expenses or gains from changes in estimates are also excluded, even if they are not significant, to ensure consistency in our non-GAAP financial measures from period-to-period.

(7)
The European Union Medical Device Regulation imposes significant additional premarket and postmarket requirements. The new regulations provided a transition period until May 2021 for previously-approved medical devices to meet the additional requirements. For certain devices, this transition period can be extended until May 2024. A conditional extension of the transition period has been implemented until December 2027 and 2028 depending on the legacy medical device's risk class. We are excluding from our non-GAAP financial measures the incremental costs incurred to establish initial compliance with the regulations related to our previously-approved medical devices. The incremental costs primarily relate to temporary personnel and third-party professionals necessary to supplement our internal resources.

(8)
We have incurred other various expenses from specific events or projects that we consider highly variable or that have a significant impact to our operating results that we have excluded from our non-GAAP measures.

The following is a reconciliation of net cash provided by operating activities from continuing operations prepared in accordance with GAAP to free cash flow as used in our annual cash incentive plan for 2023.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW

FROM CONTINUING OPERATIONS

(in millions, unaudited)

Year Ended December 31, 2023
Net cash provided by operating activities from continuing operations	$1,581.6
Additions to instruments	(311.7)
Additions to other property, plant and equipment	(291.1)
Free cash flow	$978.8

A-2

Appendix B

ZIMMER BIOMET HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As proposed to be amended and restated effective ~~June 1, 2018)~~May 10, 2024)

Section 1. Designation and Purpose. The name of this Plan is the Zimmer Biomet Holdings, Inc. Employee Stock Purchase Plan. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Code Section 423. The provisions of the Plan will, accordingly, be construed so as to extend and limit participation in a manner within the requirements of that section of the Code. However, the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock that do not qualify under Code Section 423 pursuant to rules, procedures, agreements, appendices, or sub-plans adopted by the Committee ~~and designed~~for such purpose, including, without limitation, to achieve desired tax or other objectives in particular locations outside the United States.

For purposes of this Plan and with respect to the Code Section 423 component of the Plan, unless the Committee otherwise determines, each Designated Subsidiary (as defined in Section 2(l) below) shall be deemed to participate in a separate offering from the Company or any other Designated Subsidiary, provided that the terms of participation within any such offering are the same for all Employees in such offering, as determined under Code Section 423.

Section 2. Definitions. As used in the Plan, the following terms, when capitalized, have the following meanings:

(a)
"Beneficiary" means, with respect to a Participant, the individual or estate designated, pursuant to Section 12, to receive the Participant's Payroll Deduction Account balance and Common Stock Account assets after the Participant's death.
(b)
"Board" means the Board of Directors of the Company.
(c)
"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, and its interpretive rules and regulations.
(d)
"Committee" means a committee established pursuant to Section 13 to administer the Plan.
(e)
"Common Stock" means the common stock of the Company or any stock into which that common stock may be converted.
(f)
"Common Stock Account" means the account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 6.
(g)
"Company" means Zimmer Biomet Holdings, Inc, a Delaware corporation, and any successor by Corporate Transaction.
(h)
"Compensation" means the total cash compensation received by an Employee from the Company, a partnership of which the Company is a general partner, or a Designated Subsidiary, including an Employee's salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but excluding relocation and expense reimbursements, tuition reimbursements, scholarship grants, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Subsidiary.
(i)
"Contributions" means all amounts made by a Participant and credited to the Participant's Payroll Deduction Account pursuant to the Plan (whether via payroll deductions, check or other means determined by the Committee).
(j)
"Corporate Transaction" means a sale of all or substantially all of the Company's assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation.
(k)
"Designated Broker" means a broker (or any successor or replacement broker) selected by the Committee from time to time to serve as the ~~Designated Broker~~designated broker under the terms of the Plan.

(l)
"Designated Subsidiary" means a Subsidiary that has been designated by the Board or the Committee, in their sole discretion, as eligible to participate in the Plan with respect to its Employees.
(m)
"Employee" means any person, including an Officer, who performs services for the Company or a Subsidiary and who is initially classified as an employee on the payroll records of the Company or a Designated Subsidiary. If the Company or a Designated Subsidiary treats a person as an independent contractor for tax or labor law purposes, and that person is subsequently determined to be an employee of the Company or a Designated Subsidiary by the Internal Revenue Service or any other federal, state, or local government agency or court of competent authority, that person will become an Employee on the date that the determination is finally adjudicated or otherwise accepted by the Company or the affected Designated Subsidiary, as long as he or she otherwise meets the requirements of this Section 2(m). Such a person will not, under any circumstances, be treated as an Employee for the period of time during which the Company or Designated Subsidiary treated the person as an independent contractor, even if the determination of employee status has retroactive effect.
(n)
"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended from time to time, and its interpretive rules and regulations.
(o)
"Fair Market Value" means, with respect to any date, the closing price of the Common Stock for that date (or, in the event that the Common Stock is not traded on that date, the closing price on the immediately preceding trading date), as reported by the New York Stock Exchange. If the Common Stock is no longer traded on the New York Stock Exchange, then "Fair Market Value" means, with respect to any date, the fair market value of the Common Stock as determined by the Committee in good faith. The Committee's determination will be conclusive and binding on all persons.
(p)
"Offering Date" means the first business day of each Offering Period of the Plan.
(q)
"Offering Period" means a period of six (6) months commencing on January 1 and July 1 of each year, or such other period as determined by the Committee, provided, however, that in no event will the Offering Period be a period longer than twenty-seven (27) months.
(r)
"Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(s)
"Payroll Deduction Account" means the account established for a Participant to hold the Participant's Contributions pursuant to Section 5.
(t)
"Participant" means an Employee who elects to participate in the Plan.

~~(t)~~(u) "Plan" means the Zimmer Biomet Holdings, Inc. Employee Stock Purchase Plan, as amended and restated, and as may be further amended from time to time.

~~(u)~~(v) "Purchase Date" means the last day of each Offering Period of the Plan.

~~(v)~~(w) "Purchase Price" means~~, with respect to an Offering Period beginning on or after July 1, 2018,~~ an amount equal to eighty-five percent (85%) of the Fair Market Value of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however, that in the event (i) of any stockholder-approved increase in the number of Shares available for issuance under the Plan, (ii) all or a portion of such additional Shares are to be issued with respect to the Offering Period that is underway at the time of such increase ("Additional Shares"), and (iii) the Fair Market Value of a Share of Common Stock on the date of such increase (the "Approval Date Fair Market Value") is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance, the Purchase Price with respect to the Additional Shares will be eighty-five percent (85%) of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Purchase Date, whichever is lower.

~~(w)~~(x) "Share" means a share of Common Stock, as adjusted in accordance with Section ~~16~~18 of the Plan.

~~(x)~~(y) "Subsidiary" means a domestic or foreign corporation of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, within the meaning of Code Section 424,(f), whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary; provided, however, that solely for purposes of the non-Code Section 423 component of the Plan, "Subsidiary" will include any entity that is directly or indirectly controlled by the Company.

(z) "Tax-Related Items" means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participant's participation in the Plan.

Section 3. Eligibility.

(a)
Any person who is an Employee as of an Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period, subject to the requirements of Section 4 ~~and~~, and for purposes of the Code Section 423 component of the Plan, the limitations imposed by Code Section 423(b). Notwithstanding the foregoing, (1) the Committee may restrict participation in the Plan to full-time Employees pursuant to criteria and procedures established by the Committee, and (2) the Committee may establish administrative rules and may impose an eligibility service requirement of up to two years of employment with the Company or a Designated Subsidiary with respect to participation on any prospective Offering Date. The Board may also determine that a designated group of highly compensated employees ~~are~~is ineligible to participate in the Plan, so long as the excluded category fits within the definition of "highly compensated employee" in Code Section 414(q). For purposes of the Plan, an Employee will be considered a full-time Employee unless his or her customary employment is less than 20 hours per week or five months per year. Further, subject to Section 2(y) of the Plan, the Committee may designate whether a Subsidiary is a Designated Subsidiary for purposes of the Code Section 423 or non- Code Section 423 component, and in the case of the non-Code Section 423 component, an Employee (or group of Employees) may be excluded from participation in the Plan or an offering thereunder if the Committee has determined, in its sole discretion, that participation of such Employee(s) is not advisable or practicable for any reason, notwithstanding anything to the contrary herein.
(b)
Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company.

Section 4. Participation. An Employee may become a Participant in the Plan by completing a subscription agreement that authorizes payroll deductions and any other required documents ("Enrollment Documents") provided by the Committee or its designee and submitting them to the Committee (or its designee) or the Designated Broker, pursuant to the rules prescribed by the Committee, during the 30-day period prior to the applicable Offering Date, unless a different time for submission of the Enrollment Documents is set by the Board or the Committee for all Employees with respect to a given ~~Offering Period.~~offering. The Enrollment Documents will set forth the amount of the Participant's Compensation, up to one hundred percent (100%) or such lower limit as is designated by the Committee, that the Participant elects to be paid as Contributions pursuant to the Plan. The Committee may provide for a separate election (of a different percentage) for a specified item or items of ~~pay.~~Compensation, (on a uniform and nondiscriminatory basis for purposes of the Code Section 423 component of the Plan). In countries where payroll deductions are not feasible, or as otherwise determined necessary for legal or administrative reasons, the Committee may permit an Employee to participate in the Plan by an alternative means, such as by check, subject to compliance with Code Section 423(b) with respect to an offering under the Code Section 423 component of the Plan.

Section 5. Method of Payment of Contributions.

(a)
A Participant's payroll deductions will begin either on the first pay date following the Offering Date or the date on which the Participant submits Enrollment Documents in accordance with Section 4, whichever is later, and will end on the last pay date on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, (or such earlier pay date as may be prescribed by the Committee), unless the Participant elects to withdraw from the Plan as provided in Section 8. A Participant's Enrollment Documents will remain in effect for successive Offering Periods unless the Participant elects to withdraw from the Plan as provided in Section 8 or unless the Participant timely submits new Enrollment Documents to change the rate of payroll deductions for a subsequent Offering Period in accordance with rules established by the Committee.
(b)
All Contributions made by a Participant will be held by the Company as part of its general assets; however, the Company will establish a Payroll Deduction Account for each Participant and credit each Participant's Contributions to the Participant's Payroll Deduction Account. A Participant may not make any additional payments to the Participant's Payroll Deduction Account, except as authorized by the Committee in countries where payroll deductions are not feasible, or as otherwise determined necessary by the Committee for legal or administrative reasons.
(c)
No interest will accrue on a Participant's Contributions to the Plan, unless required by local law and specified by the Committee.
(d)
Except as otherwise specified by the Committee, payroll deductions made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local (non-U.S.) currency and converted to U.S. dollars as of the Purchase Date.

Section 6. Participant Purchases and Common Stock Accounts. On each Purchase Date, each Participant will be deemed, without further action, to have elected to purchase Shares ~~of Common Stock~~ with the entire balance in the Participant's Payroll Deduction Account, and the Designated Broker will credit the purchased ~~shares~~Shares to the Participant's Common Stock Account.

(a)
The Participant will be credited with the number of whole and fractional Shares (rounded to the nearest thousandth) that the Participant's Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date.
(b)
Expenses incurred in the purchase of Shares and the expenses of the Designated Broker will be paid by the Participant.
(c)
A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant's behalf under the Plan.
(d)
Shares held in a Participant's Common Stock Account will be registered in the name of the Designated Broker or its nominee for the benefit of the Participant. Shares to be delivered to a Participant under the Plan will be reregistered in the name of the Participant or in the name of the Participant and the Participant's spouse.

Section 7. Limitation on Purchases. Participant purchases are subject to the following limitations:

(a)
During any one calendar year, a Participant may not purchase, under the Plan, or under any other plan qualified under Code Section 423, Shares ~~of Common Stock~~ having a Fair Market Value on the applicable Offering Date in excess of $25,000. In addition, in no event shall the number of Shares ~~of Common Stock~~ that a Participant may purchase during any Offering Period under the Plan exceed 5,000 Shares ~~of Common Stock~~.
(b)
A Participant's Payroll Deduction Account may not be used to purchase Common Stock on any Purchase Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Code Section 424(d)) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company. For this purpose, stock that the Participant may purchase under any outstanding option will be treated as owned by that Participant.
(c)
As of the first Purchase Date on which this Section limits a Participant's ability to purchase Common Stock, the Participant's ~~payroll deductions~~Contributions will terminate, and the Participant will receive a refund of the balance in the Participant's Payroll Deduction Account as soon as practicable after the Purchase Date.
(d)
In no event will the aggregate amount of purchases of Common Stock pursuant to the Plan equal or exceed twenty percent (20%) of the outstanding stock of the Company.

Section 8. Withdrawal from Participation.

(a)
A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant's Payroll Deduction Account at any time prior to a Purchase Date by notifying the Committee or its designee or the Designated Broker of the Participant's election to withdraw, pursuant to rules prescribed by the Committee. If a Participant elects to withdraw, all of the Participant's Contributions credited to the Participant's Payroll Deduction Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period.
(b)
A Participant's voluntary withdrawal during an Offering Period will not have any effect upon the Participant's eligibility to participate in the Plan during a subsequent Offering Period or in the Participant's ability to retain Common Stock previously credited to the Participant in the Participant's Common Stock Account.

Section 9. Stock Purchases by Designated Broker. As of each Purchase Date, the Designated Broker will acquire, using the accumulated balances of all Participants' Payroll Deduction Accounts, Shares ~~of Common Stock~~ to be credited to those Participants' Common Stock Accounts.

(a)
The Designated Broker will acquire Shares that are newly issued or held as treasury shares by the Company or, if directed by the Committee, will acquire Shares by purchases on the open market or in private transactions.
(b)
If Shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee, the Company will pay the Designated Broker the difference between the Purchase Price and the price at which the Shares are purchased for Participants.

Section 10. Common Stock Account Withdrawals. Except as otherwise provided in this Section, upon 14 days advance written notice to the Designated Broker, (or upon such other notice period as may be prescribed by the Designated Broker or the Company), a Participant may elect to withdraw the assets in the Participant's Common Stock Account.

(a)
A Participant may elect to obtain a certificate (which may be provided in electronic form) for the whole Shares ~~of Common Stock~~ credited to the Participant's Common Stock Account. As a condition of participation in the Plan, each Participant will agree to notify the Company if the Participant sells or otherwise disposes of any of the Participant's Shares ~~of Common Stock~~ within two years of the Purchase Date on which the Shares were purchased.
(b)
A Participant may elect that all Shares in the Participant's Common Stock Account be sold and that the proceeds, less expenses of sale, be remitted to the Participant.
(c)
In either event, the Designated Broker will sell any fractional Shares held in the Common Stock Account and remit the proceeds of such sale, less selling expenses, to the Participant.

Notwithstanding the foregoing, the Committee may require that Shares ~~of Common Stock~~ credited to a Participant's Common Stock Account be retained by the Designated Broker for a designated period of time and may restrict dispositions during that period, and/or the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares ~~of Common Stock~~ or to restrict transfer of the Shares.

Section 11. Cessation of Participation. If a Participant dies or terminates employment, the Participant will cease to participate in the Plan, the Company or its designee will refund the balance in the Participant's Payroll Deduction Account, and the Designated Broker will distribute the assets in the Participant's Common Stock Account.

(a)
In the event of a Participant's death, the Participant's Payroll Deduction Account balance and the Participant's Common Stock Account assets will be distributed to the Participant's Beneficiary.
(b)
If a Participant terminates employment, the Participant's Payroll Deduction Account balance and the Participant's Common Stock Account assets will be distributed to the Participant. For purposes of this Section 11, unless otherwise determined by the Committee, a Participant’s employment will not be considered terminated in the case of a transfer of employment ~~to the Company or another Subsidiary.~~between the Company or any Subsidiary or between Subsidiaries, provided that in order to continue participation in the Plan, any Subsidiary to which a Participant transfers must be a Designated Subsidiary. However, in the event of a transfer of employment, the Committee may transfer a Participant’s participation to a separate offering or non-Code Section 423 offering that the entity the Participant is being transferred to participates in, if advisable or necessary considering the application of local law and the Code Section 423 requirements.
(c)
Upon distribution, the Participant or, in the event of the Participant's death, the Participant's Beneficiary, may elect to obtain a certificate (which may be provided in electronic form) for the whole Shares ~~of Common Stock~~ credited to the Participant's Common Stock Account or may elect that any whole Shares in the Participant's Common Stock Account be sold. In that event, the Designated Broker will sell such whole Shares and any fractional Shares held in the Common Stock Account and remit the proceeds of such sale, less selling expenses, to the Participant or Beneficiary.

Notwithstanding the foregoing, if a Participant dies or terminates employment, the Committee may require that Shares ~~of Common Stock~~ credited to the Participant's or Beneficiary's Common Stock Account be retained by the Designated Broker for a designated period of time and may restrict dispositions during that period, and/or the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares ~~of Common Stock~~ or to restrict transfer of the Shares.

Section 12. Designation of Beneficiary. Each Payroll Deduction Account and each Common Stock Account will be in the name of the Participant. To the extent permitted by the Committee, a Participant may designate a Beneficiary to receive the Participant's interests in both accounts in the event of the Participant's death by complying with procedures prescribed by the Committee. If a Participant is married and the designated Beneficiary is not the spouse, spousal consent ~~will~~may be required for such designation to be effective. A Participant may change a Beneficiary designation (with spousal consent if necessary) at any time by complying with the procedures prescribed by the Committee. If a Participant dies without having designated a

Beneficiary, or if the Beneficiary does not survive the Participant, the Participant's estate will be the Participant's Beneficiary.

Section 13. Administration of the Plan. The Plan will be administered by the Committee, consisting of not less than three members appointed by the Board.

(a)
The Committee will be the Compensation and Management Development Committee of the Board unless the Board appoints another committee to administer the Plan. The Board from time to time may fill vacancies on the Committee.

(b)
Subject to the express provisions of the Plan, the Committee will have the discretionary authority to take any and all actions (including directing the Designated Broker as to the acquisition of Shares) necessary to implement the Plan and to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons.
(c)
A quorum of the Committee will consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee.
(d)
The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan. Further, to the extent not prohibited by applicable law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 13(d).

Section 14. Non-U.S. Sub-Plans. The Committee may adopt such rules, procedures, agreements, appendices, or sub-plans (collectively, "Sub-Plans") relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 17 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Code Section 423(b), any such Sub-Plan will be considered part of an offering under the non-Code Section 423 component of the Plan, and options granted thereunder will not be required by the terms of the Plan to comply with Code Section 423(b). Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify or supplement the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (a) eligibility to participate, (b) the definition of Compensation, (c) the dates and duration of Offering Periods or other periods during which Participants may make

Contributions towards the purchase of Shares, (d) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (e) the handling of payroll deductions, (f) establishment of bank, building society or trust accounts to hold Contributions, (g) payment of interest, (h) obligations to pay payroll tax, (i) determination of beneficiary designation requirements, (j) withholding procedures and (k) handling of Share issuances.

Section 15. Taxes. At the time a Participant's option is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, the Company or the Designated Subsidiary that employs the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant's wages or other compensation, (b) withholding a sufficient number of Shares otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares, (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, or (d) any other method deemed acceptable by the Committee and permitted under applicable law.

~~Section 14~~Section 16.Rights Not Transferable. Rights under the Plan are not transferable by a Participant.

~~Section 15~~Section 17. Shares Reserved for the Plan. Subject to the following sentence and any adjustments as provided in Section ~~16~~18, the maximum number of Shares that will be made available for purchase under the Plan as of May 10, 2024 will be ~~3~~13,000,000 Shares ~~or~~. For avoidance of doubt, up to the ~~lesser~~maximum number of Shares ~~determined by~~reserved under this Section 17 may be used to satisfy purchases of Shares under the ~~Board~~Code Section 423 component of the Plan and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under the non-Code Section 423 component.

~~Section 16~~Section 18. Change in Capital Structure. Despite anything in the Plan to the contrary, the Committee may take the following actions without the consent of any Participant or Beneficiary, and the Committee's determination will be conclusive and binding on all persons for all purposes.

(a)
In the event of a Common Stock dividend, Common Stock split, or any combination of Shares, a Corporate Transaction in which the Company is the surviving corporation, or any other change in the Company's capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons.

(b)
If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

~~Section 17~~Section 19. Amendment of the Plan. The Board may at any time, or from time to time, amend the Plan in any respect. The stockholders of the Company, however, must approve any amendment that would increase the number of Shares ~~of Common Stock~~ that may be issued under the Plan (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section ~~16~~18) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Employees under the Plan.

~~Section 18~~Section 20. Termination of the Plan. The Plan and all rights of Employees and Beneficiaries under the Plan will terminate:

(a)
on the Purchase Date that Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section ~~15~~17, or
(b)
at any date at the discretion of the Board.

In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be credited to Participants' Common Stock Accounts on a prorata basis. Upon termination of the Plan, each Participant will receive the balance in the Participant's Payroll Deduction Account and all Shares in the Participant's Common Stock Account.

~~Section 19~~Section 21. Indemnification of Committee. Service on the Committee will constitute service as a director of the Company so that members of the Committee will be entitled to indemnification and reimbursement as directors of the Company pursuant to its Certificate of Incorporation and Bylaws.

~~Section 20~~Section 22. Government Regulations. The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company's or Designated Broker's obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

~~Section 21~~Section 23. Reports. Statements of account will be provided to Participants by the Committee or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and credited to Participants' Common Stock Accounts, and the remaining cash balance, if any, in Participants' Payroll Deduction Accounts.

~~Section 22~~Section 24. Governing Law. ~~This~~Except to the extent that provisions of this Plan ~~shall be~~are governed by ~~the laws~~applicable provisions of the ~~State of Indiana, except that a sub-plan adopted for a Designated Subsidiary in a location outside~~Code or any other substantive provision of ~~the~~ United States federal law, this Plan will be governed by ~~the~~and construed in accordance with the internal laws of the ~~jurisdiction in which that Designated Subsidiary is located~~state of Indiana without giving effect to the conflict of laws principles thereof.

Section 25. Tax Qualification. Although the Company may endeavor to (a) qualify an option to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

~~Section 23~~.Section 26. Effective Date. This Plan as amended and restated by the Board on February ~~16, 2018~~20, 2024, shall be effective ~~as of June 1, 2018.~~ upon its approval by the stockholders of the Company at the Company's annual meeting of stockholders in 2024.

Corporate and Shareholder Information
Stock Symbol	ZBH
Exchanges	New York Stock Exchange and SIX Swiss Exchange
Shares Outstanding as of March 11, 2024	205,461,451
Headquarters	345 East Main Street, Warsaw, Indiana 46580
Company Website	www.zimmerbiomet.com
Investor Relations Website	http://investor.zimmerbiomet.com
Annual Meeting Voting Website	www.ProxyVote.com
Virtual Annual Meeting Website	www.virtualshareholdermeeting.com/ZBH2024
Transfer Agent and Dividend Reinvestment Plan Administrator	Computershare Trust Company, N.A. www.computershare.com +1-888-552-8493 (U.S.) +1-781-575-3336 (non-U.S.)

ZIMMER BIOMET Your progress. Our promise®. ZIMMER BIOMET HOLDINGS, INC. STOCKHOLDER SERVICES 345 EAST MAIN STREET WARSAW, IN 46580 SCAN TO VIEW MATERIALS & VOTE Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ZBH2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zimmer Biomet Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year's Annual Report and Proxy Statement at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V33158-P05300 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ZIMMER BIOMET HOLDINGS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES. 1. Election of Directors: Nominees: For Against Abstain 1a. Christopher B. Begley 1b. Betsy J. Bernard 1c. Michael J. Farrell 1d. Robert A. Hagemann 1e. Arthur J. Higgins 1f. Maria Teresa Hilado 1g. Syed Jafry 1h. Sreelakshmi Kolli 1i. Louis Shapiro 1j. Ivan Tornos THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4. For Against Abstain 2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024. 3. Approve, on a non-binding advisory basis, named executive officer compensation ("Say on Pay"). 4. Approve the amended Employee Stock Purchase Plan. NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given, when the duly executed proxy is voted, such shares will be voted "FOR" proposals 1, 2, 3 and 4. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held May 10, 2024: The Notice and Proxy Statement and Annual Report/Form 10-K Wrap are available at www.proxyvote.com. V33159-P05300 ZIMMER BIOMET HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 10, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ivan Tornos, Suketu Upadhyay and Chad F. Phipps, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned, to represent and to vote as proxies, as designated on the reverse side of this form, all the shares of common stock of Zimmer Biomet Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Friday, May 10, 2024, at 8:00 a.m. Eastern Time, and at any adjournments or postponements thereof, upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted "FOR" each nominee listed under proposal 1, "FOR" each of proposals 2, 3 and 4. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting. IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY. Continued and to be signed on the reverse side